UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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COLONY CAPITAL, INC.
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To the Stockholders of Colony Capital, Inc.:
It is our pleasure to invite you to the 2021 annual meeting of stockholders (the “2021 Annual Meeting”) of Colony Capital, Inc., a Maryland corporation. In light of public health concerns, the 2021 Annual Meeting will be conducted virtually, via live audio webcast, on May 4, 2021, beginning at 11:00 a.m., Eastern Time. You will be able to attend the virtual 2021 Annual Meeting, vote your shares and submit questions during the meeting via live audio webcast by visiting https://web.lumiagm.com/219091430, using the passcode and control number as discussed in the enclosed Notice of Annual Meeting of Stockholders.
The enclosed materials include a notice of meeting, proxy statement, proxy card, self-addressed pre-paid envelope and Annual Report to Stockholders for the fiscal year ended December 31, 2020.
I sincerely hope that you will be able to attend and participate in the virtual meeting. Whether or not you plan to attend the annual meeting via the live webcast, please authorize a proxy to vote your shares as soon as possible. You may authorize a proxy to vote your shares by mail, telephone or Internet. The proxy card materials provide you with details on how to authorize a proxy to vote by these three methods.

We look forward to receiving your proxy and thank you for your continued support.
Sincerely,

NANCY A. CURTIN Lead Independent Director & Chairperson-Elect

March 30, 2021 Boca Raton, Florida

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 4, 2021
11:00 a.m., Eastern Time
Via Live Audio Webcast: https://web.lumiagm.com/219091430
Webcast Passcode: colony2021

ITEMS OF BUSINESS
1.    Election of Directors: Elect 10 directors nominated by our Board of Directors, each to serve until the 2021 annual meeting of stockholders and until his or her successor is duly elected and qualified;
2.    Advisory Vote on Executive Compensation: Approve, on a non-binding, advisory basis, named executive officer compensation as disclosed in the accompanying proxy statement;
3.    Ratification of Independent Registered Public Accounting Firm: Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and
4.    Other Business: Transact any other business that may properly come before the 2021 Annual Meeting or any postponement or adjournment of the 2021 Annual Meeting.
RECORD DATE
You can vote if you are a stockholder of record on March 18, 2021.
ANNUAL REPORT
Our 2020 Annual Report to Stockholders accompanies, but is not part of, these proxy materials.
PROXY VOTING
Your vote is very important. Whether or not you plan to attend the virtual 2021 Annual Meeting via live webcast, you are encouraged to read the proxy statement and submit your proxy card or voting instructions form as soon as possible to ensure that your shares are represented and voted at the 2021 Annual Meeting. If you hold your shares as a record holder, you may vote your shares by proxy via the phone or the Internet by following the instructions provided on the enclosed proxy card or by completing, signing, dating and returning your proxy card in the postage-paid envelope provided. If you hold your shares through a broker or other custodian, please follow the instructions you received from the holder of record to vote your shares.

By Order of the Board of Directors,

RONALD M. SANDERS
Executive Vice President, Chief Legal Officer and Secretary
March 30, 2021 Boca Raton, Florida

____________________________________________________________________________________________

PROXY SUMMARY
PROXY SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of Colony Capital, Inc., a Maryland corporation (the “Company,” “Colony Capital,” “Colony,” “CLNY,” “we,” “our” or “us”), on or about April 1, 2021.

2021 ANNUAL MEETING
•    Date and Time: May 4, 2021, at 11:00 a.m., Eastern Time
•    Place: Via live audio webcast at https://web.lumiagm.com/219091430; passcode: colony2021 (unique 11-digit control number required)
•    Voting: Only holders of record of the Company’s Class A common stock, $0.01 par value per share (“Class A common stock”) and Class B common stock, $0.01 par value per share (“Class B common stock,” and together with Class A common stock, our “common stock”), as of the close of business on March 18, 2021, the record date, will be entitled to notice of the annual meeting and entitled to vote at the 2021 Annual Meeting. Each share of Class A common stock entitles its holder to one vote. Each share of Class B common stock entitles its holder to 36.5 votes.
•    Technical Support for the 2021 Annual Meeting: If you have difficulty accessing the virtual 2021 Annual Meeting, technicians will be available to assist you via the toll free phone number listed at https://web.lumiagm.com/286413441

PROPOSALS AND BOARD RECOMMENDATIONS

PROPOSAL		BOARD RECOMMENDATION	FOR MORE INFORMATION
1	Election of Directors	FOR each of the nominees listed on the enclosed proxy card	Page 14
2	To adopt a resolution approving, on a non-binding, advisory basis, named executive officer compensation	FOR	Page 37
3	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021	FOR	Page 74

HOW TO CAST YOUR VOTE
We have provided you with three different methods for you to vote your proxy. Please see the enclosed proxy card or voting instruction form for additional details regarding each voting method.

BY INTERNET USING A COMPUTER	BY TELEPHONE	BY MAIL

Vote 24/7	Dial toll-free 24/7	Cast your ballot, sign your proxy card and send by pre-paid mail

2 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROXY SUMMARY
2020 YEAR IN REVIEW: Promises Made, Promises Kept
We have made transformational progress during 2020 towards our digital rotation. With Colony’s global scale and operating platform, and the foundational work implemented in 2020, we believe we are well positioned to capitalize on the powerful secular tailwinds supporting the continued growth and investment in digital infrastructure.

Built Liquidity and Strengthened Capital Structure:

•Amended and repaid corporate revolver and fully repaid January 2021 convertible notes resolving near-term corporate debt maturities
•Finalized strategic investment from Wafra, which has boosted its overall investment and commitment from $400 million to over $500 million
•Ended the year with $737 million of liquidity between corporate cash-on-hand and the Company’s corporate revolver

Harvested Legacy Assets and Streamlined the Organization:

•Reached an agreement to sell its hospitality portfolios in a transaction valued at $2.8 billion, including $67.5 million of gross proceeds on a consolidated basis and the reduction of $2.7 billion in consolidated debt
•Monetized $698 million of Other Equity & Debt (OED) assets, achieving the high end of the Company's monetization guidance of $600 to $700 million
•Eliminated $55 million of annualized run-rate legacy costs significantly exceeding the $40 million target

Invested in High Quality Digital Assets:

•Anchored by key strategic investments in DataBank and Vantage Stabilized Data Centers (Vantage SDC), the Company now owns or has committed approximately $900 million of equity capital in digital operating and GP co-investments
•Annualized fourth quarter 2020 Consolidated Digital Operating Adjusted EBITDA of $244 million, or $39 million CLNY OP share (which excludes noncontrolling interests in investment entities), which is expected to ramp through a combination of organic and external growth

Rapidly Grew Digital Investment Management:

•Raised $7.4 billion of new fee-bearing third-party capital through flagship equity, co-invest, and liquid securities strategies representing net growth of 90% of December 31, 2019 FEEUM, far exceeding original 2020 guidance of 15%
•Significant contribution from the successful $4.2 billion first closing of the Company's second flagship digital equity fund, DCP II

Executive Leadership and Board of Director Updates:

•Marc Ganzi assumed the role of President and CEO and Jacky Wu assumed the role of CFO on July 1, 2020, finalizing the transition to a digital-focused management team
•Appointed/nominated four distinguished independent board members to the Company's Board with significant experience in technology and telecommunications with the addition of Jeannie Diefenderfer (2020), Gregory McCray (2021), J. Braxton Carter (effective March 2, 2021) and Sháka Rasheed (independent director nominee for 2021 Annual Meeting)

3 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROXY SUMMARY
RECENT OPERATIONAL AND DIGITAL TRANSFORMATION HIGHLIGHTS

+$1.9B Liquidity
During 2020, in the face of the COVID-19 pandemic, we overcame capital constraints by generating almost $2 billion of liquidity to extend debt maturities, reduce leverage and invest substantial capital into digital infrastructure:
•Amended Corporate Revolver (+$450M)
•Issued New 2025 Exchangeable Notes (+$300M)
•Strategic Investment with Wafra (initial $400M increased to +$500M)
•Executed Legacy Asset Monetizations (+$700M)

>350% Common Stock Price Increase
Our common stock price has increased by more than 350% from its trough in March 2020 (the month in which the effective date of Mr. Ganzi’s appointment as our CEO was announced) with management’s decisive actions taken in 2020 to stabilize CLNY’s capital structure

~90% Y-o-Y Growth in Digital FEEUM
•Raised $2.2B of net co-investment capital around Zayo, Vantage SDC, Vantage Europe and zColo
•Raised ~$400M of FEEUM across two digital liquid strategies
•Successful $4.2B first closing of our second flagship digital fund, DCP II (exceeding total raised of our first flagship digital fund, DCP I)

+22B Invested in High Quality Digital Assets	Executed on $22B in transaction value in 2020 across all digital infrastructure sectors, deploying over $5B of FEEUM

4 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROXY SUMMARY
BOARD COMPOSITION AND REFRESHMENT
Our Board recognizes the importance of having the right mix of skills, expertise and experience and is committed to continuously reviewing its capabilities and ongoing refreshment. In 2020, our Board committed to reducing the Board size to no more than 10 members by the 2021 Annual Meeting. In keeping with this commitment, our Board has nominated 10 highly qualified and diverse directors, five of whom have digital infrastructure and communications experience (with four of such director nominees being independent).
Our Board is transforming along with our Company’s digital transformation. In the last year, our Board has appointed three new independent directors with digital experience, and has nominated an additional independent director for election at the 2021 Annual Meeting, Sháka Rasheed:
Our Nominating and Corporate Governance Committee has prioritized diversity in its refreshment over the past several years. As a result, our 10 director nominees for the 2021 Annual Meeting consist of three females (one of whom is also ethnically diverse) and two African American males.

5 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROXY SUMMARY

Colony Capital Board of Directors - At-A-Glance
Following our 2021 Annual Meeting, our Board of Directors will be:
BOARD NOMINEES
The following table provides information about the 10 candidates who have been nominated by our Board of Directors for election to our Board of Directors. For additional information about our director nominees, see page 15.

		DIRECTOR	INDEPENDENCE		STANDING COMMITTEE MEMBERSHIPS(2)
NAME	AGE	SINCE	STATUS(1)	OCCUPATION	AC	CC	NG
Sháka Rasheed	49	n/a	Yes	Managing Director, General Manager - Capital Markets at Microsoft	—	—	—
J. Braxton Carter	62	2021	Yes	Former Chief Financial Officer, T-Mobile US, Inc. (NASDAQ: TMUS)	C, E	M	—
Gregory J. McCray	58	2021	Yes	CEO, FDH Infrastructure Services	—	M	M
Jeannie H. Diefenderfer	60	2020	Yes	Founder/CEO of courageNpurpose, LLC	M	—	M
Marc C. Ganzi	49	2020	No (Employed by the Company)	CEO & President of CLNY	—	—	—
Dale Anne Reiss	73	2019	Yes	Global and Americas Director of Real Estate, Hospitality and Construction, Ernst & Young LLP (retired)	M, E	—	C
Jon A. Fosheim	70	2017	Yes	Former CEO of Oak Hill REIT Management	M, E	C	—
Nancy A. Curtin(3)	63	2014	Yes	CIO and Head of Investment Advisory of Alvarium Investments	—	—	—
Thomas J. Barrack, Jr.	73	2009	No (Employed by the Company)(4)	Executive Chairman of CLNY(4)	—	—	—
John L. Steffens	79	2009	Yes	Founder of Spring Mountain Capital, LP	—	M	M
(1)    Independence is determined by the Board of Directors in accordance with the applicable New York Stock Exchange listing standards.
(2)    Effective May 3, 2021.
(3)    Effective April 1, 2021, Ms. Curtin will transition from Lead Independent Director of the Board of Directors to independent, non-executive Chairperson of the Board of Directors.
(4)    Effective April 1, 2021, the Executive Chairman role will be eliminated and Mr. Barrack will be a non-executive member of the Board of Directors.

AC Audit Committee CC Compensation Committee NG Nominating & Corporate Governance Committee
C Committee Chair M Committee Member E Audit Committee Financial Expert

6 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROXY SUMMARY
CORPORATE GOVERNANCE HIGHLIGHTS

No Classified Board	Majority Voting Standard for Election of Directors	Anti-Hedging/Pledging Policy
Opted out of MUTA(1)	Favorable Stockholder Rights(2)	Stock Ownership Guidelines for Directors and Officers
(1)    Stockholder approval required for CLNY board to adopt a classified board structure and other anti-takeover provisions.
(2)    CLNY stockholders have the ability to call special stockholders meetings, remove and replace directors, amend bylaws, approve increases in the number of shares authorized for issuance.
STOCKHOLDER ENGAGEMENT
Our Board believes in listening to and communicating with stockholders. We believe stockholder insight and recommendations should be an integral part of Board discussions on many matters. The input we receive from stockholders as part of our regular engagement efforts impacts our compensation and corporate governance policies in a meaningful way. The Board, senior management and our investor relations team maintain a robust dialogue with investors to gain their perspectives on current issues and address any questions or concerns.

Most recently, the Chairman of our Compensation Committee directly engaged with most of our larger institutional investors, some of whom voted against the resolution, to solicit feedback and better understand their individual concerns on our overall executive compensation program and corporate governance. Following outreach with stockholders representing more than 50% of our outstanding shares, during February 2021, the Chair of our Compensation Committee (John L. Steffens) met with nine of our top 15 stockholders, representing approximately 35% of our outstanding shares. Neither our Executive Chairman, Chief Executive Officer, nor any other named executive officer, participated in any of these meetings with stockholders. All of the feedback received was shared with the full Board of Directors.

The feedback we received from our stockholder outreach campaign was overwhelmingly positive regarding the meaningful changes implemented in the Company’s 2020 executive compensation program and the enhanced transparency around certain compensation matters in the Company’s 2020 proxy statement. In addition, some stockholders praised our dedication to ESG initiatives, including our Board’s recent prioritization of diversity in its refreshment.

We also had constructive dialogue with stockholders regarding our executive compensation program. The majority of the feedback related to the corporate financial metrics in our annual incentive plan for determining annual cash bonuses, including how these metrics may change as the Company completes its digital transformation. In addition, we received feedback from some stockholders that our use of incentive fee allocations as an element of compensation should be more prominently discussed in our Compensation Discussion & Analysis.

We strongly considered the feedback received on our executive compensation program from stockholders in implementing our executive compensation program for 2021.

7 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROXY SUMMARY

What We Heard From Stockholders	How our Compensation Committee Responded
Performance goals related to the digital business and legacy businesses should be separated	Implemented a 2021 Annual Incentive Plan with specific and separate performance goals tied to digital performance
Peer group used for compensation benchmarking should be updated to better reflect the Company’s digital transformation	Re-balanced 2021 peer group to add digital-focused companies and eliminate peers in legacy businesses that the Company no longer engages in
Compensation should be more heavily weighted towards long-term equity in order to align; however, equity compensation should be used efficiently, with consideration given to dilution
For 2021, 75% of the CEO’s bonus opportunity was paid in long-term incentive equity, with 50% of such equity tied to performance-based vesting conditions related to relative TSR. In considering long-term incentive equity awards for 2021, the Compensation Committee reviewed and considered the Company’s historical and anticipated burn-rate and that its burn-rate is below ISS burn rate benchmarks for both Real Estate and Diversified Financial companies

Enhance disclosure of incentive fee allocations	Presented enhanced disclosure in this Proxy Statement regarding incentive fee allocations
The 2020 meaningful changes made to the structure of the Annual Incentive Plan should be maintained
Implemented the 2021 Annual Incentive Plan with 75% (up from 60% in prior years) of payout tied to corporate financial metrics and 25% (down from 40% in prior years) of payout tied to individual goals & objectives

The 2020 meaningful changes made to increase the rigor of relative TSR goals should all be maintained	Maintained for 2021 performance-based LTIP awards that (1) increased threshold for minimum payout from 10th percentile to 25th percentile; (2) increased target payout from 50th percentile to 55th percentile performance ranking; and (3) policy to cap payouts at 100% of target when absolute TSR is negative
For further information, see “Executive Compensation Highlights” below.

COMMITMENT TO ENVIRONMENTAL, SOCIAL & GOVERNMENTAL (ESG) INITIATIVES
In our 28 year history, Colony has had a long standing commitment to integrating environmental, social and governance principles throughout its business, both at the firm/corporate level and across its owned and managed investments. In connection with our digital transformation, we seek to improve the operating performance of both our company and the digital companies in which we invest by helping to sustainably connect the world’s leading mobile communications and technology companies with enterprises and consumers at the lowest possible cost with the lowest possible carbon footprint.
Focusing on What Matters Most
At our company and across our investment portfolio, we strategically focus on our most material ESG issues. Through a materiality mapping process, we identified a host of relevant ESG issues and then prioritize them according to two criteria: those that have the greatest impact on our business and those that are the most important to our stakeholders. As a result of this process, we have identified the following five core ESG issues, on which we will focus our efforts.

8 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROXY SUMMARY

Our Approach to Integration
ESG integration plays a critical role at each stage of our investment and value-creation process. The Responsible Investment Policy of Digital Colony, Colony Capital’s global digital infrastructure investment arm, details its vision to build a sustainable future by creating economic value, preserving resources, and improving the communities in which our organization operates. Digital Colony has developed a thorough approach to integrating the most material ESG issues across each phase of the investment life cycle.

•Pre-Investment – Screen potential acquisitions in accordance with Digital Colony’s responsible investing policy
•Portfolio Monitoring and Engagement – Collaborate with portfolio companies to develop company-specific ESG metrics and targets; monitor and measure performance; and help improve outcomes

9 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROXY SUMMARY
•Reporting and Transparency - Expect portfolio companies to identify material core and company-specific key performance indicators (KPIs), track performance, and report quarterly
PEOPLE: Driving Diversity, Equity and Inclusion (DEI)
Involving people from a wide variety of backgrounds and perspectives drives business results for Colony Capital, improves outcomes for our investors and shareholders, and builds stronger communities. This area was a priority for Colony over the past year as we focused on improving diversity and inclusion practices inside our company, while also extending those initiatives throughout our portfolio companies. Diversity, equity and inclusion is a central part of our holistic concern for employee well-being, including employee engagement and health and safety.
Key 2020 Accomplishments:
•DEI Steering Committee: Established a Diversity, Equity and Inclusion Steering Committee and developed a strategy addressing four key areas: mentorships; internships; recruiting and career paths; incentives and promotion
•Education & Partnerships: Educated more than 90 professionals, including senior executives and CEOs, from 14 Digital Colony portfolio companies, through training on building a successful DEI program, conducted in partnership with our partners at BSR, a global sustainability nonprofit organization
•Mentorships & Internships: Hired 75% of our summer analysts through the Alternative Investment Fellowship Program of Seizing Every Opportunity (SEO), a nonprofit providing career support for aspiring professionals from underrepresented backgrounds
Key 2021 Goals:
•Build Awareness: Hold live, firm-wide employee trainings on diversity and inclusion with experts in the field
•Build Relationships: Continue to build relationships with and source talent from SEO and other NGOs in the field
•Build Accountability: Institute the first full year of portfolio company reporting on key DEI metrics and provide templates to improve diversity and inclusion policies and practices
•Senior Management-level Diversity: Foster diversity at the senior management level

See “-Board Composition and Refreshment” above for information regarding how our Board of Directors considers diversity in its refreshment initiatives. Also, see “Human Capital Resources” beginning on page 17 of our Annual Report to Stockholders for a more detailed discussion on DEI initiatives at Colony Capital.

Governance

A culture of ethics and commitment to the highest levels of behavior provide the foundation on which our organization was built. We seek to instill a spirit of integrity throughout Colony Capital, Digital Colony and our portfolio companies to guide their interactions with employees and the communities in which we operate. At the Colony Capital level, our employees are guided by a comprehensive Code of Business Conduct and Ethics, which outlines our expectations for adherence to our own company values as well as established standards such as the Foreign Corrupt Practices Act. We monitor global investor expectations for digital platforms and telecommunications such as those of the Ranking Digital Rights Index and share this information with our portfolio companies so that they remain current on and address key human rights issues of governance, freedom of expression and information, and privacy.
Foundational Portfolio Company ESG Practices
We expect all of our portfolio companies to establish practices that encourage respect for human rights, Board-level transparency, and stakeholder communication, as listed below.

ESG Policy	Whistleblower Hotline	Diversity, Equity and Inclusion
ESG Board Reporting	Employee Training	ESG Event Reporting
ESG Responsibility	Human Resources Audit	Corporate Citizenship Program

10 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROXY SUMMARY
Human Rights

Building on these expectations, we recommend that, as applicable, all of our portfolio companies pursue disclosure, reporting and performance improvement in areas that address salient human rights, including employee safety, cybersecurity and data privacy. Further, portfolio companies are expected to identify company-specific key performance indicators (KPIs), some of which address human rights issues such as the involvement of external stakeholders in the siting process for small cell facilities and development of new land leases for tower sites.

ENVIRONMENT: Climate Change
We see challenge and opportunity at the intersection of climate change and the explosive growth in digital infrastructure, particularly in our company’s data center investment sector where we are experiencing a tsunami of demands. In the face of massive need for additional data center capacity, there is a corresponding increase in requests for information on our response to climate change. Investors and other stakeholders inquire about our energy mix, renewable energy credits (RECs) purchasing, total greenhouse gas (GHG) emissions, and management of physical climate risk. This convergence of demands presents us with the opportunity to grow in scale and deliver more capacity while driving positive environmental impact throughout our portfolio and providing more transparency on our performance.
Key 2020 Accomplishments:
•Committed to become Net Zero by 2030
•Provided tools, resources and introductions to portfolio companies to help them further climate initiatives, including a presentation from BSR and Natural Capital Partners about capitalizing on opportunities at the intersection of the growth in digital infrastructure and the need for urgent action on climate change
Key 2021 Goals:
•GHG Monitoring: Train and equip portfolio companies to track energy consumption, report greenhouse gas emissions, and conduct a GHG footprint for calendar year 2020
•Net Zero Carbon: Further build out a roadmap and work toward our Colony Net Zero by 2030 goal
•Co-location Growth: Acquire a new colocation business in Europe that will source 100% renewable power this year

11 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROXY SUMMARY
ESG Reporting
Transparency and accountability are hallmarks of our relationship with our shareholders, investors and other stakeholders, as demonstrated by our practice of issuing ESG reports detailing our approach, goals and performance. The June 2019 Colony Capital Annual ESG Report, which is available in the “Corporate Responsibility” section of Colony Capital’s website, www.clny.com, and the 2019 Digital Colony ESG Report, which is available in the “Responsibility” section of Digital Colony’s website, www.digitalcolony.com, describe how each firm integrates environmental, social and governance considerations throughout the investment process.

We recognize the growing desire for consistent, decision-useful sustainability information and expect to release our consolidated 2020 ESG report in the coming months. This report will be informed by relevant sector standards of the Sustainable Accounting Standards Board and the Task Force for Climate-related Financial Disclosures, two leading ESG reporting frameworks.

In early 2021, we also began communicating our ESG-related performance expectations for our portfolio companies and establishing corresponding reporting requirements on core ESG key performance indicators. We look forward to sharing more about that process going forward.
EXECUTIVE COMPENSATION HIGHLIGHTS
Leadership Transition. In early 2019, Mr. Barrack, as Executive Chairman and CEO of the Company, with the support of the Board of Directors, determined to transform the Company from a strategy focused on multiple real estate asset classes generating yield to a strategy focused on high growth digital communications and technology infrastructure. To execute on this transformative strategic shift, in July 2019, Mr. Barrack engineered and led the Company’s acquisition of Digital Bridge Holdings, a leading investor in digital infrastructure, with the expectation and agreement that Digital Bridge’s CEO, Mr. Ganzi, would within a two year period succeed Mr. Barrack as CEO of the Company. The business plan envisioned that the Company would rotate its assets under management to become a pure play digital infrastructure company and commence an orderly re-balancing of its legacy assets and liabilities.
Messrs. Barrack and Ganzi have devoted their full attention toward facilitating the Company’s digital transformation and have substantially achieved the pivot and correspondingly ignited the upward trajectory of the return of shareholder value envisioned in July 2019. Highlights include the appointment of Mr. Ganzi as CEO and Mr. Wu as CFO in July 2020 with Mr. Barrack continuing in his role as Executive Chairman; adding high quality digital infrastructure investments to the Company’s balance sheet; raising over $13 billion of third party FEEUM commitments for digital infrastructure products; acquiring over $22 billion of digital platforms; disposing of over $2.4 billion of legacy assets; and addressing balance sheet liabilities to provide over $1 billion of liquidity. As a result, digital infrastructure now represents over 60% of the Company’s assets under management, which is expected to continue to increase during 2021. Given the Company’s substantial progress in executing on the digital pivot, Mr. Barrack has determined, and the Board has agreed, that the duties of, and necessity for, an executive chairman have been mostly discharged and Mr. Barrack can now concentrate on other non-digital infrastructure business interests and opportunities, including Falcon Acquisition Corp. (a black check company that recently filed its initial registration statement), which are not within the investment mandate of the Company. Additionally, Mr. Barrack will allocate more time to his Family office and various philanthropic pursuits. The position of Executive Chairman will be eliminated, Mr. Barrack will be a non-executive member of the Board of Directors, and Mr. Barrack continues to be one of the Company’s meaningful shareholders. At such time that Mr. Barrack is not a member of the Board of Directors, Mr. Barrack will become Chairman Emeritus of the Company. In connection with the foregoing, Ms. Nancy Curtin, currently the Company’s Lead Independent Director will become the independent, non-executive Chairperson of the Board. The foregoing terms are outlined in the section “—Employment Agreements” below.

Impact of COVID-19 on Executive Compensation Program. In August 2020, the Compensation Committee reviewed the executive compensation program in light of the potential impacts of the COVID-19 pandemic and, in consultation with its independent compensation consultant, decided to compensate executive officers for 2020 generally consistent with target. However, based on substantial year-end outperformance in various financial and non-financial metrics by our CEO and CFO (both of whom were appointed on July 1, 2020) as well as the 2020 targets for such officers previously established below the 25th percentile of peers, our Compensation Committee re-evaluated and ultimately determined to compensate our CEO and CFO at levels higher than 2020 targets.
Established New Structured CEO Pay Model. With Marc C. Ganzi’s appointment as our company’s CEO in July 2020, our Compensation Committee engaged in a robust assessment of CEO pay models used among peers across the alternative asset management and REIT industries, which included consideration of feedback from stockholder engagement and recommendations from Semler Brossy, our independent compensation consultant.

12 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROXY SUMMARY
Peer Group Modification to Align with Digital Transformation. Our Compensation Committee approved several changes in the composition of our peer group to effectuate a re-balance of our peer group to reflect our strategic focus to digital infrastructure and real estate as well as our company’s size in terms of revenue, assets, market capitalization and enterprise value. We added Digital Realty Trust, Equinix, and SBA Communications and removed Host Hotels, Ladder Capital and Oaktree for our 2021 peer group.
Historical Executive Compensation Program Changes. Taking into account input we received from our stockholders through the results of our 2020 say-on-pay vote, as well as one-on-one conversations, the Compensation Committee determined to maintain for 2021 the meaningful changes made to the 2020 compensation program to focus our executives on long-term value creation as we pursue our digital evolution and further strengthen alignment with our stockholders, as follows:
(1) increased the weighting of corporate financial metrics in the Company’s annual incentive plan from 60% to 75%, and decreased the weighting attributable to pre-established individual goals, objectives and performance targets from 40% to 25%
(2) established that 50% of all long-term incentive equity compensation, regardless of whether paid by the Company or Company-managed vehicles, will be performance-based
(3) increased the rigor of the performance hurdles in our total stockholder return (TSR) performance-based equity awards by increasing the minimum payout threshold from the 10th percentile to the 25th percentile, increasing the threshold for target payout from the 50th percentile to the 55th percentile, and capping payouts at target when absolute TSR is negative

13 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors
PROPOSAL NO. 1:     Election of Directors
Our Board currently consists of 12 members. As previously disclosed, our Board committed to reducing the Board size to no more than 10 members by the 2021 Annual Meeting. As a result, and based on the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously recommended that the following 10 persons be elected to serve on our Board, each until the 2022 annual meeting of stockholders and until his or her successor is duly elected and qualified: Thomas J. Barrack, Jr., J. Braxton Carter, Nancy A. Curtin, Jeannie H. Diefenderfer, Jon A. Fosheim, Marc C. Ganzi, Gregory J. McCray, Sháka Rasheed, Dale Anne Reiss and John L. Steffens.
As discussed in “Board of Directors” below, in 2020, we engaged Spencer Stuart, a third party executive search firm and consultant, to assist us in evaluating Board composition, governance and refreshment matters, with a focus on identifying potential director candidates with appropriate digital experience to join our Board as we continue to execute on our digital evolution. As a result of this evaluation, our Board is not only reducing the size of the Board to 10 members (from 12 members) at the 2021 Annual Meeting, but has also nominated four independent directors (three of whom are incumbent directors) to the Board who have substantial experience in the digital, telecommunications and technology industries.
All of the nominees are current directors and were elected by the stockholders at the 2020 annual meeting of stockholders, except for (i) Mr. Rasheed, who is being nominated for election to our Board at the 2021 Annual Meeting, (ii) Mr. Carter, who was appointed to the Board effective March 2, 2021, and (iii) Mr. McCray, who was appointed to the Board effective January 1, 2021.
In March 2020, the Company announced that it entered into the 2020 Cooperation Agreement with Blackwells Capital and, in connection with such agreement, identified Ms. Diefenderfer as a director nominee who was then elected to the Board at the 2020 annual meeting of stockholders. In addition, pursuant to the 2020 Cooperation Agreement, at each annual or special meeting of the Company (or any of its affiliates, including but not limited to Colony Credit Real Estate, Inc.) with a record date prior to the third anniversary of the date of the Cooperation Agreement, such as the 2021 Annual Meeting, Blackwells Capital has agreed to vote, or cause to be voted, all of the Company’s common stock beneficially owned by Blackwells Capital or its controlling or controlled affiliates in favor of the election of all the director nominees recommended for election by the Board and otherwise in accordance with the Board’s recommendation on all other proposals, subject to certain limited exceptions.
Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the 2021 Annual Meeting, a nominee is not able to serve for any reason or for good cause will not serve, proxies will be voted for an additional person designated by our Board, unless our Board determines to reduce the number of directors or to leave a vacant seat on our Board in accordance with the Company’s charter and bylaws.
Our Board of Directors Unanimously Recommends a Vote “FOR” the Election of Each of the Nominees Identified Above and Nominated by our Board of Directors on the Enclosed Proxy Card.

14 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors
BOARD OF DIRECTORS
Our Board of Directors believes that having a diverse mix of directors with complementary qualifications, expertise, and attributes is essential to meeting its oversight responsibility. All of our directors except Thomas J. Barrack, Jr., our Executive Chairman, and Marc C. Ganzi, our Chief Executive Officer and President, are independent. Each of our directors attended at least 75% of the aggregate number of meetings held by: (i) the Board of Directors during such director’s respective term of service in 2020; and (ii) each committee during the period in 2020 for which such director served as a member.
Our Board also recognizes the importance of refreshment, particularly in light of the Company’s ongoing digital transformation. In 2020, we engaged Spencer Stuart, a third party executive search firm and consultant, to assist us in evaluating Board composition, governance and refreshment matters, including engaging in a robust search to identify potential Board candidates with digital experience and who will be independent to join the Board. As a result, during 2020 to date, the Board has taken actions to effect the following enhancements to our Board governance and refreshment:
•reduced the Board size to 10 members at the 2021 Annual Meeting, which includes four independent directors with digital experience (J. Braxton Carter, Jeannie Diefenderfer, Gregory J. McCray and Sháka Rasheed)
•reduced the number of Board committees from eight to four (including three standing committees)
In addition, in connection with Marc C. Ganzi’s appointment as our Chief Executive Officer and President on July 1, 2020, Mr. Ganzi was also appointed to our Board effective July 1, 2020.
Further, effective April 1, 2021, Nancy A. Curtin will transition from Lead Independent Director of the Board of Directors to our independent, non-executive Chairperson of the Board of Directors.

15 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors
BOARD COMPOSITION AND REFRESHMENT
The top skills and expertise of our Board nominees:
OUR DIRECTOR NOMINEES
The information below includes each director nominee’s name, age, principal occupation, business history and certain other information, including the specific experience, qualifications, attributes and skills that led our Board to conclude that each such person should serve as a director of our company.

16 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Sháka Rasheed Managing Director, General Manager–Capital Markets, Microsoft Corporation Independent Director Nominee Age: 49
Experience
•Managing Director, General Manager-Capital Markets, Microsoft Corporation since September 2019, where he leads the US Capital Markets division
•Head of Sales & Marketing at Bridgewater Associates from December 2016 to January 2019
•Key sales leadership, business development, management and other senior client engagement roles at: Lazard Asset Management (as Managing Director & Head of Alternative Investments – Americas, from 2013 to 2016); and Citadel Asset Management (as Acting Head, and Director of Distribution – Americas from 2010 to 2013)
•Various roles over 16 years at J.P. Morgan Chase & Co., with the last four years of his tenure at J.P. Morgan Asset Management, serving as Managing Director, Senior Client Advisor, overseeing business development
Qualifications, Attributes and Skills
•As an accomplished leader and advisor currently at the intersection of financial services and technology, Mr. Rasheed is a seasoned professional with over 25 years of business development, sales, strategy, leadership and management experience at premier financial services organizations
•Possesses fintech acumen and deep financial services industry expertise across investment banking, debt & equity capital markets, private wealth & institutional asset management across traditional assets and alternative investments (hedge funds, private equity, and real assets)
Other Positions/Recognitions
•Expert Network Member at M12, Microsoft’s venture fund (since January 2021)
•Former Board Member, Chair of Finance Committee, The Robert Toigo Foundation (2008-2012)
•Founding Board Member (Brooklyn)/Board Chair (AF Endeavor) at Achievement First (2005-2010)
•Robert Toigo Fellow recipient (Harvard Business School)
•At Morehouse College: Oprah Winfrey full-academic scholarship recipient, a Ford Foundation Doctoral Scholar and a Woodrow Wilson Foundation Public Policy & International Affairs Fellow, and as president of the student body and a representative on Morehouse’s Board of Trustees
Education
•Bachelor of Arts, Morehouse College
•Master of Business Administration, Harvard Business School

17 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

J. Braxton Carter
Former Chief Financial Officer of T-Mobile US, Inc.
Independent Director since 2021
Age: 62
Committee Memberships (effective May 3, 2021): Audit Committee (Chairman), Compensation Committee

Experience
•Chief Financial Officer of T-Mobile US, Inc. (NASDAQ: TMUS) from 2013 to 2020
•Vice Chairman (from May 2011) and Chief Financial Officer of MetroPCS Communications, Inc. from 2005 to 2013
•Vice President, Corporate Operations of MetroPCS Communications, Inc. from 2001 to 2005
Qualifications, Attributes and Skills
•Mr. Carter brings to our Board a deep understanding of financial and accounting matters within the wireless communications and retail industry, including having spent 10 years in public accounting
•Extensive senior management and leadership experience as a public company Chief Financial Officer
•Certified Public Accountant
Other Public Company Board Experience
•Assurant Inc. (since July 2020)
Other Positions/Recognitions
•Senior Advisor to Deutsche Telecom Capital Partners
•Certified Public Accountant
Education
•Bachelor of Science, University of Colorado

18 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Gregory J. McCray
Chief Executive Officer of FDH Infrastructure Services
Independent Director since 2021
Age: 58
Committee Memberships (effective May 3, 2021): Nominating & Corporate Governance Committee, Compensation Committee

Experience
•Chief Executive Officer of FDH Infrastructure Services since June 2018
•Chief Executive Officer of Access/Google Fiber in 2017
•Chief Executive Officer of Aero Communications Inc., which provides installation, services and support to the communications industry, from 2013 to 2016
•Chief Executive Officer of Antenova, a developer of antennas and radio frequency modules for mobile devices, from 2003 to 2012
•Chairman and Chief Executive Officer of PipingHot Networks, which brought broadband fixed wireless access equipment to market, from 2001 to 2002
Senior Vice President of customer operations at Lucent Technologies from 1996 to 2000
Qualifications, Attributes and Skills
•Extensive executive experience with 30 years of business, marketing, sales, engineering, operations, mergers and acquisitions, management and international experience in the communications technology industry
•Experience as a current and former director at other public companies, which enables him to provide significant insight as to governance and risk-related matters
Other Public Company Board Experience
•ADTRAN Inc. (May 2017 to present; Member of the Compensation Committee and Member of the Audit Committee)
•Centurylink, Inc. (January 2005 to February 2017; Chairman of the Cyber Security & Risk Committee from 2015 to 2017)
Other Positions/Recognitions:
•Board Member of FreeWave Technologies (February 2020 to present)
Education
•Bachelor of Science, Iowa State University
•Master of Science, Industrial & Systems Engineering, Purdue University
•Executive Business Programs, University of Illinois, Harvard, and INSEAD

19 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Jeannie H. Diefenderfer
Founder/CEO of courageNpurpose, LLC
Independent Director since 2020
Age: 60
Committee Memberships: Nominating & Corporate Governance Committee (effective May 3, 2021), Audit Committee

Experience
•Founder and Chief Executive Officer of courageNpurpose, LLC since 2014
•Executive leadership positions at Verizon Communications, including leading Verizon’s global customer care organization for its largest enterprise customers from 2010 to 2012, serving as Senior Vice President of Global Engineering & Planning from 2008 to 2010, and as Chief Procurement Officer from 2005 to 2008
Qualifications, Attributes and Skills
•Ms. Diefenderfer’s substantial technical and operational experience in the telecommunications industry, as well as her senior executive positions and service on public and advisory boards, will provide the Board with valuable insight as the Company continues to implement its strategic transition, as well as guidance on corporate governance matters and complex business issues
Other Public Company Board Experience
•Windstream Holdings, Inc. (February 2016 to September 2020)
•MRV Communications, Inc. (July 2014 to August 2017)
•Westell Technologies, Inc. (September 2015 to September 2017)
Other Positions/Recognitions
•2020 National Association of Corporate Directors (NACD) Directorship 100 list honoree
•Vice Chair and Trustee of Tufts University
•Board Member of NACD NJ Chapter
•Vice Chair of the Board, Women in America
•Executive Advisor to Sedona Systems
Education
•Bachelor of Science, Tufts University
•Master of Business Administration, Babson College

20 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Marc C. Ganzi President and Chief Executive Officer of Colony Capital Director since 2020 Age: 49
Experience
•Founded and served as Chief Executive Officer of Digital Bridge Holdings (“DBH”), which was acquired by Colony Capital in July 2019
•Founded Global Tower Partners (“GTP”), which grew to become one of the largest privately-owned tower companies in the U.S. under his leadership before being acquired by American Tower Corporation in 2013
•Consulting partner for DB Capital Partners from 2000 to 2002 where he oversaw the institution’s investments in the Latin American tower sector
•Co-founded and served as President of Apex Site Management, one of the largest third-party managers of wireless and wireline communication sites in the United States. In 2000, Apex merged with SpectraSite Communications to create one of the largest telecommunications site portfolios in the United States at the time
Qualifications, Attributes and Skills
•Leading visionary and entrepreneur, with decades of investment experience in the digital infrastructure and telecommunications market, will provide a valuable perspective to the Board in developing, leading and overseeing the Company’s digital transformation as President and Chief Executive Officer
•Extensive experience as a founder and Chief Executive Officer of several digital companies, including DBH
Other Positions/Recognitions:
•Member of boards of corporations, including: Apex Site Management, Global Tower Partners, Olympus Outdoor Media, Mexico Tower Partners, Vertical Bridge, DataBank, Vantage Data Centers, Andean Telecom Partners, ExteNet Systems and Zayo Group
•Assistant Commercial Attaché in Madrid for the U.S. Department of Commerce’s Foreign Commercial Service Department in 1990
•Presidential Intern in the White House for the George H.W. Bush administration with the Office of Special Activities and Initiatives for the Honorable Stephen M. Studdert in 1989
•Board Member of the Wireless Infrastructure Association from 2008 to 2017 and served as Chairman from 2009 to 2011
•Member of the Young Presidents’ Organization, the Broadband Deployment Advisory Committee of the Federal Communications Commission, and he currently serves on the board of the Aspen Valley Ski Club
Education
•Bachelor of Science, Wharton School of Business

21 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Dale Anne Reiss
Global and Americas Director of Real Estate, Hospitality and Construction, Ernst & Young LLP (Retired)
Independent Director since 2019
Age: 73
Committee Memberships: Audit Committee, Nominating & Corporate Governance Committee (effective May 3, 2021, Chairperson of the Nominating & Corporate Governance Committee)

Experience
•Senior Managing Director of Brock Capital Group LLC since December 2009 and Chairman of Brock Real Estate LLC since 2009
•Senior Partner at Ernst & Young LLP from 1995 until her retirement in 2008; Global and Americas Director of Real Estate, Hospitality and Construction from 1999 to 2008. Senior consultant to their Global Real Estate Center from 2008 to 2011
•Senior Vice President and Controller at Urban Investment & Development Company from 1980 to 1985
Qualifications, Attributes and Skills
•Ms. Reiss brings to the Board extensive expertise in financial and accounting matters from her experience over an extended period at several major public accounting firms, her leadership experience in management and operations at those firms, and her experience as a director of other public and private companies
Other Public Company Board Experience
•Tutor Perini Corporation (May 2014 to present; Chair of Audit Committee)
•Starwood Real Estate Income Trust, Inc. (November 2017 to present; Chair of Audit Committee)
•iStar Inc. (July 2008 to May 2019; Chair of Audit Committee, Member of Nominating and Governance Committee)
•Post Properties, Inc. (October 2008 to May 2013; Audit Committee, Nominating and Governance Committee)
•Care Capital Properties Inc. (August 2015 to August 2017; Chair of Compensation Committee, Nominating and Governance Committee)
•CYS Investments, Inc. (January 2015 to July 2018; Audit Committee; Nominating and Governance Committee)
Other Positions/Recognitions
•Certified Public Accountant
•Governor and Former Trustee of Urban Land Institute (1998 to present)
Education
•Bachelor of Science, Illinois Institute of Technology
•Master of Business Administration, University of Chicago

22 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Jon A. Fosheim
Former Chief Executive Officer of Oak Hill REIT Management, LLC
Independent Director since 2017
Age: 70
Committee Memberships: Compensation Committee (Chairman) (effective May 3, 2021), Audit Committee

Experience
•Former Chief Executive Officer of Oak Hill REIT Management, LLC from 2005 to 2011
•Principal and Co-founder of Green Street Advisors, a REIT advisory and consulting firm, from 1985 to 2005
Qualifications, Attributes and Skills
•Extensive investment management experience and his leadership and management background provides him with the skills and qualifications to serve as a director
Other Public Company Board Experience
•Apple Hospitality REIT, Inc. (January 2015 to present; Member of Audit Committee and Corporate Governance Committee)
•Associated Estates Realty Corporation (February 2015 to August 2015)
Other Positions/Recognitions:
•Director and Chairman of the Audit Committee of the Arnold and Mabel Beckman Foundation
•2003 Recipient of the National Association of Real Estate Investment Trusts (NAREIT) Industry Achievement Award
•Previously worked in institutional sales at Bear Stearns & Co. and the tax department at Touche Ross and Co. (now Deloitte LLP)
Education
•Bachelor of Arts, University of South Dakota
•Master of Business Administration and Juris Doctor, University of South Dakota

23 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Nancy A. Curtin Partner, Group Chief Investment Officer and Head of Investment Advisory of Alvarium Investments Independent Director since 2014 Age: 63 Chairperson of the Board (effective April 1, 2021)
Experience
•Partner, Group Chief Investment Officer and Head of Investment Advisory of Alvarium Investments since May 2020
•Chief Investment Officer and Head of Investments of Close Brothers Asset Management (CBAM) from 2006 to 2019
•Chief Investment Officer and Managing Partner of Fortune Asset Management Limited, from April 2002 to January 2010, when it was purchased by CBAM
•Managing Director of Schroders Plc and Head of Global Investments for the Mutual Funds business
•Head of Emerging Markets at Baring Asset Management
Qualifications, Attributes and Skills
•Years of investment management experience and senior roles in asset management, private equity and alternative asset investing are key to the Board’s oversight of the Company’s investment strategy and management of its investment portfolio
•Extensive experience as a senior investment professional in London and across Europe, including in a range of senior roles in asset management, private equity and alternative asset investing, provides the Board and management invaluable perspective on the Company’s potential European investment opportunities
Education
•Bachelor of Arts, Princeton University
•Master of Business Administration, Harvard Business School

24 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Thomas J. Barrack, Jr. Founder, Executive Chairman of Colony Capital Director since 2009 Age: 73
Experience
•Founded the Colony Capital business in 1991
•Principal with the Robert M. Bass Group, the principal investment vehicle of the Fort Worth, Texas investor Robert M. Bass
•Served in the Reagan administration as Deputy Undersecretary of the Department of the Interior
Qualifications, Attributes and Skills
•Significant vision and understanding of our Company’s strategies and future direction
•Long track record and experience managing and investing in commercial mortgage loans and other commercial real estate and real estate-related investments, including performing, sub-performing and non-performing loan portfolios and real estate owned properties, through a variety of credit cycles and market conditions
•Extensive investment experience in our target assets is key to the Board’s oversight of the Company’s investment strategy and management of its investment portfolio
Other Public Company Board Experience
•First Republic Bank (June 2010 to February 2020)
•Colony Starwood Homes (Co-chairman, January 2016 to June 2017)
•Carrefour S.A. (January 2014 to May 2016)
•Accor, S.A. (January 2006 to April 2013)
•Challenger Financial Services Group Limited (November 2007 to October 2010)
•Continental Airlines, Inc. (August 1994 to September 2007; Member of Corporate Governance Committee, Executive Committee and Human Resources Committee)
Other Positions/Recognitions
•Awarded France’s Chevalier de la Légion d’honneur by French president Nicolas Sarkozy in 2010
•Board of Trustees at the University of Southern California
Education
•Bachelor of Arts, University of Southern California
•Juris Doctor, University of San Diego Law School (with prior attendance at University of Southern California Law School)
•Recipient of an Honorary Doctorate of Jurisprudence degree from Pepperdine University

25 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

John L. Steffens Founder of Spring Mountain Capital, LP Independent Director since 2009 Age: 79 Committee Memberships: Compensation Committee, Nominating & Corporate Governance Committee
Experience
•Founder of Spring Mountain Capital, LP, which specializes in providing advisory services and alternative investments for institutional and private investors (since 2001)
•Previously spent 38 years with Merrill Lynch, where he held a number of senior management positions, including President of Merrill Lynch Consumer Markets (renamed the Private Client Group) from 1985 to 1997, and Vice Chairman of Merrill Lynch & Co. and Chairman of its U.S. Private Client Group from April 1997 to July 2001
Qualifications, Attributes and Skills
•Mr. Steffens’ years of investment experience, advisory work and senior leadership positions at Merrill Lynch provides the Board with a valuable investor perspective
•Expansive network he developed throughout his career provides the Board with invaluable market insights
•Service as a director of other public companies brings invaluable expertise on Board practices and corporate governance matters to Colony
Other Public Company Board Experience
•Cicero, Inc. (Chairman, since May 2007)
•Colony Starwood Homes (January 2016 to June 2017)
•Aozora Bank, Ltd. (June 2004 to February 2009)
•Merrill Lynch & Co., Inc. (April 1986 to July 2001)
Other Positions/Recognitions
•National Chairman Emeritus of the Alliance for Aging Research
•Advisory Board of StarVest Partners and Wicks Communication & Media Partners, L.P.
•Board of Directors of Merrill Lynch Ventures, LLC
•Chairman of the Securities Industry Association
•Trustee of the Committee for Economic Development
•Board of Overseers of the Geisel School of Medicine at Dartmouth
Education
•Bachelor of Arts in Economics, Dartmouth College
•Advanced Management Program, Harvard Business School

26 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors
CORPORATE GOVERNANCE
CORPORATE GOVERNANCE GUIDELINES AND CODES OF ETHICS
We are committed to good corporate governance practices and, as such, we have adopted our Corporate Governance Guidelines and Codes of Ethics discussed below to enhance our effectiveness. These guidelines and codes are available on our website at www.clny.com under the heading “Shareholders—Corporate Governance.” You can also receive a copy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics, without charge, by writing to Investor Relations, Colony Capital, Inc., 750 Park of Commerce Drive, Suite 210, Boca Raton, FL 33487.
Our Corporate Governance Guidelines are designed to assist our Board in monitoring the effectiveness of decision-making at the Board and management level and ensuring adherence to good corporate governance principles, all with a goal of enhancing stockholder value over the long term. Our Corporate Governance Guidelines govern, among other things, Board member qualifications, responsibilities, restrictions and education, Board and committee function, management succession and self-evaluation. Our Code of Business Conduct and Ethics relates to the conduct of our business by our employees, officers and directors. We intend to maintain high standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the United States. Specifically, among other things, our Code of Business Conduct and Ethics prohibits employees from providing gifts, favors or anything of value to government officials or employees or members of their families without prior written approval from the Company’s Deputy General Counsel - Corporate. We have also adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer and all other senior financial officers of our company. We will disclose any amendments or waivers from the Code of Ethics for Senior Financial Officers on our website.
DIRECTOR INDEPENDENCE
Of our 10 directors being nominated for election by our Board, our Board affirmatively determined that each of the following eight director nominees is independent: J. Braxton Carter, Nancy A. Curtin, Jeannie H. Diefenderfer, Jon A. Fosheim, Gregory J. McCray, Sháka Rasheed, Dale Anne Reiss and John L. Steffens are independent under the NYSE listing standards. In determining director independence, our Board considered whether or not each non-employee director or nominee has a direct or indirect material relationship with the Company and has otherwise complied with the requirements for independence under the applicable NYSE rules.
Thomas J. Barrack, Jr. and Marc C. Ganzi are not independent, as Mr. Barrack is our Executive Chairman and Mr. Ganzi is our Chief Executive Officer and President. In addition, in March 2021, the Company negotiated an agreement with Mr. Barrack, our Founder, Executive Chairman, and prior Chief Executive Officer, pursuant to which, effective as of April 1, 2021, the position of Executive Chairman will be eliminated and Mr. Barrack will be a non-executive member of the Board.
BOARD LEADERSHIP STRUCTURE
As noted above, following the 2021 Annual Meeting, our Board of Directors will include eight independent directors. In addition, effective April 1, 2021, our Executive Chairman position (currently held by Mr. Barrack) will be eliminated and Mr. Barrack will be a non-executive member of the Board. In connection with the foregoing, our Board has appointed Ms. Curtin as our independent, non-executive Chairperson of the Board. As Chairperson of the Board, Ms. Curtin presides over all meetings of the Board (including executive sessions of the independent directors) and stockholders, reviews and approves meeting agendas, meeting schedules and other information, acts as a liaison between (1) the outside directors and management, including the Chief Executive Officer, (2) among independent directors and (3) between interested third parties and the Board, serves as the focal point of communication to the Board regarding management plans and initiatives, ensures that the role between Board oversight and management operations is respected, consults on stockholder engagement and governance matters and performs such other duties as the Board requires from time to time.
Our President and Chief Executive Officer, Mr. Ganzi, is responsible for working with the Board in setting the Company’s strategic direction and day-to-day leadership and performance. Mr. Ganzi has substantial experience, knowledge and relationships in the digital industry and our Board believes that having the Chairperson role as a separate position allows Mr. Ganzi to focus on executing the Company’s digital transformation, which will best serve the interests of the Company.
In addition, the Board believes that having an independent Chairperson:
    (1)    increases the independent oversight of the Company and enhances the Board’s objective evaluation of our Chief Executive Officer;

    (2)    provides our Chief Executive Officer with an experienced sounding board in the Chairperson; and

    (3)    provides an independent spokesperson for the Company.

27 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

Our Compensation, Audit and Nominating and Corporate Governance Committees are currently comprised entirely of independent directors. The Board believes that having an independent Chairperson of the Board and independent Compensation, Audit and Governance Committees provides a structure for strong independent oversight of our management. Each committee chair presides over the chair’s committee meetings and reviews and approves meeting agendas, schedules and other information for the committee. We believe that the Board’s leadership structure, including its independent chair, majority of independent directors, and allocation of oversight responsibilities to appropriate committees, provides effective board-level risk oversight.
BOARD’S ROLE IN RISK OVERSIGHT
In February 2020, in light of the Company’s decision to become primarily focused on a single, digital strategy as well as in connection with the review and analysis conducted by Spencer Stuart regarding our Board’s governance, including the number of ad hoc Board committees, our Board, upon recommendation by the Nominating and Corporate Governance Committee, dissolved the Risk Committee effective at the 2020 annual stockholders meeting. The Board believes that, in consideration of the Company’s ongoing business simplification and digital transformation, it is appropriate for our Board, as a whole and through its standing committees, to oversee and monitor our risk management processes.
As part of the dissolution of the Risk Committee, the Board determined to allocate risk matters to its standing committees to ensure appropriate focus and oversight, as set forth below. Our Board committees meet regularly to discuss these areas of risk and report back to the Board.

	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING & CORPORATE GOVERNANCE COMMITTEE
AREAS OF RISK	Financial, Operational, Cybersecurity/Technology, Digital Continuity Plans, Insurance, Foreign Corrupt Practices Act, FX Exposure/Counterparty Risk	Compensation related risks, ESG oversight, HR Matters	Succession Planning, Board Refreshment and Onboarding

In connection with its oversight of risk to our business, our Board and its committees consider feedback from our Chief Risk Officer (who manages an internal risk review function), Internal Auditor and other members of management concerning the Company’s operations and strategies and consider the attendant risks to our business. The Board and its committees also engage in regular discussions regarding risk management with our independent and internal auditors. The Board routinely meets with our Chief Executive Officer and President, Chief Financial Officer, Chief Legal Officer and Chief Accounting Officer, and other members of management as appropriate in the Board’s consideration of matters submitted for Board approval and risks associated with such matters.
The Board and its committees hear reports from the members of management responsible for the matters considered to enable the Board and each committee to understand and discuss risk identification and risk management. The chair of each of the Board’s standing committees reports on the discussion to the full Board at the next Board meeting. All directors have access to members of management in the event a director wishes to follow up on items discussed during the Board meeting.
For further information regarding the roles performed by each of our committees, including in connection with risk oversight, see “Proposal No. 1 - Information about our Board of Directors and its Committees.” In addition, the Board is assisted in its oversight responsibilities by the other standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Board committee charters and as provided in NYSE rules.
MAJORITY VOTING STANDARD FOR ELECTION OF DIRECTORS
Our Bylaws provide that, in any uncontested election of directors, a director nominee will be elected by a majority of all of the votes cast for and against such nominee at a meeting of stockholders duly called and at which a quorum is present. If in any uncontested election of directors an incumbent director does not receive a majority of the votes cast by stockholders entitled to vote with respect to the election of that director, our corporate governance guidelines require such director to tender his or her resignation within three days after certification of the results. To the extent that one or more directors’ resignations are accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

28 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors
DIRECTORS OFFER OF RESIGNATION POLICY
Our Corporate Governance Guidelines provide that, whenever a member of our Board accepts a position with a company that is competitive to the Company’s business or violates our Code of Ethics, Corporate Governance Guidelines or any other Company policy applicable to members of our Board, such Board member must offer his or her resignation to the Nominating and Corporate Governance Committee for its consideration. Such Board member is expected to act in accordance with the Nominating and Corporate Governance Committee’s recommendation in this regard.
EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS
Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, in order to promote open discussion among non-management directors, our Board of Directors devotes a portion of each regularly scheduled Board and committee meeting to executive sessions without management participation. In addition, our corporate governance guidelines provide that if the group of non-management directors includes directors who are not independent, as defined in the NYSE’s listing standards, at least one such executive session convened per year shall include only independent directors. Our Lead Independent Director, who effective April 1, 2021, will become Chairperson of the Board, presides and will continue to preside at these sessions.
DIRECTOR NOMINATION PROCEDURES
Our goal is to ensure that our Board of Directors consists of a diversified group of qualified individuals that function effectively as a group. While it is expected that qualifications and credentials for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors, our Nominating and Corporate Governance Committee charter provides that candidates for director must have the highest personal and professional integrity, a demonstrated exceptional ability and judgment and an ability to be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Company and its stockholders.
In addition to the aforementioned qualifications, the Nominating and Corporate Governance Committee shall assess the nominee’s independence and may consider, among other things, the following, all in the context of an assessment of the perceived needs of the Board at that time:
•diversity, age, background, skill and experience;
•personal qualities, high ethical standards and characteristics, accomplishments, and reputation in the business community;
•knowledge and contacts in the communities in which the Company conducts business and in the Company’s industry or other industries relevant to the Company’s business;
•ability and willingness to devote sufficient time to serve on the Board and committees of the Board;
•knowledge and expertise in various areas deemed appropriate by the Board; and
•fit of the individual’s skills, experience, and personality with those of other directors in maintaining an effective, collegial, and responsive Board.
The Nominating and Corporate Governance Committee will seek to identify director candidates based on input provided by a number of sources, including (a) Nominating and Corporate Governance Committee members, (b) other members of the Board of Directors and (c) stockholders of the Company. The Nominating and Corporate Governance Committee also has the sole authority to consult with or retain advisors or search firms as it deems necessary or appropriate in its sole discretion, including any search firm to assist in the identification of qualified director candidates.
In 2020, as part of our continuing Board refreshment efforts and Spencer Stuart’s analysis of our Board governance and other matters, we also engaged Spencer Stuart as a third party executive search firm to assist the Nominating and Corporate Governance Committee in identifying, screening and assessing potential director candidates with digital experience.
Pursuant to our Bylaws, written notice by stockholders of qualifying nominations for election to our Board at the 2021 Annual Meeting must have been received by December 2, 2020. We did not receive any such nominations and no other nominations for election to our Board may be made by stockholders at the 2021 Annual Meeting.

29 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors
COMMUNICATIONS WITH THE BOARD
Our Board has established a process to receive communications from interested parties, including stockholders. Interested parties may contact the Lead Independent Director, who, effective April 1, 2021, will become Chairperson of the Board, at the following address: “Lead Director” c/o Secretary, Colony Capital, Inc., 750 Park of Commerce Drive, Suite 210, Boca Raton, FL 33487, or by email at leaddirector@clny.com. The Chairperson of the Board will decide what action should be taken with respect to the communication, including whether such communication should be reported to the Board of Directors.
POLICY FOR REVIEW OF RELATED PERSON TRANSACTIONS
Our Board of Directors has adopted a written Related Party Transaction Policy in order to ensure that related party transactions are properly reviewed and fully disclosed in accordance with the rules and regulations of the SEC and NYSE. All related party transactions, including transactions between us and any executive officer, director, director nominee or more than 5% stockholder of the Company, or any of their immediate family members, where the amount involved exceeds $120,000 and in which such related person has a direct or indirect material interest, must be approved or ratified by either our Audit Committee or a majority of the disinterested members of our Board of Directors. For purposes of the policy, a related party transaction does not include any co-investments made by and between the Company (or its subsidiaries) and one or more investment vehicles formed, sponsored and managed by the Company or its subsidiaries, regardless of when such co-investment is made, or any transactions related to any such co-investment. As a general rule, all related party transactions should be on terms reasonably comparable to those that could be obtained by the Company in arm’s length dealings with an unrelated third party; however, in such cases where it may be impractical or unnecessary to make such a comparison, the Audit Committee or a majority of the disinterested members of the Board may approve any such transaction at their discretion in accordance with the Related Party Transaction Policy.
In preparation of the Company’s proxy statement, each director and executive officer completes a director and officer questionnaire, which requires disclosure of any transactions with us in which the director or executive officer or any member of his or her immediate family, has an interest. The Company’s chief compliance officer reviews the questionnaires to determine if there are any related party transactions that need to be disclosed to our Audit Committee.
Pursuant to our Audit Committee’s charter, in addition to conducting a review of all related party transactions in accordance with the Related Party Transaction Policy, the Audit Committee must review the Related Party Transaction Policy periodically and reports the results of such reviews to Board.
See “Certain Relationships and Related Transactions” on page 76 for a description of our related party and certain other transactions.
ANTI-HEDGING/PLEDGING POLICY
Our insider trading policy applicable to all employees of the Company, including all of our officers and members of our Board, among others, strictly prohibits at all times (1) trading in call or put options involving the Company’s securities and other derivative securities, (2) engagement in short sales of the Company’s securities, (3) holding the Company’s securities in a margin account, and (4) pledging the Company’s stock to secure margin or other loans, except as otherwise approved by our Board.

30 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors
INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES
During the year ended December 31, 2020, our Board met on 27 occasions. Each director then serving attended at least 75% of the aggregate number of meetings of our Board and of all committees on which he or she served.
All directors are expected to attend the annual meeting of stockholders as provided in our corporate governance guidelines. All of the directors on our Board in May 2020 attended the 2020 annual meeting of stockholders.
Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these standing committees has adopted a committee charter, which is available on our website at www.clny.com under the heading “Shareholders—Corporate Governance” or by writing to Investor Relations, Colony Capital, Inc., 750 Park of Commerce Drive, Suite 210, Boca Raton, FL 33487 to request a copy, without charge.
In addition to our standing committees, the Board of Directors formed a Demand Review Committee to evaluate demand letters received in 2019 and 2020 from purported stockholders of the Company regarding certain allegations made against certain of the Company’s current and former executive officers and directors, which were substantially similar to those alleged in certain class action lawsuits filed against the Company in 2018 and 2020, respectively. In 2020, in connection with the dismissal of the 2018 class action lawsuits, the Demand Review Committee formed in 2019 was dissolved. In connection with the recent dismissal of the 2020 class action lawsuits, we expect that the Demand Review Committee formed in 2020 will be dissolved this year.
Each committee of our Board is composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, the Compensation Committee is composed exclusively of individuals referred to as “non-employee directors” in Rule 16b-3 of the Exchange Act, and “outside directors” in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
2021 Board Committee Rotation
In connection with our Board’s dedication to Board refreshment and our company’s digital transformation, the Nominating and Corporate Governance Committee conducted an extensive evaluation of the skills, qualifications and diversity of our director nominees for the 2021 Annual Meeting. Following this evaluation, upon the Nominating and Corporate Governance Committee’s recommendation, the Board has approved a rotation of its committee chairpersons and memberships to take effect on May 3, 2021.
The below charts summarize our current Board committee memberships and the Board committee memberships effective May 3, 2021.

CURRENT CLNY COMMITTEE MEMBERSHIPS
	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	DEMAND REVIEW COMMITTEE(1)
INDEPENDENT DIRECTOR
J. Braxton Carter(2)	—	—	—	—
Nancy A. Curtin(3)	—	—	—	—
Jeannie H. Diefenderfer	M(4)	M(4)	—	M
Jon A. Fosheim	M, E	—	C	—
Craig M. Hatkoff	—	M(4)	M(5)	M
Gregory J. McCray (6)	—	—	—	—
Raymond C. Mikulich	M(4)	M	—	—
George G. C. Parker	C, E	M	—	—
Dale Anne Reiss	M, E	—	M	—
John L. Steffens	—	C	M	—
NUMBER OF MEETINGS HELD IN 2020	7	13	11	1

C	Committee Chair	M	Committee Member	E	Audit Committee Financial Expert
         (1) Formed on August 5, 2020, and expected to be dissolved in 2021.
         (2) Joined our Board effective March 2, 2021.
         (3) Ms. Curtin will become our independent, non-executive Chairperson of our Board effective April 1, 2021 (having previously served as Lead Independent Director).
         (4) Effective as of June 18, 2020.
         (5) Effective as of February 19, 2020.
         (6) Joined our Board effective January 1, 2021.

31 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors

CLNY COMMITTEE MEMBERSHIPS EFFECTIVE MAY 3, 2021
	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	DEMAND REVIEW COMMITTEE(1)
INDEPENDENT DIRECTOR
J. Braxton Carter	C, E	M	—	—
Nancy A. Curtin(2)	—	—	—	—
Jeannie H. Diefenderfer	M	—	M	M
Jon A. Fosheim	M, E	C	—	—
Gregory J. McCray	—	M	M	—
Sháka Rasheed(3)	—	—	—	—
Dale Anne Reiss	M, E	—	C	—
John L. Steffens	—	M	M	—

C	Committee Chair	M	Committee Member	E	Audit Committee Financial Expert
     (1) Formed on August 5, 2020, and expected to be dissolved in 2021.
         (2) Ms. Curtin will become our independent, non-executive Chairperson of our Board effective April 1, 2021 (having previously served as Lead Independent Director).
         (3) Director nominee for the 2021 Annual Meeting.
AUDIT COMMITTEE
Our Board has determined that all five members of the Audit Committee and prospective Audit Committee member and chairperson-elect, J. Braxton Carter, are independent and financially literate under the rules of the NYSE. In addition, our Board has determined that current Audit Committee members, George G. C. Parker (Chairman), Jon A. Fosheim, Raymond C. Mikulich, and Dale Anne Reiss, as well as prospective Audit Committee member and chairperson-elect, Mr. Carter, are “audit committee financial experts,” as that term is defined by the SEC. The Audit Committee is responsible for the oversight of, among other things, our accounting and financial reporting processes, the integrity of our consolidated financial statements and financial reporting process, our systems of disclosure controls and procedures and internal control over financial reporting, the enterprise-wide risk management policies of our operations, our compliance with financial, legal and regulatory requirements and our ethics program, the evaluation of the qualifications, independence and performance of our independent registered public accounting firm, and the performance of our internal audit function. In addition, the Audit Committee has established and maintains procedures for the receipt of complaints and submissions of concerns regarding accounting and auditing matters. The Audit Committee Report is included later within this Proxy Statement.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Our Board has determined that all members of the Nominating and Corporate Governance Committee are independent under the rules of the NYSE. The Nominating and Corporate Governance Committee is responsible for, among other things, identifying and recommending to our Board qualified candidates for election as directors and recommend nominees for election as directors at the annual meeting of stockholders. It also implements and monitors our Corporate Governance Guidelines. It reviews and makes recommendations on matters involving the general operation of our Board and our corporate governance and annually recommends to our Board nominees for each committee of our Board. In addition, the Nominating and Corporate Governance Committee annually facilitates the assessment of our Board’s performance as a whole and of the individual directors and reports thereon to our Board.
COMPENSATION COMMITTEE
Our Board has determined that all members of the Compensation Committee are independent under the rules of the NYSE. The Compensation Committee is responsible for, among other things, reviewing and approving on an annual basis corporate goals and objectives relevant to our Chief Executive Officer’s compensation and evaluating our Chief Executive Officer’s performance in light of such goals and objectives, determining compensation for our executive officers, implementing and administering our equity compensation plans, preparing and submitting a report on executive compensation for inclusion in our proxy statement and/or annual report and reviewing, evaluating and recommending to the Board, if appropriate, changes to the compensation for directors. In addition, the Compensation Committee also ensures that compensation plans are designed with an appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not encourage excessive or unnecessary risk-taking behavior.
The Compensation Committee may delegate its authority to members as it deems appropriate, and any actions taken by such members must be reported to the full Compensation Committee at its next regularly scheduled meeting. The Compensation Committee has the sole authority to retain and terminate such outside legal, accounting or other advisors to the Compensation

32 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors
Committee as it deems necessary and advisable in its sole discretion, including compensation consultants. In selecting such advisors or consultants, the Compensation Committee considers the independence of such advisor or consultant, as determined by it in its business judgment, in accordance with the standards of the NYSE, any applicable rules and regulations of the SEC and other applicable laws relating to independence of advisors and consultants. The Compensation Committee will be directly responsible for the appointment, compensation, and oversight of the work of any compensation consultant or other advisor retained by the Compensation Committee.
The Compensation Committee Report is included later within this Proxy Statement.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
There are no Compensation Committee interlocks or employee participation on the Compensation Committee.
PRIOR BOARD COMMITTEES
Prior to our 2020 annual meeting of stockholders, our Board had formed (1) a Corporate Communications Committee to monitor and review with management certain public press and media attention regarding the Company, and (2) a Credit Transaction Committee to review, evaluate and make recommendations to the Board regarding a potential transaction for the Company’s credit business. Based on the Nominating and Corporate Governance Committee’s recommendation, the Board dissolved the Corporate Communications Committee and the Credit Transaction Committee on May 5, 2020 in order to limit the number of ad hoc Board committees consistent with Spencer Stuart’s recommendations. Following the dissolution of such committees, any matters previously under such committee’s respective purview will be addressed as appropriate by the full Board.
In addition, in February 2020, in light of the Company’s decision to become primarily focused on a single, digital strategy as well as in connection with the review and analysis conducted by Spencer Stuart regarding our Board’s governance, including the number of ad hoc Board committees, our Board, upon recommendation by the Nominating and Corporate Governance Committee, dissolved the Risk Committee effective on May 5, 2020. The Board believes that, in consideration of the Company’s ongoing business simplification and digital transformation, it is appropriate for our Board, as a whole and through its standing committees, to oversee and monitor our risk management processes. See “Board’s Role in Risk Oversight” above.

33 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors
DIRECTOR COMPENSATION
DETERMINATION OF COMPENSATION AWARDS
The Compensation Committee has responsibility for making recommendations to our Board regarding non-employee director compensation. Our goal is the creation of a reasonable and balanced Board compensation program that aligns the interests of our Board with those of our stockholders. We use a combination of cash and stock-based compensation to attract and retain highly-qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us, participation on Board committees, the skill-level required by us of members of our Board and competitive pay practice data.
In 2020, the Compensation Committee engaged an independent compensation consultant, Frederic W. Cook & Co. (“FW Cook”), to assist in its review of competitive practice data regarding non-employee director compensation and to advise the Compensation Committee in connection with making recommendations to our Board with respect to the amount and form of such compensation. In addition, FW Cook provided services in 2020 relating to executive compensation matters for the Company’s executive officers as discussed in “Compensation Discussion and Analysis” in this Proxy Statement. Following the Compensation Committee’s comprehensive review of competitive practice data and in consideration of advice provided by FW Cook and the Company’s ongoing transition to a digital-focused strategy, the Compensation Committee recommended to our Board, and our Board approved, the non-employee director compensation program described below for 2020.
NON-EMPLOYEE DIRECTORS
During 2020, our non-employee directors’ fees were as follows:

Annual Cash Retainers
Cash Retainer	$100,000
Additional cash retainer for Lead Independent Director(1)	$75,000
Additional cash retainer for Committee Chairpersons:
Audit Committee	$25,000
Compensation Committee	$15,000
Nominating & Corporate Governance Committee	$15,000
Risk Committee(2)	$15,000
Additional cash retainer for Committee Members (other than Chairperson):
Audit Committee	$12,500
Compensation Committee	$7,500
Nominating & Corporate Governance Committee	$7,500
Risk Committee(2)	$7,500
Annual Stock Award
Granted promptly following annual re-election, subject to one-year vesting condition(3)	$160,000
(1)    The Lead Independent Director attends regularly scheduled committee meetings without any additional compensation for such participation at the committee meetings for which he or she is not a member. Effective April 1, 2021, our Lead Independent Director will become our independent, non-executive Chairperson.
(2)    The Risk Committee was dissolved effective May 5, 2020.
(3)    To be granted two business days following such director’s re-election to the Board in the form of restricted shares of Class A common stock, which will vest in full on the one-year anniversary of the date of grant, subject to the director’s continued service on the Board. In addition, promptly following initial appointment or election to our Board, a pro rata portion (based on the period from such director’s initial appointment to the first anniversary of the Company’s most recent annual stockholder meeting) of the Annual Stock Award is granted, subject to vesting on the first anniversary of the Company’s most recent annual stockholder meeting.
The annual retainers are paid quarterly in arrears in cash. The Company also reimburses each of the directors for their travel expenses incurred in connection with their attendance at Board and committee meetings.
Non-Executive Director Deferred Compensation Program
The non-executive directors have the right to elect to receive all or a portion of their annual retainers and any additional annual retainers in the form of deferred stock units in lieu of cash or restricted stock, which units would be issued as of the applicable payment date and valued based on the closing price of the Company’s shares of Class A common stock on the business day prior to such applicable payment date. Deferred stock units are payable in shares of the Company’s Class A common stock either upon the director’s departure from the Board or in annual installments over three years following departure. All deferred

34 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors
stock units are entitled to receive dividend equivalent payments, which are reinvested into additional deferred stock units. Any such additional deferred stock units will be subject to the same restrictions and conditions, including any vesting conditions, as the deferred stock units with respect to which they were credited.
DIRECTOR COMPENSATION FOR 2020
The following table provides information concerning the compensation of our non-employee directors for 2020:

NAME	FEES EARNED OR PAID IN CASH ($)(1)	STOCK AWARDS ($)(2)	ALL OTHER COMPENSATION ($)(3)	TOTAL ($)
J. Braxton Carter(4)	$—	$—	$—	$—
Douglas Crocker II(5)	$119,114	$170,560	$42,198	$331,872
Nancy A. Curtin	$177,596	$170,560	$—	$348,156
Jeannie Diefenderfer(6)	$76,373	$170,560	$—	$246,933
Jon A. Fosheim	$127,500	$170,560	$—	$298,060
Craig M. Hatkoff(7)	$113,104	$170,560	$—	$283,664
Gregory J. McCray(4)	$—	$—	$—	$—
Justin E. Metz(8)	$17,692	$—	$—	$17,692
Raymond C. Mikulich(7)	$116,792	$170,560	$—	$287,352
George G. C. Parker(7)	$132,500	$170,560	$—	$303,060
Dale Anne Reiss	$120,000	$170,560	$—	$290,560
Charles W. Schoenherr(9)	$60,000	$170,560	$—	$230,560
John A. Somers(5)	$119,388	$170,560	$42,198	$332,146
John L. Steffens	$122,500	$170,560	$—	$293,060
(1)    For Messrs. Crocker, Fosheim and Steffens, amounts include the value of 9,126, 22,836 and 43,878 deferred stock units, respectively, received in lieu of directors’ cash compensation for service in 2020.
(2)    Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of the shares of common stock and/or deferred stock units granted to each of our non-employee directors (except for Mr. Metz, who resigned as a member of our Board on February 25, 2020, and Messrs. Carter and McCray, who were elected as a member of our Board on March 2, 2021 and January 1, 2021, respectively) on May 7, 2020, which was for the annual grant in connection with each director’s re-election to the Board on May 5, 2020. As of December 31, 2020, except for (i) 81,219 unvested shares held by each of Mses. Diefenderfer and Reiss and Messrs. Hatkoff and Parker, (ii) 40,609 unvested shares and 40,610 unvested deferred stock units held by Mr. Crocker and (iii) 81,219 unvested deferred stock units held by each of Ms. Curtin and Messrs. Fosheim, Mikulich, Schoenherr, Somers and Steffens, none of our directors held any unexercised option awards or unvested stock awards that had been granted as director compensation. Following each of Messrs. Crocker’s and Somers’ respective resignations from our Board, all unvested stock awards held by them were accelerated. Each of the stock awards in 2020 was issued in the form of deferred stock units, except 50% of the stock award granted to Mr. Crocker and 100% of the stock awards granted to each of Mses. Diefenderfer and Reiss and Messrs. Hatkoff and Parker were in restricted shares of the Company’s Class A common stock.
(3)    Represents cash retainer amounts paid to each of Messrs. Crocker and Somers in connection with their respective resignations from our Board on December 31, 2020. Such amounts paid reflect what each of Messrs. Crocker and Somers would have received had they remained members of the Board, including any applicable committees, through the date of the 2021 Annual Meeting.
(4)    Messrs. Carter and McCray were not appointed to our Board until 2021 and therefore, did not receive any compensation in 2020.
(5)    Each of Messrs. Crocker and Somers resigned as a member of our Board on December 31, 2020.
(6)    Ms. Diefenderfer was elected to our Board on May 5, 2020 and therefore, the compensation earned in 2020 includes Ms. Diefenderfer’s pro rata portion of the annual cash retainers for the fiscal quarter in which she was initially elected.
(7)    Messrs. Hatkoff, Mikulich and Parker are not standing for re-election at the 2021 Annual Meeting.
(8)    Mr. Metz resigned as a member of our Board on February 25, 2020.
(9)    Mr. Schoenherr resigned as a member of our Board on July 1, 2020.
DIRECTOR STOCK OWNERSHIP GUIDELINES
Our Board adopted the following minimum stock ownership guidelines for non-executive members of our Board:

TITLE	GUIDELINE
Non-Executive Directors	A multiple of 4X annual director cash base retainer
Pursuant to the Non-Executive Independent Director Compensation Policy, each non-executive director is required to maintain ownership of shares of Class A common stock of the Company (which may include deferred stock units) with a value no less than four-times (4x) the annual cash base fee for his or her services. In connection with the foregoing share ownership requirement, each non-executive director shall have until the end of the five-year period commencing on the later of January 11, 2017 or upon such director’s initial election to the Board to comply with the minimum share ownership requirement in order to stand for re-election.

35 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 1: Election of Directors
EXECUTIVE OFFICERS
The following sets forth certain information concerning our executive officers. Our executive officers, who are appointed annually by our Board of Directors, are critical to creating and executing on the Company’s strategy.

NAME	AGE	POSITION
Thomas J. Barrack, Jr.(1)	73	Executive Chairman
Marc C. Ganzi	49	President and Chief Executive Officer
Jacky Wu	38	Executive Vice President, Chief Financial Officer
Ronald M. Sanders	57	Executive Vice President, Chief Legal Officer and Secretary
Sonia Kim	47	Managing Director and Chief Accounting Officer
(1)    On March 30, 2021, the Company entered into an agreement with Mr. Barrack, pursuant to which, effective as of April 1, 2021, the position of Executive Chairman will be eliminated and Mr. Barrack will be a non-executive member of the Board. See “—Employment Agreements—Separation Agreement with Thomas J. Barrack, Jr.”
See “Proposal No. 1: Election of Directors - Board of Directors” above for each of Messrs. Barrack’s and Ganzi’s respective biographical information.
Jacky Wu is an Executive Vice President and Chief Financial Officer of Colony Capital. Prior to joining the Colony Capital business in March 2020, Mr. Wu served as Executive Vice President and Chief Financial Officer of Driven Brands, Inc. (NASDAQ: DRVN), America's largest automotive aftermarket platform from September 2016 to March 2020, during which time he oversaw the filing of Driven Brands’ registration statement in connection with its initial public offering in March 2020. Prior to that, Mr. Wu served as Executive Vice President and Chief Financial Officer of Xura, Inc. (formerly Comverse, Inc. (NASDAQ: MESG)) from April 2015 to September 2016, when the company was taken private. From May 2010 to March 2015, Mr. Wu was Vice President at American Tower Corporation (NYSE: AMT), where he was Vice President of Finance and Mergers & Acquisitions from January 2014 to March 2015 and Vice President of Financial Planning and Analysis, US Tower from May 2010 to December 2013. Prior to that, Mr. Wu spent eight years at Verizon Communications (NYSE: VZ), from 2002 to 2010, where he served in numerous accounting, finance and business development roles, including as the Director and Chief Financial Officer of Verizon’s Digital Services Inc. from 2009 to 2010. He graduated summa cum laude, Phi Beta Kappa and with Departmental Honors with a Master of Business Administration and a Bachelor of Science in Economics from Tulane University.
Ronald M. Sanders is an Executive Vice President and the Chief Legal Officer and Secretary of Colony Capital. Mr. Sanders is responsible for the management of global legal affairs and generally provides legal and other support to the operations of Colony Capital. Prior to joining the Colony Capital business in 2004, Mr. Sanders was a Partner with the law firm of Clifford Chance US LLP. Mr. Sanders received his Bachelor of Science from the State University of New York at Albany in 1985, and his Juris Doctor from the New York University School of Law in 1988.
Sonia Kim is a Managing Director and the Chief Accounting Officer of Colony Capital. Ms. Kim is responsible for financial reporting and accounting policy matters for Colony Capital and its managed vehicles. Prior to joining Colony Capital in 2008, Ms. Kim was an auditor with Deloitte & Touche LLP and PricewaterhouseCoopers LLP, serving clients primarily in real estate and financial services industries. Ms. Kim received a Bachelor of Arts in Business Economics from the University of California, Los Angeles, and is a Certified Public Accountant in the State of California.

36 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 2: Non-Binding, Advisory Vote to Approve Named Executive Officer Compensation
PROPOSAL NO. 2:     Non-Binding, Advisory Vote to Approve Named Executive Officer Compensation
Pursuant to Section 14A(a)(1) of the Exchange Act, we are providing stockholders with the opportunity to approve the following non-binding, advisory resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
We are asking our stockholders to indicate their support for the resolution approving our named executive officers’ compensation as described in this Proxy Statement. This vote is not limited to any specific item of compensation but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. Please see “Compensation Discussion and Analysis” in this Proxy Statement for additional details about our executive compensation programs, including information about the compensation of our named executive officers for 2020.
The resolution approving the compensation of our named executive officers is advisory and, therefore, will not have any binding legal effect on the Company, our Board or the Compensation Committee. Our Board and the Compensation Committee value the opinions of our stockholders and intend to take the results of the vote on this proposal into account in future decisions regarding the compensation of our named executive officers.
Our Board of Directors Recommends a Vote “FOR” Adoption of This Resolution, Approval of Named Executive Officer Compensation.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the Compensation Committee:
John L. Steffens, Chairperson
Jeannie Diefenderfer
Craig M. Hatkoff
Raymond C. Mikulich
George G. C. Parker

37 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion & Analysis section discusses the compensation of our named executive officers as follows:

NAME	POSITION
Marc C. Ganzi	President and Chief Executive Officer
Jacky Wu	Executive Vice President and Chief Financial Officer
Ronald M. Sanders	Executive Vice President, Chief Legal Officer and Secretary
Neale W. Redington	Managing Director, CFO-Non-Digital and Former Chief Accounting Officer
Thomas J. Barrack, Jr. (1)	Executive Chairman
(1)    On March 30, 2021, the Company negotiated an agreement with Mr. Barrack, pursuant to which, effective as of April 1, 2021, the position of Executive Chairman will be eliminated and Mr. Barrack will be a non-executive member of the Board. See “—Employment Agreements—Separation Agreement with Thomas J. Barrack, Jr.”

Our named executive officers for 2020 also include three former executives who were not employees as of December 31, 2020.

NAME	POSITION
Mark M. Hedstrom	Former Executive Vice President, Chief Financial Officer, Chief Operating Officer, and Treasurer
Darren J. Tangen	Former President
Kevin P. Traenkle	Former Executive Vice President and Chief Investment Officer

EXECUTIVE SUMMARY

2020 BUSINESS HIGHLIGHTS

Colony Capital accelerated its transformation in 2020 towards a digital strategy. Key 2020 actions included:

•Strong operational results during business transformation and challenging events of 2020
•Revisions to 2020 executive compensation structure based on extensive shareholder engagement
•Continued focus on Environmental, Social, and Governance (ESG) topics
•Appointment of Marc C. Ganzi as Chief Executive Officer on July 1, 2020
•Hiring of Jacky Wu as Chief Financial Officer, with appointment effective on July 1, 2020
•Negotiated an agreement with Thomas J. Barrack, Jr., our Founder, Executive Chairman, and prior Chief Executive Officer, pursuant to which, effective as of April 1, 2021, the position of Executive Chairman will be eliminated and Mr. Barrack will be a non-executive member of the Board
•Ongoing shareholder engagement around 2020 say-on-pay results and evolution of executive pay program
•Approval by the Compensation Committee of a 2021 metrics-based executive incentive compensation program consisting of both digital and legacy performance measures, with an emphasis on digital segment performance

38 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

+$1.9BLiquidity
During 2020, in the face of the COVID-19 pandemic, we overcame capital constraints by generating almost $2 billion of liquidity to extend debt maturities, reduce leverage and invest substantial capital into digital infrastructure:
•Amended Corporate Revolver (+$450M)
•Issued New 2025 Exchangeable Notes (+$300M)
•Strategic Investment with Wafra (initial $400M increased to +$500M)
•Executed Legacy Asset Monetizations (+$700M)

>350% Common Stock Price Increase
Our common stock price has increased by more than 350% from its trough in March 2020 (the month in which the effective date of Mr. Ganzi’s appointment as our CEO was announced) with management’s decisive actions taken in 2020 to stabilize CLNY’s capital structure

~90% Y-o-Y Growth in Digital FEEUM
•Raised $2.2B of net co-investment capital around Zayo, Vantage SDC, Vantage Europe and zColo
•Raised ~$400M of FEEUM across two digital liquid strategies
•Successful $4.2B first closing of our second flagship digital fund, DCP II (exceeding total raised of our first flagship digital fund, DCP I)

+$22B Invested in High Quality Digital Assets	Executed on $22B in transaction value in 2020 across all digital infrastructure sectors, deploying over $5B of FEEUM

UPDATES TO 2020 COMPENSATION PROGRAM

We undertook a shareholder engagement process after our 2020 annual meeting in response to our say-on-pay vote. Based in part on the feedback from these one-on-one conversations, the Compensation Committee approved meaningful changes made to the 2020 compensation program to focus our executives on long-term value creation as we pursue our digital evolution and further strengthen alignment with our stockholders, as follows:

(1) increased the weighting of corporate financial metrics in the Company’s annual incentive plan from 60% to 75%, and decreased the weighting attributable to pre-established individual goals, objectives and performance targets from 40% to 25%

(2) established that 50% of all long-term incentive equity compensation, regardless of whether paid by the Company or Company-managed vehicles, will be performance-based

(3) increased the rigor of the performance hurdles in our total stockholder return (TSR) performance-based equity awards by increasing the minimum payout threshold from the 10th percentile to the 25th percentile, increasing the threshold for target payout from the 50th percentile to the 55th percentile, and capping payouts at target when absolute TSR is negative

Continued Focus on ESG

In connection with our digital transformation, we seek to improve our operating performance and the operating performance of the digital companies in which we invest by helping to sustainably connect the world’s leading mobile communications and technology companies with enterprises and consumers at the lowest possible cost with the lowest possible carbon footprint. Identified through a materiality mapping process, we focus our efforts on five core ESG issues, which are the issues most important to our business and to our customers, stockholders, employees and other stakeholders: (1) Climate Change Considerations, (2) Diversity, Equity and Inclusion, (3) Workplace Health and Safety, (4) Business Ethics, and (5) Privacy and Data Security.

Key 2020 ESG Accomplishments:

•Established DEI Steering Committee
•Committed to become Net Zero by 2030

39 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
•Created a four pillar program to facilitate the composition of a diverse workforce reflective of the constituencies and communities we serve
•Developed a 2021 internship program, with 75% diverse candidate hires through organizations such as Seizing Every Opportunity (SEO), Toigo, and One Search Young Women in Finance (UK)

In early 2021, we also began communicating our ESG related performance expectations and establishing reporting requirements for portfolio companies on the core ESG key performance indicators. We look forward to sharing more about that process going forward.

Leadership Transition

In early 2019, Mr. Barrack, as Executive Chairman and CEO of the Company, with the support of the Board of Directors, determined to transform the Company from a strategy focused on multiple real estate asset classes generating yield to a strategy focused on high growth digital communications and technology infrastructure. To execute on this transformative strategic shift, in July 2019, Mr. Barrack engineered and led the Company’s acquisition of Digital Bridge Holdings, a leading investor in digital infrastructure, with the expectation and agreement that Digital Bridge’s CEO, Mr. Ganzi, would within a two year period succeed Mr. Barrack as CEO of the Company. The business plan envisioned that the Company would rotate its assets under management to become a pure play digital infrastructure company and commence an orderly re-balancing of its legacy assets and liabilities.

Messrs. Barrack and Ganzi have devoted their full attention toward facilitating the Company’s digital transformation and have substantially achieved the pivot and correspondingly ignited the upward trajectory of the return of shareholder value envisioned in July 2019. Highlights include the appointment of Mr. Ganzi as CEO and Mr. Wu as CFO in July 2020 with Mr. Barrack continuing in his role as Executive Chairman; adding high quality digital infrastructure investments to the Company’s balance sheet; raising over $13 billion of third party FEEUM commitments for digital infrastructure products; acquiring over $22 billion of digital platforms; disposing of over $2.4 billion of legacy assets; and addressing balance sheet liabilities to provide over $1 billion of liquidity. As a result, digital infrastructure now represents over 60% of the Company’s assets under management, which is expected to continue to increase during 2021. Given the Company’s substantial progress in executing on the digital pivot, Mr. Barrack has determined, and the Board has agreed, that the duties of, and necessity for, an executive chairman have been mostly discharged and Mr. Barrack can now concentrate on other non-digital infrastructure business interests and opportunities, including Falcon Acquisition Corp. (a black check company that recently filed its initial registration statement), which are not within the investment mandate of the Company. Additionally, Mr. Barrack will allocate more time to his Family office and various philanthropic pursuits. The position of Executive Chairman will be eliminated, Mr. Barrack will be a non-executive member of the Board of Directors, and Mr. Barrack continues to be one of the Company’s meaningful shareholders. At such time that Mr. Barrack is not a member of the Board of Directors, Mr. Barrack will become Chairman Emeritus of the Company. In connection with the foregoing, Ms. Nancy Curtin, currently the Company’s Lead Independent Director will become the independent, non-executive Chairperson of the Board. The foregoing terms are outlined in the section “—Employment Agreements” below.

Stockholder Engagement Commitment

Our Board believes in listening to and communicating with stockholders. We believe stockholder insight and recommendations should be an integral part of Board discussions on many matters, including executive compensation. During 2021, in a stockholder outreach campaign led by John L. Steffens, the Chairman of our Compensation Committee, we met virtually with nine of our 15 largest institutional investors (representing nearly 35% of our outstanding stock) to solicit feedback and better understand their individual concerns on our overall executive compensation program. Neither our Executive Chairman, CEO nor any other NEO participated in any of these meetings with investors.

Our Compensation Committee deeply values the continued interest of and feedback from our shareholders on our executive compensation program and are committed to maintaining an active dialogue with them to ensure their perspectives are thoughtfully taken into account. For a discussion of the feedback received and the actions we took in response, see “Stockholder Engagement & 2020 Say-on-Pay Vote” below.

Continued Evolution of CEO and NEO Pay Model for 2021

With Marc C. Ganzi’s appointment as our company’s CEO in July 2020, our Compensation Committee engaged in a robust assessment of CEO pay models used among peers across the alternative asset management and REIT industries, which included consideration of feedback from stockholder engagement and recommendations from Semler Brossy, our independent compensation consultant.

40 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Following its assessment, our Compensation Committee adopted a structured CEO pay model for 2021, which is primarily driven by formulaic-based determinations of rigorous financial and non-financial goals. This model was subsequently adopted for all named executive officers and will be used to determine compensation for 2021 performance. The features of the 2020 program noted above also will be continued in the 2021 program. Our Compensation Committee believes that the structured pay model will best align incentives of our CEO with the interests of our stockholders.

PAY FOR PERFORMANCE PHILOSOPHY AND PROGRAM OBJECTIVES

OUR PHILOSOPHY

The primary goal of our executive compensation program is to align the interests of our executive officers with those of our stockholders in a way that allows us to attract and retain the best executive talent.

è	Implements elements of compensation programs from both REITs and alternative asset managers, including base salaries, cash bonuses, equity awards and incentive fee allocations, in order for us to remain competitive in the market for attracting and retaining executive talent
è	Focuses on creating variable pay structures, emphasizing long-term compensation directly related to our stock price, relative TSR and other strategic and financial objectives
è
Benchmarks our performance and compensation against both REIT peers and alternative asset manager peers with consideration of company market capitalization and complexity as indicated by revenues, range of businesses and other factors to set target levels of compensation and determine the value and level of award opportunities

OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program is designed to strengthen the link between pay and performance.

è
Utilizes a formulaic approach to determining annual cash bonus awards to executive officers involving objective corporate financial metrics (75%) and subjective elements (25%) relating to personal performance targets, as opposed to a fully discretionary approach

è	Sets targets more heavily weighted towards equity over cash compensation
è	Grants at least 50% of long-term incentive equity compensation in the form of performance-based awards
Our executive compensation program consists of salary and certain variable pay components, including annual cash bonus, long-term incentive equity awards, and incentive fee allocations.

COMPENSATION PRACTICES

We believe that our executive compensation programs provide appropriate performance-based incentives to attract and retain leadership talent in the highly competitive market in which we operate, to align management and stockholder interests and to continue to drive our long-term track record of superior returns to stockholders. The following are key features of our executive compensation programs:

41 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

What We Do	What We Don’t Do

Pay for performance. The vast majority of total compensation is tied to performance (i.e., there are minimum incentive targets, but not guaranteed minimum payments(1)) and salaries comprise a relatively small portion of each executive’s overall compensation opportunity.
No Tax Gross Ups. We do not provide tax gross-ups on compensation payments made in connection with a change of control.
Long-term alignment with stockholders. Our equity incentive awards are subject to time-based, multi-year vesting schedules to enhance executive officer retention.	No Guaranteed Bonuses. We do not provide guaranteed bonuses.

Relative TSR Performance Alignment. We align the interest of our executive officers with our long-term investors by designing our equity compensation program to provide for future multi-year, performance-based equity awards based on relative total stockholder return performance.
No Single Trigger Cash Severance. We do not provide for single trigger cash severance in connection with a change of control.
Absolute TSR Performance Cap. For 2020 and going forward, payouts of performance-based equity awards are capped at target when absolute TSR is negative.	No Dividends on Unearned Performance-Based Awards. We will not pay dividends or distributions on unearned equity awards subject to performance-based vesting.
Emphasis on Performance-Based Awards. 50% of all long-term incentive awards granted to executive officers are performance-based (regardless of the source of such award).	No Hedging. We do not allow hedging or pledging of Company securities.
Clawback Policy. We impose a clawback policy with respect to incentive payments.	No Executive Retirement Benefits. We do not provide executive officers with additional qualified or nonqualified retirement benefits.
Stock Ownership Guidelines. We follow robust stock ownership guidelines for our executives and directors.
Peer Benchmarking. We consider and benchmark peer companies in establishing executive compensation.
Independent Compensation Consultant. An independent compensation consultant is retained by the Compensation Committee.
(1)    Pursuant to Mr. Ganzi’s employment agreement, for the 2021 performance year only, Mr. Ganzi must receive a minimum of $2,500,000 in total direct compensation (i.e., salary, cash bonus and long term equity incentives).

We Pay For Performance

Variable pay, consisting of long-term incentive equity awards, annual cash bonus and, if any, incentive fee allocations, constitutes the vast majority of our executive compensation. This weighting towards variable pay allows the Compensation Committee to reward strong performance and penalize poor performance in both our business operations and our stock price. Our variable pay components contain structural elements from both REITs and alternative asset managers in recognition that the incentives of our executives need to be aligned with stockholders as well as our private fund investors. In light of the growth in our digital investment management business and the balance sheet investments that we have in our sponsored private funds, we believe creating strong alignment between our executives and our private fund investors through incentive fee allocations also serves to benefit our stockholders. While incentive fee allocations have historically not been a material component of our executive compensation program, we anticipate that such allocations may become a more significant element of executive compensation over the long term. For 2020, out of our current named executive officers, only our Executive Chairman and our Chief Legal Officer received incentive fee allocations in 2020 in connection with a legacy asset monetization completed in 2019. Such incentive fee allocations represented 13% and 20% of total direct compensation for our Executive Chairman and Chief Legal Officer, respectively.

To build even stronger pay for-performance alignment with our stockholders, 50% of long-term incentive equity awards granted by the Company are “at-risk” performance-based stock awards, the ultimate value of which depends on the Company’s total stockholder return relative to peer companies based on future performance.

The following charts present the allocation of 2020 total direct compensation paid among the different components for each of our Executive Chairman (who previously served as our Chief Executive Officer until July 1, 2020) and our Chief Executive Officer individually, and the weighted average of each component for our other current named executive officers as a group:

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COMPENSATION DISCUSSION AND ANALYSIS

(1)    Effective as of April 1, 2021, the position of Executive Chairman will be eliminated and Mr. Barrack will be a non-executive member of the Board.

PROCESS FOR DETERMINING COMPENSATION AWARDS

During the first quarter of each fiscal year, the Compensation Committee determines base salaries, target annual cash bonuses and long-term incentive equity awards and adopts an annual incentive plan, which establishes a formulaic approach to determining the amount of target cash bonuses to be paid, for executive officers.

In the first quarter of 2020, the Compensation Committee engaged Frederic W. Cook & Co. (“FW Cook”), a nationally recognized independent consulting firm, to undertake a review of executive compensation, our peer group, relevant market data and to provide the Compensation Committee with an independent analysis and recommendations concerning executive compensation matters. FW Cook met with members of the Compensation Committee and management in separate meetings and calls regarding these matters.

During this evaluation period, to establish a framework for executive compensation for 2020, the Compensation Committee and FW Cook discussed cash bonus and long-term incentive equity award plans, including carefully evaluating details of equity compensation plans within the Company’s peer group and other relevant company published survey data. With respect to long-term incentive equity award plans, the Compensation Committee incorporates performance-based vesting to improve and further enhance the Company’s compensation plans. In addition, the Compensation Committee considers the Company’s performance and relative stockholder return, the amount of compensation payable, including annual incentive awards, to similarly situated officers within our peer group, any stockholder vote on compensation and any other factors the Compensation Committee deems necessary or advisable in its discretion.

With respect to our named executive officers (other than our former President and former Chief Investment Officer) the Compensation Committee determined 2020 base salaries, considered target annual cash bonuses and long-term incentive equity awards and adopted a 2020 Annual Incentive Plan. The Annual Incentive Plan combines both objective and subjective measures for evaluating cash bonus compensation of executive officers. However, the Compensation Committee did not ultimately base its annual cash bonus decisions for 2020 on the achievement of the pre-established objective financial goals incorporated into the 2020 Annual Incentive Plan, as these goals were no longer relevant to the Company’s 2020 operating performance in light of the COVID-19 pandemic. See “—Annual Cash Bonus” below for a further discussion of how the COVID-19 pandemic impacted the 2020 executive pay decisions.

During the fourth quarter of 2020, the Compensation Committee engaged Semler Brossy Consulting (“Semler Brossy”) to undertake a comprehensive review of executive compensation, our peer group, relevant market data and to provide the Compensation Committee with an independent analysis and recommendations concerning certain 2020 and 2021 executive compensation matters.

Ordinarily, in early 2021, the Compensation Committee would have made annual cash bonus determinations for our named executive officers in accordance with the formulaic, non-discretionary plan adopted at the beginning of the prior year. However, due to the unprecedented circumstances of the COVID-19 pandemic and following extensive discussions and meetings with management and Semler Brossy, in early 2021, the Compensation Committee determined the amount of annual cash bonuses paid to our named executive officers for 2020 based on the previously established targets for 2020 as well as the substantial outperformance and achievement by management in executing the Company’s key strategic priorities.

43 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
In early 2021, the Compensation Committee approved the 2021 executive compensation program, which maintained the meaningful changes implemented with the 2020 executive compensation program based on feedback from the Company’s stockholder outreach campaign as well as further changes to better align the 2021 executive compensation program with the Company’s digital transformation, as highlighted above in “—Executive Summary—Executive Compensation Changes.”

2020/2021 EXECUTIVE COMPENSATION CHANGES

In connection with our accelerated digital transformation and in response to feedback from our stockholders, we implemented meaningful changes to our executive compensation program in order to emphasize long-term alignment of interests of our management with our stockholders, including the following:

Corporate financial metrics focused on digital performance. The 2021 Annual Incentive Plan provides a 75% weighting (up from 60% in the 2019 program) across four corporate financial metrics primarily relating to our digital business:

•Raising Fee-bearing 3rd Party Digital Capital
•Growth in Core Digital Revenues
•Growth in Core Digital Adjusted EBITDA & Fee Related Earnings
•Continued Legacy Asset Monetizations
•
For definitions of these corporate financial metrics, see “—Non-GAAP Financial Measures” below. Unlike prior years’ programs, the 2021 Annual Incentive Plan will not involve core funds from operations, as may be adjusted. In addition, legacy asset monetizations will only represent one-third of the corporate financial metrics component of the 2021 Annual Incentive Plan. By prioritizing digital financial metrics in the 2021 Annual Incentive Plan, our management team will be compensated for strong performance in the Company’s long term focus in digital infrastructure and real estate.

Higher performance thresholds for payout in relative TSR performance-based equity awards and increased portion of all equity awards granted to executives tied to performance-based vesting. Beginning in 2020, the Compensation Committee increased the rigor of the performance payout thresholds of relative TSR performance-based awards by raising the bar for minimum and target payouts to the 25th percentile and 55th percentile, respectively. Additionally, the Compensation Committee adopted a policy that caps payouts of performance-based equity awards at target when absolute TSR is negative. Further, beginning in 2020, the Compensation Committee determined that 50% of all equity awards, whether issued by the Company or a managed investment vehicle, would be subject to performance-based vesting criteria.

Management Changes

We have recently experienced, and expect to continue to experience, substantial changes to our executive management team. Most of our current executive officers were appointed within the past year, including Mr. Ganzi’s appointment as our Chief Executive Officer effective July 1, 2020, Jacky Wu’s appointment as Executive Vice President and our Chief Financial Officer effective on July 1, 2020 and Sonia Kim’s appointment as our Chief Accounting Officer, effective January 1, 2021.

In addition, in March 2021, the Company negotiated an agreement with Mr. Barrack, our Founder, Executive Chairman, and prior Chief Executive Officer, pursuant to which, effective as of April 1, 2021, the position of Executive Chairman will be eliminated and Mr. Barrack will be a non-executive member of the Board.

Further, during 2020, we entered into separation agreements with the following individuals who previously served as executive officers:

•Mark M. Hedstrom, our former Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer, separated from the Company effective as of December 23, 2020;
•Darren J. Tangen, our former President, separated from the Company effective April 10, 2020
•Kevin P. Traenkle, our former Chief Investment Officer, separated from the Company effective February 29, 2020

In December 2020, we also entered into an amended and restated employment agreement with Neale W. Redington, our former Chief Accounting Officer, to provide for a transition of his role to Chief Financial Officer, Non-Digital.

The 2020 total direct compensation for our named executive officers was nearly 35% less than the 2019 total direct compensation for our then-current named executive officers, primarily as a result of our 2020 management changes.

See “—Employment Agreements” below for a discussion of the agreements entered into with Messrs. Barrack, Hedstrom, Tangen, Traenkle and Redington.

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COMPENSATION DISCUSSION AND ANALYSIS

Peer Benchmarking

In connection with adopting our executive compensation program for 2020, based on recommendations made by FW Cook and input from management, the Compensation Committee determined to significantly revise the Company’s peer group to remove certain REITs that were inconsistent with the Company’s digital-focused strategy and to remove alternative asset managers that were significantly larger than the Company in terms of revenue and AUM. These 2020 peer group changes re-balanced the Company’s peer set to include REITs that focus on data center industries.

Our peer group for 2020 consisted of the following companies:

Apollo Global Management
Ares Management
Blackstone Group
Carlyle Group
CyrusOne
Healthpeak Properties, Inc.
Host Hotels & Resorts
Kennedy-Wilson
KKR & Co
Ladder Capital
Oaktree Capital
QTS Realty Trust
Switch
Ventas
W. P. Carey

Based on recommendations from Semler Brossy, a nationally recognized independent compensation consultant engaged by the Compensation Committee in November 2020, we added Digital Realty Trust, Equinix, and SBA Communications and removed Host Hotels, Ladder Capital, and Oaktree for 2021. These changes effectuate a re-balance of our peer group to reflect our strategic focus on digital infrastructure and real estate as well as our company’s size in terms of revenue, assets, market capitalization and enterprise value.

Our peer group for 2021 consists of the following companies:

Apollo Global Management
Ares Management
Blackstone Group
Carlyle Group
CyrusOne
Digital Realty Trust
Equinix
Healthpeak Properties, Inc.
Kennedy-Wilson
KKR & Co
QTS Realty Trust
SBA Communications
Switch
Ventas
W. P. Carey

45 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
2020 COMPENSATION DECISIONS

We present the following table of the 2020 total direct compensation (salary, annual cash bonus, long-term incentive equity awards and incentive fee allocations) of our current named executive officers as approved and considered by the Compensation Committee, which supplements and omits certain items required by SEC rules to be reported in the Summary Compensation Table presented in “Compensation Tables and Related Narrative” in this proxy statement.

Total 2020 Direct Compensation (Current NEOs)

Executive	Salary		Annual Cash Bonus	Long-Term Incentive Equity Awards(1)		Incentive Fee Allocations(2)	Total Direct Compensation	% Change from 2020 to 2019
Marc C. Ganzi	$1,060,000		$3,125,000	$9,375,000		$—	$13,560,000	1107%
Jacky Wu	$369,039	(3)	$585,000	$427,500	(4)	$—	$1,381,539	—	(3)
Ronald M. Sanders	$450,000		$1,350,000	$1,688,000		$885,009	$4,373,009	-19%
Thomas J. Barrack Jr. (5)	$1,000,000		$4,250,000	$3,500,000		$1,287,135	$10,037,135	-48%

Total	$2,879,039		$9,310,000	$14,990,500		$2,172,144	$29,351,683	14%

(1)
Represents the dollar amount of grants approved by the Compensation Committee in 2021, of which 50% were subject to performance-based vesting conditions and 50% were subject to time-based vesting conditions.

(2)	Reflects incentive fee allocation payments that accrued in 2019 but were vested and paid in 2020. Neither of Messrs. Ganzi or Wu received any incentive fee allocation payments in 2020.
(3)
Mr. Wu’s 2020 salary represents a pro-rated amount of his $475,000 annual base salary based on the commencement of his employment with the Company on March 23, 2020. Because Mr. Wu joined the Company in 2020, Mr. Wu did not receive any compensation from us for 2019.

(4)
 Excludes the CFO Sign-On Award, which was granted concurrently with the commencement of Mr. Wu’s employment in March 2020, and CFO True-Up Award, which was granted in March 2021 in order to correct an administrative error in the issuance of the CFO Sign-On Award. See “Elements of Compensation—Long-Term Equity Incentive Awards—CFO Sign-On Award/CFO True-Up Award.”

(5)
Effective April 1, 2021, the position of Executive Chairman will be eliminated and Mr. Barrack will be a non-executive member of the Board. In connection with the foregoing, the Company entered into, among other agreements, a separation agreement with Mr. Barrack on March 30, 2021. See “—Employment Agreements—Separation Agreement with Thomas J. Barrack, Jr.,” “—Compensation Tables and Related Narrative,” “Certain Relationships and Related Transactions-Employment Agreements and Separation Agreements” and the related compensation tables for information regarding our separation agreement with, and payments to be made to, Mr. Barrack.

As discussed above, in light of the COVID-19 pandemic, during 2020, the Compensation Committee determined to compensate executive officers for 2020 generally consistent with target. However, after further evaluation following year end, the Compensation Committee determined to increase Mr. Ganzi’s annual cash bonus and long-term incentive equity award and to increase Mr. Wu’s annual cash bonus to $585,000. The Compensation Committee’s decision to compensate Messrs. Ganzi and Wu at higher than target was primarily in recognition of management’s significant achievements of key strategic priorities during 2020, including but not limited to:

•implementing the Company’s digital transformation with $22 billion in digital investments in both the Company’s balance sheet and its digital funds,
•achieving approximately 90% growth in digital FEEUM, with an over $4 billion first close in DCP II and raising over $3 billion in co-investments,
•harvesting $700 million of legacy assets and executing an agreement to exit the Company’s hospitality segment (which exit was completed in March 2021),
•rotating the Company’s AUM to 58% digital (and more than 60% pro forma for the sale of the Company’s hospitality segment) from just 33% at the beginning of 2020,
•streamlining the organization with $55 million of g&a savings achieved on a run rate basis through 2020,

46 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
•implementing significant investor outreach initiatives with the Company’s stock price appreciating more than 350% from its trough in March 2020 (or more than 240% from its trough in March 2020 to December 31, 2020) compared to a 78% increase for the S&P 500 and 64% increase for the MSCI US REIT index,
•optimizing the Company’s capital structure focused on deleveraging and flexibility by restructuring the Company’s corporate revolver, issuing $300 million of exchangeable notes to retire a portion of the $400 million of convertible notes due 2021, and
•achieving liquidity through the $400 million strategic investment from Wafra (which was subsequently increased to over $500 million) and legacy asset monetizations.

STOCKHOLDER ENGAGEMENT & 2020 SAY-ON-PAY VOTE

Our Board believes in listening to and communicating with stockholders. We believe stockholder insight and recommendations should be an integral part of Board discussions on many matters. The input we receive from stockholders as part of our regular engagement efforts impacts our compensation and corporate governance policies in a meaningful way. The Board, senior management and our investor relations team maintain a robust dialogue with investors to gain their perspectives on current issues and address any questions or concerns.

At our 2020 annual meeting of stockholders, our stockholders voted on the say-on-pay advisory proposal to approve the compensation paid to our named executive officers. Although the Compensation Committee had made meaningful and significant changes to our 2020 executive compensation program in response to feedback received from our stockholders in connection with our 2019 say-on-pay vote, the percentage of votes cast in favor of the say-on-pay advisory proposal decreased to approximately 42% at our 2020 annual meeting.

In light of the voting results on the say-on-pay resolution, the Chairman of our Compensation Committee directly engaged with most of our larger institutional investors, some of whom voted against the resolution, to solicit feedback and better understand their individual concerns on our overall executive compensation program and corporate governance. Following outreach with stockholders representing more than 50% of our outstanding shares, during February 2021, the Chair of our Compensation Committee (John L. Steffens) met with nine of our top 15 stockholders, representing approximately 35% of our outstanding shares. Neither our Executive Chairman, Chief Executive Officer, nor any other named executive officer, participated in any of these meetings with stockholders. All of the feedback received was shared with the full Board of Directors.

Although Mr. Steffens sought specific feedback on any issues of concern regarding our executive compensation program, we did not limit the agenda, and the meetings generally allowed for free-flowing discussions. In addition to executive compensation, these discussions included topics such as:

•ESG and sustainability initiatives;
•board diversity and refreshment;
•the Company’s digital transformation; and
•corporate governance matters.

The feedback we received from our stockholder outreach campaign was overwhelmingly positive regarding the meaningful changes implemented in the Company’s 2020 executive compensation program and the enhanced transparency around certain compensation matters in the Company’s 2020 proxy statement. In addition, certain stockholders praised our dedication to ESG initiatives, including our Board’s recent prioritization of diversity in its refreshment.

We also had constructive dialogue with stockholders regarding our executive compensation program. The majority of the feedback related to the corporate financial metrics in our annual incentive plan for determining annual cash bonuses, including how these metrics may change as the Company completes its digital transformation. In addition, we received feedback from certain stockholders that our use of incentive fee allocations as an element of compensation should be more prominently discussed in our Compensation Discussion & Analysis.

We strongly considered the feedback received on our executive compensation program from stockholders in implementing our executive compensation program for 2021.

47 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

What We Heard From Stockholders	How our Compensation Committee Responded
Performance goals related to the digital business and legacy businesses should be separated	Implemented a 2021 Annual Incentive Plan with specific and separate performance goals tied to digital performance
Peer group used for compensation benchmarking should be updated to better reflect the Company’s digital transformation	Re-balanced 2021 peer group to add digital-focused companies and eliminate peers in legacy businesses that the Company will no longer engage in
Compensation should be more heavily weighted towards long-term equity in order to align; however, equity compensation should be used efficiently, with consideration given to dilution	For 2021, 75% of the CEO’s bonus opportunity was paid in long-term incentive equity, with 50% of such equity tied to performance-based vesting conditions related to relative TSR. In considering long-term incentive equity awards for 2021, the Compensation Committee reviewed and considered the Company’s historical and anticipated burn-rate and that its burn-rate is below ISS burn rate benchmarks for both Real Estate and Diversified Financial companies
Enhance disclosure of incentive fee allocations	Presented enhanced disclosure in this Proxy Statement regarding incentive fee allocations
The 2020 meaningful changes made to the structure of the Annual Incentive Plan should be maintained	Implemented the 2021 Annual Incentive Plan with 75% (up from 60% in prior years) of payout tied to corporate financial metrics and 25% (down from 40% in prior years) of payout tied to individual goals & objectives
The 2020 meaningful changes made to increase the rigor of relative TSR goals should all be maintained
Maintained for 2021 performance-based LTIP awards that (1) increased threshold for minimum payout from 10th percentile to 25th percentile; (2) increased target payout from 50th percentile to 55th percentile performance ranking; and (3) policy to cap payouts at 100% of target when absolute TSR is negative

Our Compensation Committee is committed to making changes to the Company’s executive compensation program that reflect the feedback it received in these discussions with investors, such as more closely aligning the compensation of our executives with the long-term performance of the Company through a greater portion of incentive awards being tied to performance, rather than time, increasing the rigor of the associated compensation goals and enhancing the disclosure relating to incentive fee allocations and other compensation matters.

See “Executive Compensation Changes” below for additional details.

ELEMENTS OF COMPENSATION

The key elements of our executive compensation program are as follows:

• annual base salary;
• annual cash bonus;
• long-term incentive equity awards;
• incentive fee allocations; and
• other benefits.

Annual Base Salary

Base salaries are designed to compensate our executive officers at a fixed level of compensation that is market competitive and commensurate with each executive’s skills, experience and contributions. In determining base salaries, our Compensation Committee considers a number of factors, including, among other factors, each executive officer’s role and responsibilities, qualifications and experience, past performance, unique skills, future potential with our Company, compensation paid for similar positions within our peer group (including other comparable companies, as applicable) and internal pay equity.

48 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
The base salary for each named executive officer (other than Mr. Wu, who joined the Company in March 2020) for 2020 was the same as it was for 2019. The 2020 base salaries for Messrs. Barrack, Ganzi and Wu were also equal to the minimum base salary provided in their respective employment agreements. The table below sets forth the base salaries of our named executive officers for the 2019 and 2020 years:

	BASE SALARY
NAMED EXECUTIVE OFFICER	2019	2020		PERCENTAGE CHANGE (from 2019 to 2020)
Marc C. Ganzi(1)	$1,060,000	$1,060,000		0.0%
Jacky Wu	$—	$475,000		0.0%
Ronald M. Sanders	$450,000	$450,000		0.0%
Neale W. Redington	$350,000	$350,000		0.0%
Thomas J. Barrack, Jr.	$1,000,000	$1,000,000		0.0%
Mark M. Hedstrom	$500,000	$500,000	(2)	0.0%
Darren J. Tangen	$550,000	$550,000	(2)	0.0%
Kevin P. Traenkle	$500,000	$500,000	(2)	0.0%
(1)For 2021, Mr. Ganzi’s annual base salary was increased to $1,200,000.
(2)In connection with the departures of Messrs. Hedstrom, Tangen and Traenkle, such named executive officers did not receive their respective full year base salaries in 2020.

Annual Cash Bonus

The annual bonus payment is designed to incentivize our executive officers at a variable level of compensation based on performance of both our Company and each individual. The Compensation Committee considers corporate goals, objectives and performance in determining the annual bonus payment.

In March 2020, the Compensation Committee approved 2020 target cash bonuses for our then-current named executive officers (including the Company’s former President, who left the Company in April 2020, the Company’s former Executive Vice President, Chief Financial Officer and Chief Operating Officer, who left the Company in December 2020 and the Company’s former Chief Accounting Officer, who transitioned his role effective January 1, 2021), which in the aggregate represented an approximate 8% decrease from the aggregate 2019 target cash bonuses for those same named executive officers. In addition, the Compensation Committee established the 2020 Annual Incentive Plan, which provided (i) a 75% weighting (up from 60% in the 2019 program) across three corporate financial metrics (including a company-wide measure of operating performance measuring core funds from operations (“Core FFO”), excluding net gains and as may be further adjusted for net gains in investment management, and two key strategic objectives to raise new third party capital and monetize assets), and (ii) a 25% weighting (down from 40% in the 2019 program) to individual goals and objectives (based on pre-established individual performance targets applicable to the responsibilities of the relevant executive officer).

Prior to the onset of the COVID-19 pandemic in 2020, the Company’s wellness infrastructure and hospitality businesses were significant drivers of Core FFO. As a result of the COVID-19 pandemic, including the preventative measures taken to alleviate the public health crisis, including domestic and international travel bans, and “stay-at-home” orders issued by local, state and federal authorities, the revenues and operations of our wellness infrastructure and hospitality business were, and have continued to be, materially and adversely impacted. In addition, COVID-19 has had an adverse impact on the business and financial condition of publicly-traded mortgage REITs, including Colony Credit Real Estate, Inc. (“CLNC”), the Company’s managed mortgage REIT, in which it owns an approximate 36% interest. CLNC’s operations, and the dividend paid to its stockholders (including our company), were also key components of our Core FFO. CLNC, like many mortgage REITs, suspended dividends beginning in the second quarter of 2022, which negatively impacted our liquidity. Further, as a result of the significant disruption and uncertainty in the financial markets as well as the downturn in the U.S. economy caused by the COVID-19 pandemic, our ability to consummate monetizations of non-core, non-digital investments and raise third party capital, two of our key business strategies at the beginning of 2020, was anticipated to be negatively impacted.

In August 2020, following extensive discussions with FW Cook, its former independent compensation consultant regarding, among other matters, potential alternative pay structures, the Compensation Committee determined that it would not base its annual cash bonus decisions for 2020 on the achievement of the pre-established objective financial goals incorporated into the 2020 Annual Incentive Plan. This decision was primarily based on the significant uncertainty in the ability to achieve these goals as well as other corporate objectives becoming more relevant to evaluating the Company’s 2020 operating performance in light of the COVID-19 pandemic’s significant impact on the Company’s businesses. The Compensation Committee’s decision was also based on the inherent difficulties of setting goals for such a short period of time (i.e., less than six months), and the need to retain and motivate our executive officers under such challenging circumstances.

49 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Following discussions with FW Cook and management, the Compensation Committee anticipated that our executive officers would receive annual cash bonuses for 2020 at the approved target levels.

Due to significant outperformance during 2020, the Compensation Committee decided in early 2021 to re-evaluate its decision to award annual cash bonuses at target levels for Mr. Ganzi and Mr. Wu, who became our Chief Executive Officer and Chief Financial Officer, respectively, on July 1, 2020. The factors the Compensation Committee considered in determining the year-end discretionary cash bonuses for Messrs. Ganzi and Wu were, among others:

	2020 CLNY MANAGEMENT PRIORITIES	TARGETS AND GOALS ACHIEVED FOR 2020
Deliver on Digital Transformation	•increase digital AUM •increase digital FEEUM •harvest legacy assets
•Digital AUM increased from 33% of total AUM in 2019 to 58% by the end of 2020
•Invested $22B in High-Quality Digital Assets in 2020
•Delivered on Core Digital Growth: ~90% FEEUM growth far exceeding 15% guidance
•Completed nearly $700 million of other equity & debt monetizations

Build Liquidity & Strengthen Capital Structure	•successfully address all near-term 2020/2021 corporate debt maturities and enhance liquidity
•Restructured corporate revolver preserving $450M of liquidity
•Amended covenants to provide runway for digital transformation
•Successfully issued $300M in convertible notes to retire $400M Jan 2021 convertible notes
•Negotiated and closed $400M strategic investment from Wafra (which was subsequently increased to over $500 million), bringing $250M in permanent capital onto balance sheet and more than $250M in capital to support investment in Digital Colony investment products
•Ended 2020 with $737 million of liquidity between corporate cash-on-hand and the Company’s corporate revolver

Streamline Organization	•Complete $40 million of annualized cost savings	• Completed $55 million of annualized cost savings
Grow Digital Investment Management Business	•Successfully launch new products focused on digital infrastructure
•Raised $7.4 billion of new fee-bearing third-party capital through flagship equity, co-invest, and liquid securities strategies representing net growth of 90% of December 31, 2019 FEEUM, far exceeding original 2020 guidance of 15%
•Significant contribution from the successful $4.2 billion first closing of the Company's second flagship digital equity fund, DCP II

Increase Net Asset Value (NAV) & Stock Price	•Take steps to restore market confidence and reduce stock price trading discount to NAV	•Colony common stock price increased +350% from its trough in March 2020 to March 2021 (or +240% from its trough in March 2020 to December 2020)

50 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
Based on these determinations, we paid the following amounts to our named executive officers as annual cash bonuses for 2020 based on the following overall payout percentage of the target opportunity for each of our named executive officers:

NAME	PAYOUT PERCENTAGE OF TARGET	(1)	2020 ANNUAL CASH BONUS
Marc C. Ganzi	260%		$3,125,000
Jacky Wu	205%		585,000
Ronald M. Sanders	100%		1,350,000
Neale W. Redington	100%		700,000
Thomas J. Barrack, Jr.	100%		4,250,000
Mark M. Hedstrom	n/a		n/a
Darren J. Tangen	n/a		n/a
Kevin P. Traenkle	n/a		n/a
(1)In connection with the departures of Messrs. Hedstrom, Tangen and Traenkle, such named executive officers did not receive annual cash bonuses for 2020.

Long-Term Incentive Equity Awards

The Compensation Committee approved the following long-term incentive equity award grants to our named executive officers for 2020. The actual number of shares or restricted stock units, as applicable, granted pursuant to each type of award was based on the dollar amount of the award divided by the closing price of our Class A common stock on the third trading day following the release of the Company’s earnings for the year ended December 31, 2019.

NAME	CLNY Time-Based Award ($)	CLNY Performance-Based Award ($)	CLNY Total Long-Term Incentive Equity Award ($)	% of CLNY Total Long-Term Incentive Equity Award
				Time-Based	Performance-Based
Marc C. Ganzi(1)	$198,000	$198,000	$396,000	50%	50%
Jacky Wu(2)	1,200,000	n/a	1,200,000	100%	—%
Ronald M. Sanders	900,000	900,000	1,800,000	50%	50%
Neale W. Redington	437,500	437,500	875,000	50%	50%
Thomas J. Barrack, Jr.	4,000,000	4,000,000	8,000,000	50%	50%
Mark M. Hedstrom	1,187,500	1,187,500	2,375,000	50%	50%
Darren J. Tangen	1,375,000	1,375,000	2,750,000	50%	50%
Kevin P. Traenkle(3)	—	—	—	—	—
(1)Amounts reflect a pro-rated long-term incentive equity award granted to Mr. Ganzi in accordance with the terms of his employment agreement with the Company.
(2)Amount reflects a sign-on long-term incentive equity award (the “CFO Sign-On Award”) granted to Mr. Wu on March 23, 2020 (the commencement of his employment with the Company), subject to three-year cliff vesting, in accordance with the terms of his employment agreement with the Company. Amount does not include an additional 180,337 shares of the Company’s class A common stock granted to Mr. Wu on March 15, 2021, as a result of an administrative error in the issuance of the CFO Sign-On Award. See “CFO Sign-On Award/CFO True-Up Award” below.
(3)Mr. Traenkle’s separation from the Company was effective on February 29, 2020 and, as a result, Mr. Traenkle was not entitled to receive a long-term incentive equity award for 2020.

The CLNY time-based award for 2020 performance (other than the CFO Sign-On Grant) was issued in shares of our restricted Class A common stock and vests annually over a three-year period, subject to continued employment. The CLNY performance-based award for 2020 performance was issued in restricted stock units and has a three-year performance period (March 16, 2020 to March 15, 2023) with payout opportunity ranging from zero to 200% of the target value, depending on the relative total stockholder return performance of our company as compared to the following 16 peer companies:

51 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Apollo Global Management	KKR & Co
Ares Management	Ladder Capital Corp.
Blackstone Group	Oaktree Capital
Carlyle Group	QTS Realty Trust
CyrusOne	Switch, Inc.
Healthpeak Properties	Ventas
Host Hotels & Resorts	W. P. Carey
Kennedy-Wilson

Recipients of the 2020 CLNY performance-based award will not be entitled to receive distributions or distribution equivalents before performance-based vesting has occurred. The restricted stock units issued as the 2020 CLNY performance-based award will convert into shares of our Class A common stock if and when earned. The 2020 CLNY performance-based award is generally conditioned on continued employment by the recipient, with vesting occurring ratably over the three-year period.
As part of the meaningful changes to our 2020 executive compensation program, the Compensation Committee increased the rigor of the performance payout thresholds of relative TSR performance-based awards by raising the bar for minimum and target payouts to the 25th percentile and 55th percentile, respectively. As a result, for the 2020 CLNY performance-based award, the following table provides the scale which will be used to determine the payout percentage (if any) upon completion of the three-year performance cycle for such awards:

RELATIVE TSR PERCENTILE FOR THE PERFORMANCE CYCLE	% OF TARGET RESTRICTED STOCK UNITS VESTED
Less than 25th percentile	0%
At or greater than 25th percentile, but less than 30th percentile	50%
At or greater than 30th percentile, but less than 40th percentile	60%
At or greater than 40th percentile, but less than 50th percentile	80%
At or greater than 50th percentile, but less than 55th percentile	90%
At or greater than 55th percentile, but less than 60th percentile	100%
At or greater than 60th percentile, but less than 70th percentile	120%
At or greater than 70th percentile, but less than 80th percentile	140%
At or greater than 80th percentile, but less than 90th percentile	160%
At or greater than 90th percentile, but less than 100th percentile	180%
At 100th percentile	200%

Further, the Compensation Committee determined that for performance-based awards for 2020 and going forward, payouts will be capped at 100% of target when absolute TSR is negative.

2018 PSU Awards

The performance-based award for 2018 was issued in restricted stock units and has a three-year performance period (March 16, 2018 to March 15, 2021) with payout opportunity ranging from zero to 125% of the target value, depending on the relative TSR of the Company as compared to the Company’s peer group for 2018. Based on our TSR during the performance period relative to the peer group, our percentile rank was 34th and, as a result, our named executive officers for 2018 earned 60% of the 2018 performance-based award, which amount was settled in shares of our Class A common stock on March 24, 2021 as follows: Mr. Sanders - 47,454; Ms. Kim - 2,181; Mr. Redington - 26,232; Mr. Barrack - 189,183; Mr. Hedstrom - 58,700; Mr. Tangen - 310,121; and Mr. Traenkle - 46,774.

CFO Sign-On Award/CFO True-Up Award

In connection with the commencement of Mr. Wu’s employment with the Company in March 2020, the Company entered into an employment agreement with Mr. Wu effective as of March 23, 2020, regarding his role and responsibilities, including his anticipated future appointment as our Chief Financial Officer. See “Employment Agreements—Employment Agreement with Other Named Executive Officers” below. Pursuant to the employment agreement, and to align incentives with stockholders, Mr. Wu was granted the CFO Sign-On Award concurrently with the commencement of his employment, which had a dollar value of $1,200,000 and was subject to three-year cliff vesting conditions. In accordance with the Company’s general practices regarding sign-on award issuances, the actual number of shares issued pursuant to the CFO Sign-On Award should have been based on the Company’s closing price on March 20, 2020 (the last business day prior to the grant date); however, due to administrative error, the number of shares issued pursuant to the CFO Sign-On Award was based on the Company’s closing price on March 16, 2020. As a result, the CFO Sign-On Award had a grant date fair value of $858,883, which was nearly 30% lower than the value the Compensation Committee had intended to grant to Mr. Wu. In order to correct this administrative

52 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
error and effectuate the Compensation Committee’s original intent for the CFO Sign-On Award, the Compensation Committee approved the issuance to Mr. Wu of 180,337 shares of Class A common stock (the “CFO True-Up Award”), which was granted on March 15, 2021, subject to the same cliff-based vesting conditions as the CFO Sign-On Award. The number of shares granted in the CFO True-Up Award was determined based on the number of shares Mr. Wu would have received if the CFO Sign-On Award had been properly issued in accordance with the Company’s general practices based on the Company’s closing price on March 20, 2020.

Incentive Fee Allocations

The Company may earn incentive fees from its managed private funds, traded and non-traded REITs and investment companies. Incentive fees are determined based on the performance of the investment vehicles subject to the achievement of minimum return hurdles in accordance with the terms set out in the respective governing agreements. As these hurdles are negotiated with third-party investors who have an interest to set hurdles as high as possible, we believe the hurdles established are rigorous. In general, hurdle rates for incentive fee allocations are met when our third-party investors receive 7-9% annualized returns, after which we are entitled to receive 10-20% of profits. A portion of the incentive fees earned by the Company (generally 50-60%) is allocated to senior management, investment professionals and certain other employees of the Company. The incentive fee allocations awarded to our employees, including our executive officers, are generally subject to vesting over a three to four year period. Because the amount payable pursuant to the incentive fees is directly tied to the applicable vehicle’s performance, we believe that incentive fee allocations promote a strong alignment of interests between the investors in those funds and our named executive officers, and in turn, benefits our stockholders. In addition, most alternative asset managers, including several of our peers, use incentive fee allocations as a significant means of compensating and motivating their executives and investment professions, and we believe that we must do the same in order to attract and retain the top talent. Further, incentive fee allocations are paid by our third-party investors and, as a result, such incentive fee allocations paid to our management team do not impact our G&A expense on a net basis.

As we do not expect payments in respect of incentive fee allocations to be material in the near term, we do not solely use incentive fee allocations to compensate our executives and instead have focused on more traditional REIT-based compensation structures (i.e., base salary, annual cash bonus and long-term incentives). However, as the Company’s digital investment management business continues to grow, it is expected that incentive fee allocations from the digital investment management business may become a more significant portion of executive compensation in the future. Our Compensation Committee will continue to evaluate the structure and elements of our executive compensation program, including but not limited to the potential increase in incentive fee allocation payments over time.

Individual incentive fee allocations to our executive officers are approved by the Compensation Committee and based on recommendations made by management. The investment fee allocation is subject to certain time-based vesting conditions, which we believe fosters employment retention.

Our current Chief Executive Officer and Chief Financial Officer did not receive any incentive fee allocation payments in 2020. Amounts paid to our other named executive officers in respect of incentive fee allocations are disclosed in the “All Other Compensation” column in the Summary Compensation Table. For 2020, these amounts include incentive fee allocation payments that accrued in 2019 but vested and were paid in 2020. These incentive fee allocation payments related to legacy asset monetizations that occurred in 2019. We exclude accrued but unvested incentive allocation payments from the periods disclosed in the Summary Compensation Table in recognition that such amounts remain subject to forfeiture and are therefore not reflective of compensation paid or earned by the named executive officers during such periods.

Other Benefits

The Company provides a comprehensive benefits program to executives, including our named executive officers, which mirrors the program offered to our other employees. These benefits include, among other things, a 401(k) plan with matching contributions from the Company equal to 100% of the first 2% of employee contributions plus 50% of the next 3% of employee contributions and health and welfare benefits. Our named executive officers participate on the same terms as other employees under these plans. The Company may also provide, from time to time, certain perquisites to our named executive officers, including pursuant to the terms of their employment agreements (see “—Employment Agreements” below). Refer to “Compensation Tables and Related Narrative—Summary Compensation Table” below for additional information.

COMPENSATION RISK MANAGEMENT

The Compensation Committee oversees all of our executive compensation policies and practices. In structuring our executive compensation program, the Compensation Committee is focused on enhancing the alignment of interest between our executive management and our stockholders. We believe that any risks arising from our policies and practices are not reasonably likely to have a material adverse effect on us, including as a result of our clawback policy and stock ownership guidelines discussed below.

53 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
COLONY CAPITAL CLAWBACK POLICY

With respect to compensation for our executive officers following the January 10, 2017 merger of our predecessor companies (the “Merger”), the Compensation Committee adopted a clawback policy which may require the repayment or forfeiture of incentive payments to an executive officer on the basis of our performance in the event that (i) there may be a restatement of our financial statements filed with the SEC and a lower payment would have been made to the executive officer based upon the restated financial results, or (ii) it may be subsequently determined that the achievement of a performance goal (other than financial results covered in (i)) was not met or was only met at a level that would have resulted in a lower payment to the executive officer and such executive officer knowingly provided inaccurate information that caused the incorrect determination and was terminated for cause. Pursuant to this clawback policy, with respect to compensation payments made following the Merger, our Board may require the repayment or forfeiture of the amount by which any of the individual executive officer’s incentive payments received during the three-year period preceding either the publication of the restated financial statements or the determination that achievement was not met (or only met at a lower level), respectively, exceeded the lower payment that would have been made based on the restated financial statements or such determination.

COLONY CAPITAL STOCK OWNERSHIP GUIDELINES

Our Compensation Committee adopted minimum equity ownership guidelines for our executive officers. Pursuant to these guidelines, such executive officers are expected to own an aggregate number of shares of common stock, restricted stock units of Colony Capital or common membership units in our Operating Company (“OP Units”) or LTIP units, whether vested or not, with an aggregate market value as follows:

Title	Guideline
Chief Executive Officer and President	A multiple of 6X base salary in effect from time-to-time
Chief Financial Officer	A multiple of 4X base salary in effect from time-to-time
Other Executive Officers	A multiple of 3X base salary in effect from time-to-time

For purposes of determining compliance with these guidelines, equity that remains subject to performance-based vesting conditions (i.e., vesting based on the satisfaction of criteria other than, or in addition to, continued employment) is not counted. Ownership includes shares or units owned: (a) by such person directly or indirectly through a broker or other nominee holder; (b) by such person’s immediate family members sharing such person’s household; (c) by trusts for the benefit of such person or such person’s immediate family members; (d) by entities controlled by such person and/or such person’s spouse and of which a majority of the equity interests are owned by such person or such person’s immediate family members; or (e) in such person’s 401(k) plan, individual retirement account or employee stock purchase or deferred compensation plan.

Compliance with these guidelines is measured as of the end of each fiscal year and, for any executive officer who did not hold such position as of the date these guidelines were adopted, compliance will first be measured as of the end of the fifth full fiscal year following the year in which such officer was initially appointed to such position.

EMPLOYMENT AGREEMENTS

The Company has employment agreements with Messrs. Barrack, Ganzi, Wu, Sanders and Redington, which set forth the terms and conditions of their roles with, and their oversight and management of the day-to-day business operations, of the Company. Below is a summary of the terms of these employment agreements.

In addition, on March 30, 2021, we entered into a separation and release agreement with Thomas J. Barrack, Jr. in connection with Mr. Barrack’s separation from the Company effective April 1, 2021. See “—Separation Agreement with Thomas J. Barrack, Jr.” below. Further, during 2020, we entered into separation and release agreements with each of Mark M. Hedstrom, our former Chief Financial Officer, Chief Operating Officer and Treasurer, Darren J. Tangen, our former President, and Kevin P. Traenkle, our former Chief Investment Officer. See “—Other NEO Separation Agreements” below.

Employment Agreement with Thomas J. Barrack, Jr.

Mr. Barrack’s employment agreement assumed in the Merger sets forth the terms and conditions of Mr. Barrack’s service as our Executive Chairman and, prior to July 1, 2020, Chief Executive Officer. The agreement initially became effective on April 2, 2015 and had an initial term of five years following such date, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal. An amendment to the agreement was entered into on June 2, 2016, effective upon the closing of the Merger. In addition, a second amendment to the agreement was entered into and became effective as of March 1, 2019, which, among other things extended the end of the initial term from April 2, 2020 to March 1, 2022, which is the third anniversary of the second amendment effective date, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal.

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COMPENSATION DISCUSSION AND ANALYSIS
The agreement provides that, in his role as our Chief Executive Officer, Mr. Barrack will have such duties and responsibilities commensurate with such position and have management oversight, either directly or through his direct reports, over each of the Company’s principal business segments as of the second amendment effective date. In his role as our Executive Chairman, Mr. Barrack will perform duties and provide services to us that are reasonably consistent with those he provided to Colony prior to the Merger. The agreement further provides that Mr. Barrack will devote substantially all of his business time and attention to the performance of his duties to us, but will be permitted to perform duties for Colony Capital Holdings, LLC and its affiliates and engage in certain other outside activities, so long as those duties and activities do not unreasonably interfere with the performance of his duties to us.

In addition, the agreement provides that Mr. Barrack’s principal place of business during the term of the agreement will generally be in Los Angeles, California. However, the agreement provides that, if Mr. Barrack is required to engage in travel during the term of the agreement that results in him having to perform a significant portion of his duties at a location other than Los Angeles, California, and Mr. Barrack determines to relocate his principal place of residence to a city in proximity to that other location, then we will pay for all reasonable relocation and return expenses that he incurs on a basis which is grossed up for taxes, with such payments subject to the Board’s approval, not to be unreasonably withheld.
The agreement further provides that Mr. Barrack will receive an annual base salary of not less than $1,000,000 and will be eligible to receive an annual cash bonus with a target amount of no less than $4,000,000, which may be based on achievement of reasonable performance measures established by the Board (or a committee thereof). In addition, Mr. Barrack will also be eligible to receive annual grants of equity-based awards with a target value initially set at 350% of his base salary, subject to annual review by the Board (or a committee thereof). The second amendment also provided that, beginning in 2019, at least 50% of such grant by the Company will vest based on time-based vesting conditions in no more than three equal annual installments and up to 50% will vest subject to both time-based and performance-based vesting conditions over a vesting period no longer than three years. The portion of any such annual equity-based grant subject, in part, to performance-based vesting conditions will be structured to provide an additional opportunity to earn up to 200% of the target amount of such award in the event the performance thresholds established by the Board (or committee thereof) are met.

Mr. Barrack will also continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to Mr. Barrack prior to the effective date of his employment agreement, and will be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board (or a committee thereof) from time to time in consultation with Mr. Barrack. Mr. Barrack will also be eligible to participate in our benefit plans made available to our senior executive officers from time to time and to receive certain perquisites that he was entitled to immediately prior to the effective date of his employment agreement, each as described in the agreement.

The agreement provides that, if Mr. Barrack’s employment is terminated by us without “cause” (as defined in the agreement and including non-renewal of the agreement by us) or by Mr. Barrack for “good reason” (as defined in the agreement and described below), and Mr. Barrack executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to three times the sum of his base salary and average annual bonus with respect to the three prior calendar years, (ii) a lump sum cash payment equal to the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, (v) the continuation of certain benefits for 24 months following termination, and (vi) full vesting of all equity-based awards of the company, carried interests and other like compensation that he holds, to the extent unvested upon his termination. In addition, the second amendment provides that, for 18 months following the date of such termination, Mr. Barrack will receive continued use of his office and the services of a personal assistant, in each case, commensurate with those provided prior to the date of termination and the continued use of the Company’s corporate jet (if any) for personal use for which Mr. Barrack must reimburse the Company for the cost of any such use on the same terms as in effect prior to the date of termination.

The agreement also provides that if Mr. Barrack provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment equal to the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (ii) a pro-rated target bonus for the year of termination, and (iii) if such termination occurs upon his retirement on or after his attainment of age 72, full vesting of all equity-based awards of the Company, carried interests and other like compensation that he holds, to the extent unvested upon his termination.

In addition, the employment agreement, as amended by the second amendment in March 2019, provides for a full vesting of all of Mr. Barrack’s equity-based awards of the Company, carried interests and other like compensation that he holds, to the extent unvested upon a change in control (as such term is defined in the CLNY Equity Incentive Plan).
For purposes of the agreement, “good reason” means, in summary, (i) a material diminution in Mr. Barrack’s duties, authority or responsibilities (including failing to maintain Mr. Barrack as a member of the Board) or causing Mr. Barrack to no longer report to the Board or a diminution in his title, (ii) a reduction in Mr. Barrack’s base salary, target annual cash bonus or target annual equity incentive grant then in effect, (iii) a 25-mile relocation of Mr. Barrack’s principal place of business, or (iv) a material breach of the agreement by us.

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COMPENSATION DISCUSSION AND ANALYSIS
If any payments to be made to Mr. Barrack, whether under the agreement or otherwise, would subject Mr. Barrack to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in Mr. Barrack receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.

The agreement, through a restrictive covenant agreement included as an exhibit to the agreement, also provides that Mr. Barrack will not, subject to certain listed exceptions for permitted and personal activities, compete with us, or solicit our investors or customers or employees or those of our subsidiaries during his employment with us and for the one-year period following the termination of his employment with us unless his employment is terminated by us without cause (as defined in the agreement and including non-renewal of the agreement by us), by Mr. Barrack for “good reason” (as defined in the agreement and described above), or by us or Mr. Barrack following a change in control (as such term is defined in the CLNY Equity Incentive Plan). The agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of Mr. Barrack and us to disparage the other.

Separation Agreement with Thomas J. Barrack, Jr.

Mr. Barrack’s employment agreement set forth the terms and conditions of Mr. Barrack’s service as our Executive Chairman. On March 30, 2021, the Company entered into a Separation and Release Agreement with Mr. Barrack, pursuant to which effective as of April 1, 2021 (the “Separation Date”), the position of Executive Chairman will be eliminated and Mr. Barrack will be a non-executive member of the Board.

Pursuant to the Separation Agreement, and provided that Mr. Barrack executes a supplemental release of claims, attached as an annex to the Separation Agreement, within 21 days following the Separation Date and does not revoke such supplemental release within seven days of such execution, Mr. Barrack will receive the following benefits and payments provided for in his employment agreement (other than certain fringe benefits), as amended (as described above), consisting of (i) a lump sum cash payment equal to $21,411,978, (ii) a pro-rated target bonus for the year of termination, (iii) continued medical, dental and vision benefits at active employee rates for Mr. Barrack and his eligible dependents for the remainder of Mr. Barrack’s life, and (iv) full vesting of all equity-based awards of the Company and CLNC, carried interests and other like compensation that he holds to the extent unvested on the Separation Date. In addition, under the Separation Agreement, Mr. Barrack will receive certain carried interest allocations in the Company’s second digital flagship fund and, at the Chief Executive Officer’s sole discretion, Mr. Barrack will be eligible to receive carried interest allocations in other Company products for which Mr. Barrack has assisted in deal sourcing or fundraising. Pursuant to the separation agreement, the shares of the Company’s Class A common stock issued in lieu of Mr. Barrack’s 2019 cash bonus will be released from any remaining lock-up restrictions.

In connection with the foregoing, Mr. Barrack also resigned from all other officer and director positions at the Company and its affiliates, other than Mr. Barrack’s position as a non-executive member of the Board of the Company. The separation agreement also provides that, at such time as Mr. Barrack is no longer a member of the Board, Mr. Barrack shall be the Chairman Emeritus of the Company, with compensation for such position to be consistent with the compensation of the Company’s independent directors.

Concurrently, on March 30, 2021, an affiliate of the Company, entered into certain other agreements with Mr. Barrack. “Certain Relationships and Related Transactions-Employment Agreements and Separation Agreements” for additional information.

Employment Agreement with Marc C. Ganzi

Mr. Ganzi’s employment agreement sets forth the terms and conditions of Mr. Ganzi’s service as our Chief Executive Officer. The agreement became effective on July 25, 2019 and has an initial term of five years following such date, subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal. The agreement provides that Mr. Ganzi will devote his full business time (other than vacation time, holidays, sick days and periods of disability) and attention to the performance of his duties to the Company, but will be permitted to engage in certain other outside activities, so long as those duties and activities do not unreasonably interfere with the performance of his duties to the Company under the agreement.

In addition, the agreement provides that Mr. Ganzi’s principal place of business during the term of the agreement will be in Boca Raton, Florida; however, if Mr. Ganzi is required to engage in travel during the term of the agreement that results in him having to perform a significant portion of his duties at a location other than Boca Raton, Florida, and Mr. Ganzi determines to relocate his principal place of residence to a city in proximity to that other location, then the Company will pay for all reasonable relocation and return expenses that he incurs on a basis which is grossed up for taxes, with such payments subject to the approval of the Board, not to be unreasonably withheld.

The agreement further provides that Mr. Ganzi will receive an annual base salary of not less than $1,060,000 and will be eligible to receive an annual cash bonus with a target amount of no less than $1,200,000, which will be based on achievement

56 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

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of specified performance measures as set forth in the agreement or as otherwise mutually agreed by Mr. Ganzi and the Board. In addition, Mr. Ganzi will also be eligible to receive annual grants of equity and equity-based awards with a target value initially set at $1,800,000, subject to annual review by the Board (or a committee thereof). In addition, at least 50% of such grants made by the Company will vest based on time-based vesting conditions in no more than three equal annual installments and up to 50% will vest subject to both time-based and performance-based vesting conditions over a vesting period no longer than three years. The portion of any such annual grant subject, in part, to performance-based vesting conditions will be structured to provide an additional opportunity to earn up to 200% of the target amount of such award in the event the performance thresholds established by the Board (or committee thereof) are met. The employment agreement also provides that, for the 2021 performance year, Mr. Ganzi’s annual gross compensation (i.e., base salary, cash bonus and equity and equity-based awards) shall be no less than $2,500,000. In addition, Mr. Ganzi will receive allocations in respect of carried interests in respect of funds managed by the Company as follows: (1) for any carried interest allocated during the term of Mr. Ganzi’s employment with respect to a successor fund to Digital Colony Partners or other fund related to digital infrastructure (the “DCP Funds”), Mr. Ganzi will be allocated 15% of the carried interest earned from such funds, and (2) for any carried interest allocated during the term of Mr. Ganzi’s employment as the Company’s Chief Executive Officer with respect to any fund or similar vehicle managed by the Company (other than the DCP Funds, the Company’s fifth distressed credit fund and any product that has completed raising capital prior to July 1, 2020), Mr. Ganzi will be allocated 10% of the carried interest earned from such funds. A product will be considered to have completed raising capital even if, after July 1, 2020, such product raises capital for follow-on investments.

Mr. Ganzi will also be eligible to participate in our benefit plans made available to our senior executive officers from time to time and to receive reimbursement for certain dues and other business expenses, each as described in the employment agreement.

The employment agreement provides that, if Mr. Ganzi’s employment is terminated by the Company without “cause” (as defined in the employment agreement and including non-renewal of the agreement by the Company) or by Mr. Ganzi for “good reason” (as defined in the employment agreement and described below), and Mr. Ganzi executes, and does not revoke, a general release of claims, he will be eligible to receive (i) a lump sum cash payment equal to three times the sum of his base salary and average annual bonus with respect to the three prior calendar years (or, if any such termination of employment occurs prior to Mr. Ganzi receiving his annual bonus in respect of calendar year 2022, then his target annual bonus that is then in effect), (ii) a lump sum cash payment equal to the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) continued medical, dental and vision benefits at active employee rates for 24 months following termination, (v) the continuation of certain benefits for 24 months following termination, and (vi) full vesting of all equity and equity-based awards of the Company, carried interests and other like compensation that he holds, to the extent unvested immediately prior to the date of termination. In addition, for 18 months following the date of such termination, Mr. Ganzi will receive continued use of his office and the services of a personal assistant, in each case, commensurate with those provided prior to the date of termination.

The employment agreement also provides that if Mr. Ganzi provides notice to the Company of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment equal to the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination and (ii) a pro-rated target bonus for the year of termination.

In addition, the employment agreement provides for full vesting of all of Mr. Ganzi’s equity and equity-based awards of the Company (other than as specified in the terms of the Sign-On Award (as defined below)), carried interests and other like compensation that he holds, to the extent unvested upon a change in control (as such term is defined in the Company’s 2014 Omnibus Stock Incentive Plan).

For purposes of the employment agreement, “good reason” means, in summary, (i) a material diminution in Mr. Ganzi’s duties, authority or responsibilities or a diminution in his title (including (A) modifying Mr. Ganzi’s title and (B) after July 1, 2020, failing to nominate or maintain Mr. Ganzi as a member of the Board) or causing Mr. Ganzi to no longer report to the Board, (ii) a reduction in Mr. Ganzi’s base salary, target annual cash bonus or target annual equity incentive grant as set forth in the employment agreement, (iii) a 25-mile relocation of Mr. Ganzi’s principal place of business from Boca Raton, Florida or, if Mr. Ganzi agrees in writing to establish another location as his principal place of business, such other location, or (iv) a material breach of the agreement by the Company (including, without limitation, failure to timely pay or award Mr. Ganzi’s base salary, target annual cash bonus or target annual equity incentive grant) or any other material agreement between Mr. Ganzi and the Company.

If any payments to be made to Mr. Ganzi, whether under the employment agreement or otherwise, would subject Mr. Ganzi to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in Mr. Ganzi receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.

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The employment agreement, through a restrictive covenant agreement which was amended and restated on July 17, 2020, also provides that Mr. Ganzi will not, subject to certain listed exceptions for permitted and personal activities, compete with the Company, or solicit the Company’s investors or customers or employees or those of the Company’s subsidiaries during his employment with the Company and, unless his employment is terminated by the Company without cause (as defined in the agreement), by Mr. Ganzi for “good reason” (as defined in the agreement and described above), or by the Company or Mr. Ganzi following a change in control (as such term is defined in the Company’s equity incentive plan), for the two-year period following the termination of his employment with the Company. The restrictive covenant agreement also contains covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of Mr. Ganzi and the Company to disparage the other.

In addition, in connection with entering into the employment agreement, the Company granted Mr. Ganzi a sign-on performance-based equity grant (the “Sign-On Award”) in the amount of 10,000,000 long-term incentive units in CCOC (“LTIP Units”). The LTIP Units will vest if the closing price of shares of the Company’s Class A common stock, par value $0.01 (the “Class A common stock”) is at or above $10.00 during regular trading on the New York Stock Exchange over any 90 consecutive trading days during the five-year period beginning on July 25, 2019. The Sign-On Award is generally conditioned on Mr. Ganzi’s continued employment until the performance-based condition is satisfied.

Employment Agreements with Other Named Executive Officers

These employment agreements provided for an initial term of two years for Mr. Wu, which began on March 23, 2020, three years for Mr. Sanders, which began on April 2, 2015, and one year, for Mr. Redington, which began on January 1, 2019, with each initial term subject to automatic renewals of additional successive one-year periods unless either party provides at least 180 days’ advance notice of non-renewal. On December 30, 2020, Mr. Redington resigned as the Company’s Chief Accounting Officer effective on January 1, 2021 and concurrently entered into an amended and restated employment agreement with the Company pursuant to which Mr. Redington servs as Managing Director, Chief Financial Officer of the Company’s non-digital business. Mr. Redington’s amended and restated employment agreement provides for an eighteen-month term commencing on January 1, 2021.

Each agreement requires that the executive will devote his full business time and attention to the performance of his duties to us, but will be permitted to engage in certain other outside activities so long as they do not unreasonably interfere with the performance of the executive’s duties to us.

The agreements provide for the payment of a specified base salary to each executive, which is equal to no less than $475,000 for Mr. Wu, $432,000 for Mr. Sanders and $325,000 for Mr. Redington. In January 2019, the Compensation Committee approved increases in the base salaries for Messrs. Sanders and Redington from the amounts stated in their respective employment agreements to $450,000 for Mr. Sanders and $350,000 for Mr. Redington to align salaries with the then-current peer group market median. The agreements also provide that each executive will be eligible to receive an annual cash bonus with a target amount initially set at $285,500 for Mr. Wu, $1,062,500 for Mr. Sanders and $585,000 for Mr. Redington and annual grants of equity-based awards with a target value initially set at $427,500 for Mr. Wu, $680,000 for Mr. Sanders and $732,000 for Mr. Redington, with such amounts subject to annual review by the Board (or a committee thereof). In addition, Messrs. Sanders and Redington will continue to receive allocations in respect of carried interests in respect of funds managed by us that were granted to them prior to the effective date of such employment agreements and Messrs. Wu, Sanders and Redington will be eligible to be granted new allocations in respect of carried interests in respect of funds managed by us as is determined by the Board (or a committee thereof) from time to time in consultation with the applicable executive. The executives will be eligible to participate in certain of our benefit plans made available to our senior executive officers from time to time and to receive certain perquisites that the executives were entitled to receive immediately prior to the effective date of such employment agreements or, for Mr. Wu, that are applicable to senior executive officers of the Company.

The agreements provide that if the executive’s employment is terminated by us without “cause” (as defined in the agreements and including non-renewal of the employment agreements by us), by the executive for “good reason” (as defined in the agreement and described below) or, for Redington pursuant to his amended and restated employment agreement, by Mr. Redington without “good reason” on or after January 1, 2022 (which includes for this purpose the expiration of the employment term provided in his amended and restated employment agreement), and the executive executes a release of claims, he will be eligible to receive (i) a lump sum cash payment equal to the sum of, and for Messrs. Sanders and Redington, two times the sum of, his base salary and average annual bonus with respect to the three prior calendar years (or, for Messrs. Wu and Redington, if any such termination of employment occurs prior to Messrs. Wu and Redington receiving such executive’s annual bonus in respect of calendar year 2023 and 2021, respectively, then such executive’s target annual bonus), (ii) a lump sum cash payment equal to the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, (iii) a pro-rated target bonus for the year of termination, (iv) full vesting of all equity-based awards of the company, carried interests and other like compensation that he holds, to the extent unvested upon his termination and, (v) for Messrs. Sanders and Redington, continued medical, dental and vision benefits at active employee rates for 24 months following termination.

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COMPENSATION DISCUSSION AND ANALYSIS

The agreements provide that if an executive provides notice to us of his intention not to renew the agreement upon the scheduled expiration of the initial term or any renewal term, then he will receive (i) a lump sum cash payment in respect of the annual bonus payable in respect of the year prior to the year of termination, if unpaid as of the date of termination, and (ii) a pro-rated target bonus for the year of termination.

For purposes of the agreements, “good reason” includes, in summary, (i) a material diminution in the executive’s duties, authority or responsibilities or a diminution in the executive’s title or position, (ii) a requirement that the executive report to any person other than our Chief Executive Officer or Executive Chairman, for Mr. Sanders, and the Company’s Chief Executive Officer, President or Co-President, for Mr. Wu, and the Company's Chief Executive Officer, Chief Financial Officer or President, for Mr. Redington, (iii) a reduction in the executive’s base salary, target annual cash bonus or target annual equity incentive grant then in effect, (iv) a 25-mile relocation of the executive’s principal place of business, or (v) a material breach of the agreement by us and for Mr. Wu, a material breach of any other material agreement with the executive by us.
The agreements include a provision providing that if any payments to be made to the executive, whether under the agreement or otherwise, would subject the executive to the excise tax on so-called “golden parachute payments” in accordance with Sections 280G or 4999 of the Code, then the payments will be reduced to the extent necessary to avoid the excise tax, but only if the amount of the payments after such reduction would result in the executive receiving a greater net after-tax benefit than if all of the payments were provided and the excise tax were imposed.

In addition, the agreements, through a restrictive covenant agreement that is included as an exhibit to the agreements, provide that the executives will not, subject to certain exceptions, compete with us, or solicit our investors or customers or employees or those of our subsidiaries during their employment with us and for the one-year period following the termination of their employment with us unless their employment is terminated by us without cause (as defined in the agreement and including non-renewal of the employment agreement by us) or by the executive for “good reason” (as defined in the agreement and described above). The agreements contain covenants relating to the treatment of confidential information and intellectual property matters and restrictions on the ability of the executives and us to disparage the other.

Other NEO Separation Agreements

Each of Mark M. Hedstrom, Darren J. Tangen, and Kevin P. Traenkle had an employment agreement with us dated March 16, 2015 or, for Mr. Hedstrom only, January 1, 2019, which had set forth the terms and conditions of each executive’s service as an executive officer of the Company. The Company entered into a Separation and Release Agreement with each of Messrs. Hedstrom, Tangen and Traenkle, on November 5, 2020, April 1, 2020 and February 26, 2020, respectively, which provided for each such executive’s separation from us, including the entitlement to receive certain benefits and payments provided for in each executive’s employment agreement. A summary of the terms of such Separation and Release Agreements is provided below. The receipt of the benefits described in the table below was conditioned upon each executive’s execution of the supplemental release (and not revoking such release within the applicable revocation period), which contained a general release of claims by each executive against the Company.

In addition, on November 5, 2020, an affiliate of the Company entered into a consulting agreement (the “Consulting Agreement”) with Mr. Hedstrom, pursuant to which Mr. Hedstrom will provide certain services to the Company for a one-year term, commencing on January 1, 2021. Mr. Hedstrom’s services to the Company will include, among others, providing advice and assistance on certain operational matters of the Company and continuing to serve as Chairman of CLNC’s board of directors through CLNC’s 2021 annual meeting of stockholders. The Company will pay a flat fee of $50,000 per month for Mr. Hedstrom’s services under the Consulting Agreement.

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COMPENSATION DISCUSSION AND ANALYSIS

NAME OF FORMER EXECUTIVE	EFFECTIVE DATE OF SEPARATION	SEPARATION PAYMENTS/BENEFITS
Mark M. Hedstrom Former Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer	December 23, 2020
(i) a lump sum cash payment equal to $3,500,000, (ii) a prorated target bonus for the year of termination, (iii) continued medical, dental and vision benefits at active employee rates for 24 months following the Separation Date, (iv) full vesting of all equity-based awards of the Company and CLNC, carried interests and other like compensation that he holds to the extent unvested on the Separation Date and (iv) certain carried interest allocations in connection with certain of the Company’s investments products

Darren J. Tangen Former President	April 10, 2020
(i) a lump sum cash payment equal to two times the sum of his base salary and average annual bonus with respect to the three prior calendar years, (ii) a pro-rated target bonus for the year of termination, (iii) continued medical, dental and vision benefits at active employee rates for 24 months following the Separation Date, (iv) full vesting of all equity-based awards of the Company and CLNC, carried interests and other like compensation that he holds to the extent unvested on the Separation Date and (v) certain carried interest allocations in connection with certain of the Company’s investments with which Mr. Tangen had significant involvement

Kevin P. Traenkle Former Executive Vice President and Chief Investment Officer	February 29, 2020
(i) a lump sum cash payment equal to two times the sum of his base salary and average annual bonus with respect to the three prior calendar years, (ii) a pro-rated target bonus for the year of termination, (iii) his cash bonus for 2019 in the amount of $1,870,341, paid on February 27, 2020 (the same date as the payment of cash bonuses for all of the Company’s employees), (iv) continued medical, dental and vision benefits at active employee rates for 24 months following the Separation Date, (v) full vesting of all equity-based awards of the Company and CLNC, carried interests and other like compensation that he holds to the extent unvested on the Separation Date, and (vi) an additional lump sum payment of $833,333, in order to resolve a disagreement regarding contract interpretation

NON-GAAP FINANCIAL MEASURES AND CERTAIN OTHER DEFINITIONS

We refer to non-GAAP financial measures and certain other metrics within this Proxy Statement. The below provides definitions for these measures and metrics.

Fee-Earning Equity Under Management (FEEUM)

Equity for which the Company and its affiliates provides investment management services and derives management fees and/or performance allocations. FEEUM generally represents a) the basis used to derive fees, which may be based on invested equity, stockholders’ equity, or fair value pursuant to the terms of each underlying investment management agreement and b) the Company’s pro-rata share of fee bearing equity of each affiliate as presented and calculated by the affiliate. Affiliates include Alpine Energy LLC and American Healthcare Investors. The Company's calculations of FEEUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Earnings before Interest, Taxes, Depreciation and Amortization for Real Estate (EBITDAre) and Adjusted EBITDA
The Company calculates EBITDAre in accordance with the standards established by the National Association of Real Estate Investment Trusts, which defines EBITDAre as net income or loss calculated in accordance with GAAP, excluding interest, taxes, depreciation and amortization, gains or losses from the sale of depreciated property, and impairment of depreciated property. The Company calculates Adjusted EBITDA by adjusting EBITDAre for the effects of straight-line rental income/expense adjustments and amortization of acquired above- and below-market lease adjustments to rental income, equity-based compensation expense, restructuring and integration costs, transaction costs from unsuccessful deals and business combinations, litigation expense, the impact of other impairment charges, gains or losses from sales of undepreciated land, and gains or losses on early extinguishment of debt and hedging instruments. Revenues and corresponding costs related to

60 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
the delivery of services that are not ongoing, such as installation services, are also excluded from Adjusted EBITDA. The Company uses EBITDAre and Adjusted EBITDA as supplemental measures of our performance because they eliminate depreciation, amortization, and the impact of the capital structure from its operating results. However, because EBITDAre and Adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements, their utilization as a cash flow measurement is limited.

Fee Related Earnings (FRE)

The Company calculates FRE for its investment management business within the digital segment as base management fees, other service fee income, and other income inclusive of cost reimbursements, less compensation expense (excluding equity-based compensation), administrative expenses (excluding fund raising placement agent fee expenses), and other operating expenses related to the investment management business. The Company uses FRE as a supplemental performance measure as it may provide additional insight into the profitability of the overall digital investment management business. FRE is presented prior to the deduction for Wafra's 31.5% interest.

Core Digital

The Company includes the Digital Operating and Digital Investment Management segments within Core Digital, and excludes the Digital Other Segment.

Core Digital Revenues

The Company calculates Digital Revenues as GAAP revenues from the Digital Operating segment plus fee income from the Digital Investment Management segment.

NON-GAAP FINANCIAL MEASURES - RECONCILIATIONS

(In thousands)	Three Months Ended December 31, 2020
Digital Operating Adjusted EBITDA Determined as Follows
Net income (loss) from continuing operations	($52,902)
Adjustments:
Interest expense	41,815
Income tax (benefit) expense	(6,967)
Depreciation and amortization	78,554
Other (gain) loss	200
EBITDAre	60,700
Straight-line rent expenses and amortization of above- and below-market lease intangibles	(2,607)
Interest income	(80)
Amortization of leasing costs	–
Compensation expense—equity-based	728
Installation services	429
Restructuring & integration costs	803
Transaction, investment and servicing costs	564
Adjusted EBITDA	$60,537
CLNY ownership	16.2%
CLNY pro-rata share of Adjusted EBITDA	$9,800

61 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION TABLES AND RELATED NARRATIVE

SUMMARY COMPENSATION TABLE
The following table shows the compensation for each of our named executive officers in accordance with Item 402(c) of Regulation S-K.

NAME	YEAR	SALARY ($)		BONUS ($)	STOCK AWARDS (1) ($)		NON-EQUITY INCENTIVE PLAN COMPENSATION ($)		ALL OTHER COMPENSATION ($)		TOTAL COMPENSATION ($)
Marc C. Ganzi	2020	$1,060,000		$3,125,000	$176,489		$—		$454,290	(2)	$4,815,779
Chief Executive Officer and President	2019	$—		$—	$—		$—		$—		$—
	2018	$—		$—	$—		$—		$—		$—
Jacky Wu	2020	$369,039	(3)	$585,000	$858,883		$—		$12,641	(2)	$1,825,563
Executive Vice President and Chief Financial Officer	2019	$—		$—	$—		$—		$—		$—
	2018	$—		$—	$—		$—		$—		$—
Ronald M. Sanders	2020	$450,000		$1,350,000	$802,221		$—		$917,649	(2)	$3,519,870
Executive Vice President, General Counsel and Secretary	2019	$450,000		$—	$966,516		$1,459,364		$1,716,035	(4)	$4,591,915
	2018	$432,000		$—	$883,446		$1,323,130		$42,250	(5)	$2,680,826
Neale W. Redington	2020	$350,000		$700,000	$389,970		$—		$413,655	(2)	$1,853,625
Chief Financial Officer of non-digital/Former Chief Accounting Officer	2019	$350,000		$—	$130,637		$698,261		$858,912	(4)	$2,037,810
	2018	$325,000		$—	$488,352		$686,381		$39,326	(5)	$1,539,059
Thomas J. Barrack, Jr.	2020	$1,000,000		$4,250,000	$3,565,431		$—		$1,384,832	(2)	$10,200,263
Executive Chairman(6)	2019	$1,000,000		$—	$4,641,107	(7)	$5,448,925	(8)	$4,866,923	(4)	$15,956,955
	2018	$1,000,000		$—	$3,521,957		$4,963,053	(7)	$40,656	(5)	$9,525,666
Mark M. Hedstrom	2020	$490,705		$—	$1,058,488		$—		$5,701,580	(2)	$7,250,773
Executive Vice President, Chief Financial Officer and Chief Operating Officer	2019	$500,000		$—	$1,195,870		$1,745,651		$1,758,344	(4)	$5,199,865
	2018	$475,000		$—	$1,092,806		$1,479,414		$42,717	(5)	$3,089,937
Darren J. Tangen	2020	$154,423		$—	$1,225,617		$—		$6,144,783	(2)	$7,524,823
Former President	2019	$550,000		$—	$1,522,812		$2,194,533		$4,022,812	(4)	$8,290,157
	2018	$475,000		$—	$5,773,438		$2,346,600		$48,316	(5)	$8,643,354
Kevin P. Traenkle	2020	$83,333		$—	$—		$—		$5,380,115	(2)	$5,463,448
Former Executive Vice President and Chief Investment Officer	2019	$500,000		$—	$397,973		$1,870,341		$2,073,063	(4)	$4,841,377
	2018	$472,000		$—	$870,791		$1,944,041		$49,352	(5)	$3,336,184
(1)    Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of awards that were granted to our named executive officers. Other than for Mr. Wu (as described below), the awards in this column include grants of (i) restricted shares of Class A common stock, which vest in three annual installments following the date of grant, subject generally to the executive’s (other than Messrs. Barrack, Hedstrom, Tangen, and Traenkle as a result of his respective separation agreement with the Company) continued employment with us or any of our subsidiaries through the applicable vesting dates; and (ii) restricted stock units which remain subject to the achievement of cumulative performance goals for a three-year period following the grant date (see “Compensation Discussion and Analysis-Elements of Compensation—Long-Term Incentive Equity Awards” for a discussion regarding the performance goals for these awards) and, except for Messrs. Barrack, Hedstrom, Tangen, and Traenkle as a result of his separation agreement with the Company, are generally subject to time-based conditions that vest ratably over the three-year period. For Mr. Wu, the 2020 stock awards in this column represent a sign-on equity award of restricted shares of Class A common stock subject to three-year cliff based vesting conditions in connection with the commencement of his employment with the Company in March 2020. The fair value of the restricted shares of our Class A common stock was determined based on our stock price on the grant date. A discussion of the assumptions used in calculating the grant date fair value of the restricted stock units is set forth in Note 2 and Note 19 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. As required by SEC rules, the amounts shown in the Summary Compensation Table for the restricted stock units that are subject to performance conditions are based upon the probable outcome on the grant date, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.
    If we assumed achievement of the highest level of the performance goals and time vesting for the restricted stock units would be achieved at the grant date, the value of the awards at the grant date would have been as follows:
(A) For 2018: Ronald M. Sanders-$503,216; Neale W. Redington-$278,169; Thomas J. Barrack, Jr. -$2,006,128; Mark M. Hedstrom-$622,469; Darren J. Tangen-$3,288,585; and Kevin P. Traenkle-$496,008.
(B) For 2019: Ronald M. Sanders-$885,636; Neale W. Redington-$119,705; Thomas J. Barrack, Jr.-$4,276,733; Mark M. Hedstrom-$1,095,797; Darren J. Tangen-$1,395,380; and Kevin P. Traenkle-$364,670. For Mr. Barrack, $286,842 of the 2019 stock awards represents a one-time performance-based equity grant in connection with his appointment as our CEO in November 2018.
(C) For 2020: Marc C. Ganzi-$160,356; Ronald M. Sanders-$728,888; Neale W. Redington-$354,322; Thomas J. Barrack, Jr.-$3,239,505; Mark M. Hedstrom-$961,729; and Darren J. Tangen-$1,113,580.
See “Compensation Discussion and Analysis-Elements of Compensation—Long-Term Incentive Awards.”
(2)    Represents (i) $885,009, $379,291, $1,287,135, $542,275, $860,985, $860,985, paid to Messrs. Sanders, Redington, Barrack, Hedstrom, Tangen, and Traenkle, respectively, in respect of incentive fee allocations, (ii) for Mr. Ganzi, $430,448 in connection with services provided to a DBH portfolio company during 2019, (iii) matching contributions in connection with the Company’s 401(k) plan, the standard Company-paid portion of premiums toward the cost of

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COMPENSATION DISCUSSION AND ANALYSIS
health coverage under our group health insurance plan, premiums toward the cost of our standard life insurance coverage, and (iv) for Messrs. Hedstrom, Tangen and Traenkle, $5,125,000, $5,250,618, and $4,494,092, respectively, in severance payments pursuant to such named executive officer’s respective employment agreement and separation agreement. See the “Termination/Change of Control Table” below for additional information regarding Messrs. Hedstrom’s, Tangen’s and Traenkle’s respective severance payments.
(3)    Represents the pro rata portion of Mr. Wu’s annual base salary based on the commencement of his employment with the Company on March 23, 2020.
(4)    Represents (i) $1,686,073, $824,167, $4,818,520, $1,724,927, $3,988,987, and $2,039,646, paid to Messrs. Sanders, Redington, Barrack, Hedstrom, Tangen, and Traenkle, respectively, in respect of incentive fee allocations, and (ii) matching contributions in connection with the Company’s 401(k) plan, the standard Company-paid portion of premiums toward the cost of health coverage under our group health insurance plan, premiums toward the cost of our standard life insurance coverage, and, for Messrs. Tangen and Traenkle, certain club dues.
(5)    Represents (i) $13,598, $5,828, $15,540, $7,770, $13,598, and $13,598 paid to Messrs. Sanders, Redington, Barrack, Hedstrom, Tangen, and Traenkle, respectively, in respect of incentive fee allocations, and (ii) matching contributions in connection with the Company’s 401(k) plan, the standard Company-paid portion of premiums toward the cost of health coverage under our group health insurance plan, premiums toward the cost of our standard life insurance coverage, and, for Messrs. Tangen and Traenkle, certain club dues.
(6)    On March 30, 2021, the Company and Mr. Barrack entered into a separation agreement in connection with Mr. Barrack’s transition from his Executive Chairman of the Company to a non-executive member of the Board, effective April 1, 2021.
(7)    In the “Non-Equity Incentive Plan Compensation” column, includes $1 million earned from the individual goals & objectives component of the 2018 Annual Incentive Plan, which the Compensation Committee and Mr. Barrack’s agreed to pay in the form of long-term incentive equity awards granted for 2019. In the “Stock Awards” column for 2019, such $1 million amount is excluded.
(8)    Reflects the Compensation Committee and Mr. Barrack’s agreement to pay 115% of his cash bonus that was earned and payable in cash pursuant to the 2019 Annual Incentive Plan in the form of shares of the Company’s Class A common stock, subject generally to a three-year lock-up. Pursuant to the separation agreement entered into with Mr. Barrack on March 30, 2021, such shares issued in lieu of Mr. Barrack’s 2019 cash bonus will be released from the remaining lock-up restrictions.

2020 GRANTS OF PLAN-BASED AWARDS TABLE
The following table provides information about awards granted in 2020 to each of our named executive officers. There were no option awards in 2020.

		ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED POSSIBLE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS(3) (#)	GRANT DATE FAIR VALUE ($)
NAME	GRANT DATE	THRESHOLD ($)	TARGET(1) ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET(2) (#)	MAXIMUM(2) (#)
Marc C. Ganzi	3/16/2020	—		—	—	—	—	48,889	96,311
	3/16/2020	—		—	—	48,889	97,778	—	80,178
	3/10/2020	—	1,200,000	—	—	—	—	—	—
Jacky Wu	3/23/2020	—	—	—	—	—	—	609,137(4)	858,883
	3/23/2020	—	285,000	—	—	—	—	—	—
Ronald M. Sanders	3/16/2020	—	—	—	—	—	—	222,222	437,777
	3/16/2020	—	—	—	—	222,222	444,444	—	364,444
	3/10/2020	—	1,350,000	—	—	—	—	—	—
Neale W. Redington	3/16/2020	—	—	—	—	—	—	108,025	212,809
	3/16/2020	—	—	—	—	108,025	216,050	—	177,161
	3/10/2020	—	700,000	—	—	—	—	—	—
Thomas J. Barrack Jr.	3/16/2020	—	—	—	—	—	—	987,654	1,945,678
	3/16/2020	—	—	—	—	987,654	1,975,308	—	1,619,753
	3/10/2020	—	4,250,000	—	—	—	—	—	—
Mark M. Hedstrom	3/16/2020	—	—	—	—	—	—	293,210	577,624
	3/16/2020	—	—	—	—	293,210	586,420	—	480,864
	3/10/2020	—	1,625,000	—	—	—	—	—	—
Darren J. Tangen	3/16/2020	—	—	—	—	—	—	339,506	668,827
	3/16/2020	—	—	—	—	339,506	679,012	—	556,790
	3/10/2020	—	1,925,000	—	—	—	—	—	—
Kevin P. Traenkle(5)		—	—	—	—	—	—	—	—
		—	—	—	—	—	—	—	—
(1)    Represents the target cash bonuses approved by the Compensation Committee on March 10, 2020 under the 2020 Annual Incentive Plan for our named executive officers other than Messrs. Ganzi and Wu, whose targets under the 2020 Annual Incentive Plan were established in each of their respective employment agreements approved by the Board, including the members of the Compensation Committee. For each of Messrs. Ganzi and Wu, represents the target cash bonus pursuant to each of his respective employment agreement and subject to the 2020 Annual Incentive Plan. In light of the COVID-19 pandemic, the Compensation Committee did not ultimately base its annual cash bonus decisions for 2020 on the achievement of the pre-established objective financial goals incorporated into the 2020 Annual Incentive Plan. For information about the cash bonus amounts actually earned by each of our named executive

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COMPENSATION DISCUSSION AND ANALYSIS
officers, please refer to the “Bonus” column of the Summary Compensation Table above. Amounts are considered earned in fiscal year 2020, although they were not paid until 2021. For additional information about the 2020 Annual Incentive Plan and the impact of the COVID-19 pandemic on executive pay decisions, see “Compensation Discussion and Analysis-Elements of Compensation-Annual Cash Bonus.”
(2)    Represents awards of restricted stock units, which are subject to vesting based on the achievement of performance goals for the three-year period ending March 15, 2023 and, other than for Messrs. Barrack, Hedstrom and Tangen as a result of each of their respective separation agreements with the Company, generally subject to continued employment through such date. Dividends (if any) are accrued with respect to these equity awards, and are paid only if and when the restricted stock units are earned. For additional information about the 2020 performance-based awards, see “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Equity Awards.” Other than as described in Footnote (4) below, represents 50% of the long-term equity incentive award for 2020 granted by the Company to our named executive officers.
(3)    Represents awards of restricted shares of our Class A common stock, which are subject to time-based vesting in three equal installments beginning on March 16, 2020 and, other than for Messrs. Barrack, Hedstrom, and Tangen, as a result of their respective separation agreements with the Company, are generally subject to continued employment. Dividends (if any) are paid currently with respect to these equity awards prior to vesting, including all dividends with a record date on or after March 16, 2020. Represents 50% of the long-term equity incentive award for 2020 granted by the Company to our named executive officers.
(4)    Represents a sign-on award made in March 2020 in connection with Mr. Wu’s commencement of employment with the Company and anticipated appointment as our Chief Financial Officer effective as of July 1, 2020, which is subject to three-year cliff vesting as described in “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Equity Awards-CFO Sign-On Award/CFO True-Up Award”.
(5)    As a result of Mr. Traenkle’s separation agreement with the Company in February 2020, Mr. Traenkle did not receive any grants of plan-based awards for 2020.
DISCUSSION OF SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES
The terms of the awards set forth in the 2020 Grants of Plan-Based Awards Table relating to the manner in which these awards are treated in connection with a termination of employment or change of control are described below in “Compensation Tables and Related Narrative-Potential Payments on Termination or Change of Control.”
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2020
The following table sets forth certain information with respect to outstanding equity awards as of December 31, 2020 with respect to our named executive officers. No option awards were outstanding as of December 31, 2020.

	STOCK AWARDS
NAME	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(3)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Marc C. Ganzi	48,889	$235,156	10,048,889	$48,335,156
Jacky Wu	609,137	$2,929,949	—	$—
Ronald M. Sanders	315,987	$1,519,897	402,413	$1,935,607
Neale W. Redington	225,694	$1,085,588	165,410	$795,622
Thomas J. Barrack Jr.	1,459,059	$7,018,074	3,168,200	$15,239,042
Mark M. Hedstrom(4)	—	$—	516,135	$2,482,609
Darren J. Tangen(4)	—	$—	1,015,666	$4,885,353
Kevin P. Traenkle(4)	—	$—	119,587	$575,213
(1)    Includes the following restricted shares of Class A common stock with respect to such named executive officer:

64 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

NAME	VESTING DATE: MARCH 23, 2023	VESTING DATE: MARCH 15, 2023	VESTING DATE: MARCH 15, 2022	VESTING DATE: March 15, 2021	TOTAL
Marc Ganzi	—	16,297	16,296	16,296	48,889
Jacky Wu	609,137	—	—	—	609,137
Ronald M. Sanders	—	74,074	107,774	134,139	315,987
Neale W. Redington	—	36,009	134,548	55,137	225,694
Thomas J. Barrack Jr. (A)	—	329,218	512,370	617,471	1,459,059
Mark M. Hedstrom	—	—	—	—	—
Darren J. Tangen	—	—	—	—	—
Kevin P. Traenkle	—	—	—	—	—
(A) In connection with the Company’s separation agreement with Mr. Barrack entered into on March 30, 2021, all of Mr. Barrack’s outstanding equity awards subject to time-based vesting conditions will be accelerated, subject to Mr. Barrack executing a release of claims.
(2)    The value of the awards reflected in the table is based on a price per share or unit of $4.81, which was the closing price of our common stock as of December 31, 2020.
(3)    Except as described in the Footnotes to the following table, includes the following restricted stock units (representing a target amount) that are subject to vesting based on the achievement of performance goals over a three-year period and, for all named executive officers other than Messrs. Barrack, Hedstrom, Tangen and Traenkle, generally subject to continued employment through such date, with respect to such named executive officer. See “Compensation Discussion and Analysis-Elements of Compensation-Long-Term Incentive Equity Awards” for a description of the performance-based awards.

NAME	PERFORMANCE PERIOD END DATE JULY 25, 2024		PERFORMANCE PERIOD END DATE MARCH 14, 2023	PERFORMANCE PERIOD END DATE MARCH 14, 2022		PERFORMANCE PERIOD END DATE MARCH 14, 2021	TOTAL
Marc C. Ganzi	10,000,000	(A)	48,889				10,048,889
Ronald M. Sanders			222,222	101,100		79,091	402,413
Neale W. Redington			108,025	13,665		43,720	165,410
Thomas J. Barrack Jr.			987,654	1,865,241	(B)	315,305	3,168,200
Mark M. Hedstrom			293,210	125,091		97,834	516,135
Darren J. Tangen			339,506	159,290		516,870	1,015,666
Kevin P. Traenkle				41,629		77,958	119,587
(A) Reflects a sign-on performance-based equity award, granted to Mr. Ganzi in connection with the commencement of his employment with the Company and designation as our CEO-elect in July 2019, in the amount of 10,000,000 long-term incentive units in the Company’s operating partnership (“LTIP Units”). The LTIP Units will vest if the closing price of the Company’s Class A common stock is at or above $10.00 during regular trading on the New York Stock Exchange over any 90 consecutive trading days during the five-year performance period ending on July 25, 2024.
(B) Includes 1,315,789 shares of performance-based restricted stock units, with a grant date fair value of $286,842, granted to Mr. Barrack in March 2019 in connection with his then-appointment as our Chief Executive Officer. Pursuant to the vesting conditions of the award, Mr. Barrack will have the opportunity to earn 100% of the award if the Company’s stock price is equal to or greater than $11.10, at any time during the performance period ending March 14, 2022.
(4)    Pursuant to separation agreements, all of Messrs. Hedstrom’s, Tangen’s and Traenkle’s outstanding equity awards subject to time-based vesting conditions were accelerated on December 30, 2020, April 20, 2020 and March 8, 2020, respectively.

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COMPENSATION DISCUSSION AND ANALYSIS
OPTION EXERCISES AND STOCK VESTED IN 2020
The following table sets forth certain information with respect to stock awards vesting during the year ended December 31, 2020 with respect to our named executive officers.

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)
Marc C. Ganzi	—	—
Jacky Wu	—	—
Ronald M. Sanders	77,106	200,471
Neale W. Redington	144,736	398,711
Thomas J. Barrack Jr.	2,887,002	5,937,413
Mark M. Hedstrom(2)	508,790	2,232,406
Darren J. Tangen(3)	1,009,207	1,924,645
Kevin P. Traenkle(4)	118,414	464,050
(1)    Based on the closing price of our Class A common stock on the NYSE on the date of vesting.
(2)    Includes 409,216 shares of our Class A common stock that were vested on December 30, 2020 in accordance with Mr. Hedstrom’s separation agreement with the Company. Excludes 516,135 performance-based restricted stock units, which are subject to performance-based conditions over a three-year period. See Footnote 3 to the “Outstanding Equity Awards at Fiscal Year End 2020” table above for additional information regarding the applicable performance periods for such awards. Following the conclusion of the performance period, Mr. Hedstrom will be entitled to the number of units (with a potential payout percentage between 0 and 125%, or 200%, as the case may be) that would have been earned had Mr. Hedstrom been an employee of the Company at such time.
(3)    Includes 899,522 shares of our Class A common stock that were vested on April 20, 2020 in accordance with Mr. Tangen’s separation agreement with the Company. Excludes 1,015,666 performance-based restricted stock units, which are subject to performance-based conditions over a three-year period. See Footnote 3 to the “Outstanding Equity Awards at Fiscal Year End 2020” table above for additional information regarding the applicable performance periods for such awards. Following the conclusion of the performance period, Mr. Tangen will be entitled to the number of units (with a potential payout percentage between 0 and 125%, or 200%, as the case may be) that would have been earned had Mr. Tangen been an employee of the Company at such time.
(4)    Includes 93,601 shares of our Class A common stock that were vested on March 8, 2020 in accordance with Mr. Traenkle’s separation agreement with the Company. Excludes 119,587 performance-based restricted stock units, which are subject to performance-based conditions over a three-year period. See Footnote 3 to the “Outstanding Equity Awards at Fiscal Year End 2020” table above for additional information regarding the applicable performance periods for such awards. Following the conclusion of the performance period, Mr. Traenkle will be entitled to the number of units (with a potential payout percentage between 0 and 125%, or 200%, as the case may be) that would have been earned had Mr. Traenkle been an employee of the Company at such time.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL
TERMINATION/CHANGE OF CONTROL COMPENSATION TABLE
The following table shows the potential payments to our named executive officers upon a termination of employment without cause or for good reason, upon a change of control of Colony Capital and upon the death or disability of the executive officer based on agreements and plans in effect as of December 31, 2020.
The types of events constituting cause, good reason, disability and a change of control differed in some respects among the different arrangements providing for benefits to the named executive officers; however, for consistency in presentation, our executive compensation arrangements have been grouped together based on these concepts without regard for any such differences. Our named executive officers were not entitled to any payments if they were terminated for cause or resigned without good reason or if they retired, other than in the case of Mr. Barrack, who was entitled to receive full vesting of all equity awards of the Company, carried interests and other like compensation if he retired on or after his attainment of age 72. In preparing the tables below, we assumed the applicable event (i.e., termination, change of control or death or disability) occurred on December 31, 2020. Market values of equity awards were determined by multiplying the applicable number of shares or units by $4.81, the per share closing price of our Class A common stock as of December 31, 2020.

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COMPENSATION DISCUSSION AND ANALYSIS

NAME	PAYMENTS/BENEFITS	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON		CHANGE OF CONTROL WITHOUT TERMINATION (1)	CHANGE OF CONTROL WITH TERMINATION (2)		DEATH OR DISABILITY
Marc C. Ganzi	Severance Payment	$15,727,684	(3)	$—	$15,727,684	(3)	$3,125,000	(4)
	Equity Award Acceleration(5)	$235,156		$235,156	$235,156		$235,156
Jacky Wu	Severance Payment	$1,670,283	(3)	$—	$1,670,283	(3)	$585,000	(4)
	Equity Award Acceleration(5)	$2,929,949		$—	$2,929,949		$2,929,949
Ronald M. Sanders	Severance Payment	$4,628,361	(3)	$—	$4,628,361	(3)	$1,350,000	(4)
	Equity Award Acceleration(5)	$1,519,897		$—	$1,519,897		$1,519,897
Neale W. Redington	Severance Payment	$2,733,496	(3)	$—	$2,733,496	(3)	$700,000	(4)
	Equity Award Acceleration(5)	$1,085,588		$—	$1,085,588		$1,085,588
Thomas J. Barrack Jr.(6)	Severance Payment	$18,796,471	(3)	$—	$18,796,471	(3)	$4,250,000	(4)
	Equity Award Acceleration(5)	$7,018,074		$7,018,074	$7,018,074		$7,018,074
Mark M. Hedstrom	Severance Payment	$5,193,611	(7)	$—	$—		$—
	Equity Award Acceleration(5)	$1,964,237	(8)	$—	$—		$—
Darren J. Tangen	Severance Payment	$5,316,978	(9)	$—	$—		$—
	Equity Award Acceleration(5)	$1,637,130	(10)	$—	$—		$—
Kevin P. Traenkle	Severance Payment	$4,544,168	(11)	$—	$—		$—
	Equity Award Acceleration(5)	$344,452	(12)	$—	$—		$—
(1)    Represents the value of the payments and benefits that our named executive officers would have received in the event of a change of control on December 31, 2020.
(2)    Represents the value of the payments and benefits that our named executive officers would have received in the event of a termination by us without cause or by the executive for good reason on December 31, 2020 in connection with a change of control.
(3)    Pursuant to the employment agreements discussed under “Compensation Discussion and Analysis-Employment Agreements,” represents (i) a lump sum cash payment equal to two times (or, for Messrs. Barrack and Ganzi, three times and for Mr. Wu, one time) the sum of the executive’s base salary and average annual bonus with respect to the three prior calendar years (or, for Messrs. Wu and Redington, the target bonus in effect), (ii) lump sum payment of any unpaid bonus for 2019, if any, (iii) the lump sum pro-rata target bonus for the effective period of employment for the year ended December 31, 2020, assuming the bonus was not paid in calendar year 2020, (iv) continued medical, dental and vision benefits at active employee rates for 24 months and (v) the continuation of certain benefits for 24 months following termination, but excludes any perquisites and other personal benefits or property, if any, with an aggregate value less than $10,000. For Mr. Barrack, also includes the continuation of certain benefits for 24 months following termination and the continued use of his office and the services of a personal assistant, and excludes continued use of the Company’s corporate jet for personal use which Mr. Barrack must reimburse the Company for the cost of any such use on the same terms as in effect prior to the date of termination. For Mr. Ganzi, also includes the continued use of his office and the services of a personal assistant, in each case, commensurate with those provided prior to the date of termination, for 18 months following termination.
(4)    Pursuant to the employment agreements discussed under “Compensation Discussion and Analysis-Employment Agreements,” represents (i) any unpaid bonus for 2019, if any, and (ii) the pro-rata target bonus for the effective period of employment for the year ended December 31, 2020, assuming the bonus was not paid in calendar year 2020, in either case, which is payable in lump sum by the Company upon termination of the named executive officer’s employment by us due to his death or disability. For purposes of the employment agreements, “disability” is defined as physical or mental incapacity that substantially prevents the named executive officer from performing his duties and that has continued for at least 180 consecutive days.
(5)    Pursuant to the employment agreements discussed under “Compensation Discussion and Analysis-Employment Agreements,” represents the value of all equity awards of the Company that would fully vest upon termination of the named executive officer’s employment by us without cause, by the named executive officer with good reason or upon death or disability. In addition, pursuant to Mr. Barrack’s employment agreement, as amended in March 2019 in connection with his November 2018 appointment as Chief Executive Officer, Mr. Barrack is entitled to a full vesting of all equity awards of the Company upon a change in control (as such term is defined in the CLNY Equity Incentive Plan). Amount excludes (i) the value of performance-based restricted stock units, which are subject to performance-based conditions over a three-year period ending March 14, 2021, March 14, 2022 and March 14, 2023, and (ii) for Mr. Ganzi, excludes the value of performance-based LTIP Units, subject to performance based conditions over a five-year period ending July 25, 2024, all as set forth in Footnote 3(A) to the “Outstanding Equity Awards at Fiscal Year End 2020” table above. Following the conclusion of the performance period of the performance-based restricted stock units, the named executive officer would be entitled to the number of units (with a potential payout percentage between (i) 0 and 125% for the units subject to the performance period ending March 14, 2021 and (ii) 0 and 200% for the units subject to the performance period ending March 14, 2022 and March 14, 2023 (other than with respect to Mr. Barrack’s award described in Footnote 3(B) to the “Outstanding Equity Awards at Fiscal Year End 2020” table above, which, as of the date of this proxy statement, provides for the potential to be 0 or 100% for the units subject to the performance period)) that would have been earned had the named executive officer been an employee of the Company at such time. Following the conclusion of the performance period of the performance-based LTIP Units, Mr. Ganzi would be entitled to the number of LTIP Units (with a potential payout percentage of 0% or 100%) that would have been earned had Mr. Ganzi been an employee of the Company at such time. In addition, amounts exclude carried interests, which are subject to achievement of minimum return hurdles in accordance with the terms set out in the respective governing agreements for the Company’s managed private funds and other investment vehicles.
(6)    On March 30, 2021, the Company and Mr. Barrack entered into a separation agreement in connection with Mr. Barrack’s transition from his Executive Chairman of the Company to a non-executive member of the Board, effective April 1, 2021. See “Compensation Discussion and Analysis—Employment Agreements—Separation Agreement with Thomas J. Barrack, Jr.”

67 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
(7)    Pursuant to an employment agreement and separation agreement discussed under “Compensation Discussion and Analysis—Employment Agreements—Other NEO Separation Agreements,” represents (i) a lump sum cash payment equal to $3,500,000 and (ii) a prorated target bonus for the effective period of employment during the year ended December 31, 2020, each of which was paid to Mr. Hedstrom on December 30, 2020. Also includes $68,611 in estimated continued medical, dental and vision benefits at active employee rates for 24 months.
(8)    Pursuant to an employment agreement and separation agreement discussed under “Compensation Discussion and Analysis—Employment Agreements—Other NEO Separation Agreements,” represents the value of all equity awards of the Company that were fully vested as of December 30, 2020. This amount excludes the value of the 516,135 performance-based restricted stock units, which are subject to performance-based conditions over a three-year period. See Footnote 3 to the “Outstanding Equity Awards at Fiscal Year End 2020” table above for additional information regarding the applicable performance periods for such awards. Following the conclusion of the performance period, Mr. Hedstrom will be entitled to the number of units (with a potential payout percentage between 0 and 125%, or 200%, as the case may be) that would have been earned had Mr. Hedstrom been an employee of the Company at such time.
(9)    Pursuant to an employment agreement and separation agreement discussed under “Compensation Discussion and Analysis—Employment Agreements—Other NEO Separation Agreements,” represents (i) a lump sum cash payment equal to two times the sum of his base salary and average annual bonus with respect to the three prior calendar years and (ii) a prorated target bonus for the effective period of employment during the year ended December 31, 2020, each of which was paid to Mr. Tangen on April 20, 2020. Also includes $66,360 in estimated continued medical, dental and vision benefits at active employee rates for 24 months.
(10)    Pursuant to an employment agreement and separation agreement discussed under “Compensation Discussion and Analysis—Employment Agreements—Other NEO Separation Agreements,” represents the value of all equity awards of the Company that were fully vested as of April 20, 2020. This amount excludes the value of the 1,015,666 performance-based restricted stock units, which are subject to performance-based conditions over a three-year period. See Footnote 3 to the “Outstanding Equity Awards at Fiscal Year End 2020” table above for additional information regarding the applicable performance periods for such awards. Following the conclusion of the performance period, Mr. Tangen will be entitled to the number of units (with a potential payout percentage between 0 and 125%, or 200%, as the case may be) that would have been earned had Mr. Tangen been an employee of the Company at such time.
(11)    Pursuant to an employment agreement and separation agreement discussed under “Compensation Discussion and Analysis—Employment Agreements—Other NEO Separation Agreements,” represents (i) a lump sum cash payment equal to two times the sum of his base salary and average annual bonus with respect to the three prior calendar years, (ii) a prorated target bonus for the effective period of employment during the year ended December 31, 2020, (iii) Mr. Traenkle’s cash bonus for 2019 in the amount of $1,870,341, paid on February 27, 2020 (the same date as the payment of cash bonuses for all of the Company’s employees) and (iv) an additional lump sum payment of $833,333, in order to resolve a disagreement regarding contract interpretation, each of which (other than the amounts in the foregoing clause (iii)), was paid to Mr. Traenkle on March 8, 2020. Also includes $50,076 in estimated continued medical, dental and vision benefits at active employee rates for 24 months.
(12)    Pursuant to an employment agreement and separation agreement discussed under “Compensation Discussion and Analysis—Employment Agreements—Other NEO Separation Agreements,” represents the value of all equity awards of the Company that were fully vested as of December 30, 2020. This amount excludes the value of the 119,587 performance-based restricted stock units, which are subject to performance-based conditions over a three-year period. See Footnote 3 to the “Outstanding Equity Awards at Fiscal Year End 2020” table above for additional information regarding the applicable performance periods for such awards. Following the conclusion of the performance period, Mr. Traenkle will be entitled to the number of units (with a potential payout percentage between 0 and 125%, or 200%, as the case may be) that would have been earned had Mr. Traenkle been an employee of the Company at such time.
The tables above do not include payments and benefits to the extent we generally provide them on a non-discriminatory basis to salaried employees upon termination of employment, including: (i) life insurance upon death in the amount of two times the employee’s annual salary but not exceeding a total of $750,000; and (ii) disability benefits. As a result of provisions in each of our named executive officers’ employment agreements, in the event that any payment or benefit to be paid or provided to such an executive set forth above would have been subject to the excise tax under Section 4999 of the Code, the payments and benefits to such executive would have been reduced to the extent necessary to avoid the imposition of such excise tax, but only if such reduction would result in a greater after-tax benefit to the executive. The amounts set forth in the table above have not been adjusted to reflect any such reduction that might be applicable.
CEO Pay Ratio
The ratio of our Chief Executive Officer’s annual total compensation for 2020 to that of the median employee’s annual total compensation for 2020 is 25:1. This ratio is based on the 2020 annual total compensation of $4,815,779 for Mr. Ganzi, as our Chief Executive Officer as of December 31, 2020 (the “Measurement Date”), as reported in the Summary Compensation Table above and the 2020 annual total compensation of $193,916 for the median employee, using the same components of compensation as used in the Summary Compensation Table for the Chief Executive Officer. The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described below.
The median employee was determined using total cash compensation (including salaries and cash bonuses) paid by our company during 2020 to our employees (other than our Chief Executive Officer) as of the Measurement Date, which was consistent with the methodology used for last year’s determination as of December 31, 2019. Any compensation paid to employees in foreign currencies was converted to U.S. dollars as of the Measurement Date.

68 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS
EQUITY COMPENSATION PLAN INFORMATION
The following table provides summary information on the securities issuable under our equity compensation plans as of December 31, 2020.

	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(1)		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY INCENTIVE PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))
PLAN CATEGORY	(a)		(b)	(c)
Equity compensation plans approved by security holders
CLNY Equity Incentive Plan	43,296,296	(2)	N/A	—	(3)
Pre-Merger Equity Awards	238,509	(4)	N/A	—
Total	43,534,805			—
(1)    As of December 31, 2020, represents shares issuable pursuant to awards of LTIP units and deferred stock units. Conditioned on minimum allocation to the capital accounts of the LTIP unit for federal income tax purposes, each LTIP unit could have been converted, at the election of the holder, into one OP Unit. Each of the OP Units underlying these LTIP units was redeemable at the election of the holder, at the Company’s option in its capacity as general partner of our Operating Company, for: (i) cash equal to the then fair value of one share of the Company’s Class A common stock; or (ii) one share of the Company’s Class A common stock. Deferred stock units are held by certain of our non-executive directors and are payable in shares of the Company’s Class A common stock either upon a director’s departure from our board of directors or in annual installments over three years following departure. Except as set forth in footnote (4) below, does not include securities issuable pursuant to NRF’s Third Amended and Restated 2004 Omnibus Stock Incentive Plan, which our company assumed on January 10, 2017 in accordance with the merger agreement.
(2)    Includes the maximum number of shares of our Class A common stock issuable pursuant to (i) awards of 10,905,353 restricted stock units subject to performance-based conditions, (ii) awards of 1,958,931 restricted stock units subject to performance-based conditions at the maximum payout of 125%, (iii) awards of 6,661,171 restricted stock units subject to performance-based conditions at the maximum payout of 200%, (iv) 15,351,405 LTIP units, of which 11,845,018 LTIP units are subject to performance-based conditions, and (v) 1,268,532 deferred stock units issued to our non-executive directors pursuant to the deferred compensation program, in each case, that were outstanding as of December 31, 2020.
(3)    Represents shares of our Class A common stock remaining available for issuance as of December 31, 2020, pursuant to the CLNY Equity Incentive Plan, other than the shares to be issued upon exercise of outstanding options, warrants and rights disclosed in the first column. Pursuant to the terms of the CLNY Equity Incentive Plan, the number of shares of common stock reserved for issuance thereunder automatically increases on January 1st of each year by 2% of the outstanding number of shares of our common stock on the immediately preceding December 31st.
(4)    Represents shares of the Company’s Class A common stock issuable pursuant to outstanding OP Units originally granted by, or issued with respect to awards that were originally granted by, NRF prior to the Merger, which were outstanding as a result of anti-dilution adjustments made in connection with the Merger. The issuance of shares of the Company’s Class A common stock pursuant to these awards was approved by NRF’s stockholders prior to the Merger and, as disclosed in connection with the Merger, the shares of the Company’s Class A common stock to be issued pursuant to these awards will not be issued pursuant to, and will not reduce availability under, the CLNY Equity Incentive Plan.

69 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY BY DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth, as of March 24, 2021, the total number and the percentage of shares of our common stock beneficially owned by:
•    each of our directors and each nominee for director;
•    each of our named executive officers; and
•    all of our directors and named executive officers as a group.

	COMMON SHARE EQUIVALENTS(2)			CLASS A COMMON STOCK(2)	CLASS B COMMON STOCK(2)
NAME AND ADDRESS OF BENEFICIAL OWNER(1)	NUMBER OF SHARES BENEFICIALLY OWNED		% OF COMMON SHARE EQUIVALENTS	% OF CLASS A SHARES	NUMBER OF SHARES BENEFICIALLY OWNED(2)	% OF CLASS B SHARES
Marc Ganzi(3)	10,346,586		1.89%	*	—	—
Jacky Wu(3)	844,573		*	*	—	—
Ronald M, Sanders(3)	942,939		*	*	—	—
Sonia Kim(3)	253,589		*	*	—	—
Neale W. Redington(3)	387,734		*	*	—	—
Thomas J. Barrack, Jr.(3)(4)	31,220,834		5.69%	*	733,931	100%
Mark M. Hedstrom(3)(5)	3,005,709		*	*	—	—
Darren J. Tangen(3)	1,627,908		*	*	—	—
Kevin P. Traenkle(3)	928,932		*	*	—	—
J. Braxton Carter(7)	34,904		*	*	—	—
Nancy A. Curtin(6)	188,147		*	*	—	—
Jeannie H. Diefenderfer(7)	81,219		—	—	—	—
Jon A. Fosheim(6)	237,070		*	*	—	—
Craig M. Hatkoff(7)	142,437		*	*	—	—
Gregory J. McCray(7)	11,930		*	*	—	—
Raymond C. Mikulich(6)	174,074		*	*	—	—
George G. C. Parker(7)	191,947		*	*	—	—
Sháka Rasheed	—		—	—	—	—
Dale Anne Reiss(7)	108,230		*	*	—	—
John L. Steffens(6)	329,338		*	*	—	—

All directors, named executive officers and executive officers as a group (20 persons)	51,058,100	(8)	8.87%	2.35%	733,931	100%
*    Less than one percent.
(1)    The address of each of beneficial owner is c/o Colony Capital, Inc., 750 Park of Commerce Drive, Suite 210, Boca Raton, FL 33487.
(2)    Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. “Common Share Equivalents” includes (A) 495,780,221 shares of our Class A common stock (which includes 9,641,604 non-voting shares held by CBW 2020, LLC, a Company affiliate) and 733,931 shares of Class B common stock, in each case where (i) the investor actually owns beneficially or of record, (ii) over which the investor has or shares direct or indirect voting or dispositive control (such as in the capacity as a general partner of an investment fund); and (iii) over which the investor has the right to acquire direct or indirect voting or dispositive control within 60 days, (B) 1,151,864 deferred stock units held by certain of our non-executive directors, which will be automatically settled in shares of our Class A common stock following each such director’s departure from our Board, and (C) 51,071,558 OP units and LTIP units which may be redeemed for cash or, at our option, shares of Class A common stock, subject to certain conditions, and in accordance with the limited liability company agreement of our Operating Company, in each case, as of March 18, 2021. The percentages presented in the table are based on (i) 539,138,593 common share equivalents, (ii) 486,181,240 shares of our Class A common stock and (iii) 733,931 shares of Class B common stock, in each case, as of March 18, 2021.
(3)    Includes shares of restricted Class A common stock subject to time-based vesting for Messrs. Ganzi, Wu, Sanders, Kim, Redington and Barrack. For Messrs. Tangen and Traenkle, based on information available to us as of March 19, 2020 plus shares issued in connection with the vesting of certain restricted stock units on March 24, 2021. Excludes restricted stock units subject to performance based vesting as follows: Mr. Ganzi - 10,818,593 (10,000,000 of which are in the form of LTIP Units); Mr. Wu - 35,099; Mr. Sanders - 461,910; Ms. Kim - 57,953; Mr. Redington - 159,194; Mr. Barrack - 3,140,251; Mr. Hedstrom - 418,301; Mr. Tangen - 498,796; and Mr. Traenkle - 41,629.

70 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management
(4)    Includes (i) Class A common shares (subject to timing vesting) held in a family trust of which Mr. Barrack is trustee, (ii) Class B common shares held directly and (iii) 26,054,642 OP Units held by Colony Capital, LLC, a Delaware limited liability company controlled by Mr. Barrack, of which 4,815,450 OP Units have been allocated to certain current and former employees.
(5)    Includes 2,412,315 OP Units allocated to such person in connection with Colony Capital’s management internalization completed in 2015, and held by limited liability companies controlled by Mr. Barrack. The OP Units, subject to certain conditions, may be redeemed for cash or, at the Company’s option, Class A common stock, upon such redemption.
(6)    Includes deferred stock units as follows: Ms. Curtin - 166,084; Mr. Fosheim - 231,070; Mr. Mikulich - 124,074; and Mr. Steffens - 267,648. Includes 324,876 units for Messrs. Fosheim, Mikulich and Steffens, and Ms. Curtin not yet vested.
(7)    Includes 4,904 shares for Mr. Carter, 11,930 shares for Mr. McCray and 81,219 shares for Ms. Diefenderfer, Mr. Hatkoff, Mr. Parker, and Ms. Reiss of Class A common stock not yet vested.
(8)    Adjusted to exclude an aggregate of 2,412,315 OP Units allocated to Mr. Hedstrom, and held by limited liability companies controlled by Mr. Barrack. See footnotes 3 and 5 above.
None of our named executive officers or directors owns any shares of our preferred stock, other than Mr. Barrack and Mr. Fosheim, who each beneficially own certain shares of our preferred stock as set forth in the following table, as of March 18, 2021.

	SERIES G PREFERRED STOCK		SERIES H PREFERRED STOCK		SERIES I PREFERRED STOCK		SERIES J PREFERRED STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER(1)	NUMBER	%(2)	NUMBER	%(3)	NUMBER	%(4)	NUMBER	%(5)
Thomas J. Barrack, Jr.(6)	152,929	5.17%	79,988	*	79,178	*	16,024	*
Jon A. Fosheim	—	—	—	—	—	—	4,400	*
*    Less than one percent.
(1)    The address of each of beneficial owner is c/o Colony Capital, Inc., 750 Park of Commerce Drive, Suite 210, Boca Raton, FL 33487.
(2)    Based on 3,450,000 shares of our Series G preferred stock outstanding as of March 18, 2021.
(3)    Based on 11,500,000 shares of our Series H preferred stock outstanding as of March 18, 2021.
(4)    Based on 13,800,000 shares of our Series I preferred stock outstanding as of March 18, 2021
(5)    Based on 12,600,000 shares of our Series J preferred stock outstanding as of March 18, 2021.
(6)    Represents acquisitions by an investment vehicle between (i) an investment fund sponsored and managed by affiliates of the Company and beneficially controlled by the reporting person through the general partner of such investment fund and (ii) a wholly-owned subsidiary of our Operating Company. The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY BY 5% STOCKHOLDERS
The following table sets forth how many shares of our Class A common stock are beneficially owned by each person known to us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our Class A common stock, in each case, based solely on, and as of the date of, such person’s filing of a Schedule 13D or Schedule 13G with the SEC.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER	PERCENTAGE
The Vanguard Group(1)	67,335,705	12.27%
BlackRock, Inc.(2)	51,973,344	9.47%
The Baupost Group, L.L.C.(3)	37,123,393	6.77%
Linden Capital L.P.(4)	32,023,651	5.84%
(1)    Based solely on information provided in a Schedule 13G/A filed on February 10, 2021, The Vanguard Group, Inc. has sole voting power with respect to 0 shares of our Class A common stock, sole dispositive power with respect to 65,403,454 shares of our Class A common stock, shared voting power with respect to 1,531,826 shares of our Class A common stock, and shared dispositive power with respect to 1,932,251 shares. The address of The Vanguard Group, Inc., as reported by it in the Schedule 13G/A, is 100 Vanguard Blvd., Malvern, PA 19355.
(2)    Based solely on information provided in a Schedule 13G/A filed on March 10, 2021, BlackRock, Inc. has sole voting power with respect to 49,775,017 shares of our Class A common stock, sole dispositive power with respect to 51,973,344 shares of our Class A common stock, shared voting power with respect to 0 shares of our Class A common stock, and shared dispositive power with respect to 0 shares. The address of BlackRock, Inc., as reported by it in the Schedule 13G/A, is 55 East 52nd Street, New York, NY 10055.

71 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

Security Ownership of Certain Beneficial Owners and Management
(3)    Based solely on information provided in a Schedule 13G/A filed on February 12, 2021, The Baupost Group, L.L.C. has sole voting power with respect to 0 shares of our Class A common stock, sole dispositive power with respect to 0 shares of our Class A common stock, shared voting power with respect to 37,123,393 shares of our Class A common stock, and shared dispositive power with respect to 37,123,393 shares. The address of The Baupost Group, L.L.C., as reported by it in the Schedule 13G/A, is 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.
(4)    Based solely on information provided in a Schedule 13G/A filed on February 9, 2021, Linden Capital L.P. has sole voting and dispositive power with respect to 0 shares of our Class A common stock, shared voting power with respect to 40,373,912 shares of our Class A common stock, and shared dispositive power with respect to 40,373,912 shares.     Consists entirely of shares obtainable upon conversion of the 5.75% Exchangeable Senior Notes due 2025 issued by Colony Capital Operating Company, LLC.

72 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

PROPOSAL NO. 3: Ratification of Appointment of Our Independent Registered Public Accounting Firm
PROPOSAL NO. 3:     Ratification of Appointment of Our Independent Registered Public Accounting Firm
The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. A representative of Ernst & Young LLP is expected to be present at the annual meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.
Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our Board is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance.
If this selection is not ratified by our stockholders, the Audit Committee may, but need not, reconsider its appointment and endorsement. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.
Our Board of Directors Recommends a Vote “FOR” Ratification of the Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2021.
AUDIT COMMITTEE REPORT
The Audit Committee is currently composed of Messrs. Parker (Chairman), Fosheim and Mikulich and Mses. Diefenderfer and Reiss. The members of the Audit Committee are appointed by and serve at the discretion of the Board of Directors. The Audit Committee operates under a written charter adopted by our Board of Directors.
One of the principal purposes of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the Company’s financial statements. The Company’s management team has the primary responsibility for the financial statements and the reporting process, including the system of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2020 with our management.
The Audit Committee also is responsible for assisting the Board of Directors in the oversight of the qualification, independence and performance of the Company’s independent auditors. The Audit Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by Statement on Auditing Standards No. 1301, “Communications with Audit Committees”.
The Audit Committee has received both the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP from management and the Company.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements for 2020 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.
Audit Committee:
George G. C. Parker, Chairperson
Jeannie H. Diefenderfer
Jon A. Fosheim
Raymond C. Mikulich
Dale Anne Reiss

73 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

Independent Registered Public Accounting Firm's Fees
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
Aggregate fees billed and expected to be billed by Ernst & Young LLP for the fiscal years ended December 31, 2020 and 2019 were as follows:

TYPE OF FEE	2020	2019
Audit Fees(1)	$7,361,401	$7,516,356
Audit-Related Fees(2)	769,364	475,161
Tax Fees(3)	1,895,797	1,574,106
All Other Fees(4)	1,420	7,200
Total	$10,027,982	$9,572,823
(1)    Fees for audit services for the fiscal years ended December 31, 2020 and 2019 include fees associated with the annual audits for such years, for both the Company and those audits required by statute or regulation, including the audit of the Company’s internal control over financial reporting, the quarterly review of the financial statements included in the Company’s quarterly reports on Form 10-Q, consultations with the Company’s management on technical accounting and regulatory issues and services provided for assistance with and review of other regulatory filings.
(2)    Audit-related fees for the years ended December 31, 2020 and 2019 are for transaction advisory services in connection with the Company’s potential acquisitions.
(3)    Tax fees represent fees and expenses related to the review and assistance with the preparation of tax returns, tax consulting and structuring, and general federal, state and foreign tax consulting.
(4)    Other fees represent the annual subscription fee for EY’s accounting research tool.
AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee’s policy is to review and pre-approve, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of the Company’s independent auditor to provide any audit or permissible non-audit service to the Company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which will be reviewed and reassessed annually by the Audit Committee, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by the Company for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. In addition, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, provided that the estimated cost for such services shall not exceed $250,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including (1) the type of services covered by the engagement, (2) the dates the engagement is scheduled to commence and terminate, (3) the estimated fees payable by the Company pursuant to the engagement, (4) other material terms of the engagement, and (5) such other information as the Audit Committee may request.

74 COLONY CAPITAL, INC. 2020 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
POLICY FOR REVIEW OF RELATED PARTY TRANSACTIONS
Our Board of Directors has adopted a written Related Party Transaction Policy in order to ensure that related party transactions are properly reviewed and fully disclosed in accordance with the rules and regulations of the SEC and NYSE. All related party transactions, including transactions between us and any executive officer, director, director nominee or more than 5% stockholder of the Company, or any of their immediate family members, where the amount involved exceeds $120,000 and in which such related person has a direct or indirect material interest, must be approved or ratified by either our Audit Committee or a majority of the disinterested members of our Board of Directors. For purposes of the policy, a related party transaction does not include any co-investments made by and between the Company (or its subsidiaries) and one or more investment vehicles formed, sponsored and managed by the Company or its subsidiaries, regardless of when such co-investment is made, or any transactions related to any such co-investment. As a general rule, all related party transactions should be on terms reasonably comparable to those that could be obtained by the Company in arm’s length dealings with an unrelated third party; however, in such cases where it may be impractical or unnecessary to make such a comparison, the Audit Committee or a majority of the disinterested members of the Board may approve any such transaction at their discretion in accordance with the Related Party Transaction Policy.
In preparation of the Company’s proxy statement, each director and executive officer completes a director and officer questionnaire, which requires disclosure of any transactions with us in which the director or executive officer or any member of his or her immediate family, has an interest. The Company’s chief compliance officer reviews the questionnaires to determine if there are any related party transactions that need to be disclosed to our Audit Committee.
Pursuant to our Audit Committee’s charter, in addition to conducting a review of all related party transactions in accordance with the Related Party Transaction Policy, the Audit Committee must review the Related Party Transaction Policy periodically and reports the results of such reviews to Board.
Arrangements with Company-Sponsored Private Fund
The Company co-invests alongside Company sponsored private funds through joint ventures between the Company and the sponsored private fund. These co-investment joint ventures are consolidated by the Company. The Company has capital commitments, as general partner, directly into the private fund and as an affiliate of the general partner, capital commitments satisfied through co-investment joint ventures. In connection with the Company’s commitments as an affiliate of the general partner, the Company is allocated a proportionate share of the costs of the private fund such as financing and administrative costs. Such costs expensed during the year ended December 31, 2020 were immaterial and they relate primarily to the Company’s share of deferred financing costs on borrowings of the fund.
Investment in Managed Investment Vehicles
Subject to the Company’s related party policies and procedures, senior management, investment professionals and certain other employees may participate on a discretionary basis in investment vehicles managed by the Company, either directly or indirectly through co-investment vehicles. These investments are generally not subject to management fees and incentive fees, but otherwise bear their proportionate share of other operating expenses of the investment vehicles. At December 31, 2020, there was $19.1 million of such investments in a consolidated fund of the Company, reflected in redeemable noncontrolling interests on the consolidated balance sheet, and their share of net income, included in net income attributable to redeemable noncontrolling interests on the consolidated statement of operations, was $9.5 million for the year ended December 31, 2020.
Incentive Fee Allocations
The Company may earn incentive fees from its managed private funds, traded and non-traded REITs and investment companies. Incentive fees are determined based on the performance of the investment vehicles subject to the achievement of minimum return hurdles in accordance with the terms set out in the respective governing agreements. A portion of the incentive fees earned by the Company is allocated to senior management, investment professionals and certain other employees of the Company, generally at 50%-60%, consistent with market terms. In January 2019 and February 2020, our executive officers were allocated an aggregate of 38.9% of the carried interest earned or to be earned from various funds, co-investment vehicles and NorthStar Realty Europe Corp., all managed or previously managed by affiliates of the Company.
In addition, pursuant to Wafra’s strategic investment in the Company, the Company expects to establish a performance-based management incentive equity plan (the “MIP”) for the joint venture between the Company and Wafra (“DCMH”), with costs of such plan (including any dilution of equity ownership in DCMH) to be borne ratably by the Company and Wafra. Allocations of

75 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MIP interests in DCMH will be in the form of base awards, subject to time-based vesting conditions, and performance awards, subject to performance-based vesting conditions. Vested MIP interests (representing up to 5% of DCMH for base awards and up to 5% of DCMH for performance awards) will be entitled to distributions of DCMH’s available cash and participation in capital events (if any). In February 2021, Messrs. Ganzi and Wu were allocated an aggregate of 45% for the MIP.
Employees
Jodi Pitts, the daughter of Mr. Barrack, our Executive Chairman, has been employed since 2000 and is expected to separate from the Company effective April 1, 2021. Ms. Pitts has been responsible for managing investor conferences and other investor relations functions. Thomas J. Barrack III, the son of Mr. Barrack, our Executive Chairman, has had various roles at the Company's predecessors, including most recently serving as a Managing Director of the Company, and is expected to separate from the Company effective April 1, 2021. Thomas J. Barrack III has been responsible for corporate communications matters. Gavin Hedstrom, the son of Mr. Hedstrom, our former Executive Vice President, Chief Financial Officer and Chief Operating Officer, has been employed since 2011 and is expected to continue to be employed as an associate in the finance & accounting department at our company. None of Ms. Pitts, Thomas J. Barrack III nor Gavin Hedstrom was paid more than $250,000 by the Company as compensation for 2020, including salary and bonus compensation. In connection with Ms. Pitts’ and Thomas J. Barrack III’s respective separation from the Company, effective April 1, 2021, Ms. Pitts and Thomas J. Barrack III are expected to receive approximately $231,540 and $181,014, respectively, in severance payments.
Certain of the Company’s employees (including an independent contractor) may from time to time provide services to Mr. Barrack’s family business. Mr. Barrack pays for a portion of the cash compensation paid by the Company, including a pro rata portion of overhead costs, to such employees based on an allocation of time spent on Mr. Barrack’s family business. These payments by Mr. Barrack to the Company amounted to approximately $380,000 for the year ended December 31, 2020.
Aircraft Reimbursement
Pursuant to an amended and restated time sharing agreement with Thomas J. Barrack, Jr., the Company's Executive Chairman, and Colony Capital Advisors, LLC, a subsidiary at the Company, Mr. Barrack may use the Company’s aircraft for personal travel. Under this arrangement, Mr. Barrack pays the Company for personal usage based on the incremental cost to the Company, including direct and indirect variable costs, but in no case more than the maximum reimbursement permitted by the Federal Aviation Regulations under the agreement. Mr. Barrack reimbursed the Company $0.7 million for personal flights taken during the year ended December 31, 2020. The Company’s aircraft was sold to a third party in January 2021.
In November 2020, the Company’s board of directors approved an amendment to the employment agreement, dated as of July 25, 2019, between the Company and Marc C. Ganzi, the Company’s President and Chief Executive Officer, to provide for the reimbursement by the Company of certain defined fixed costs of any aircraft owned by Mr. Ganzi. The fixed cost reimbursements will be made based on an allocable portion of an aircraft’s annual budgeted cash fixed operating costs, based on the number of hours the aircraft will be used for business purposes. At least once a year, the Company will reconcile the budgeted fixed operating costs with the actual fixed operating costs of the aircraft, and the Company or Mr. Ganzi, as applicable, will make a true-up payment for any difference. The fixed cost reimbursement will be in addition to the Company’s reimbursement of certain variable operational costs of business travel on a chartered or private jet, as provided in Mr. Ganzi’s employment agreement. The Company reimbursed Mr. Ganzi $1.8 million in 2020.
Digital Transactions
In connection with the Company’s acquisition of Vantage SDC in July 2020, the Company entered into a series of agreements with Messrs. Ganzi and Benjamin Jenkins, the Chairman and Chief Investment Officer of the Company's digital segment, and their respective affiliates, pursuant to which Messrs. Ganzi and Jenkins invested $8.7 million and $2.1 million, respectively, in Vantage SDC alongside the Company and the co-investors on the same economic terms. Such amounts invested represented 40% of carried interest payments received by each of Messrs. Ganzi and Jenkins in connection with Vantage SDC acquisition as a result of their respective personal investments in Vantage made prior to the Company’s acquisition of DBH (such carried interest was determined excluding any additional future payments that may be payable if certain leasing milestones are achieved). Additionally, the day-to-day operations of Vantage SDC will continue to be managed by the existing management company of Vantage, in which Messrs. Ganzi and Jenkins own a 50% interest in the aggregate. Fees paid to the Vantage management company for Vantage SDC was $5.4 million for 2020.
In December 2020, DataBank acquired the zColo colocation business from Zayo, which is a portfolio company of DCP I and other co-invest vehicles sponsored and managed by the Company.
In the aforementioned transactions, the Company took a series of steps to mitigate conflicts in the transactions, including receiving fairness opinions on the purchase price from a nationally recognized third party valuation firm. Additionally, the transactions, specifically the related party aspects of the transactions, were approved by either the Company's board of directors or the audit committee of the board of directors.

76 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Employment Agreements, Separation Agreements and Consulting Agreements
We have entered into employment agreements with each of our named executive officers. In addition, during 2020, we entered into separation agreements with each of Mark M. Hedstrom, Darren J. Tangen and Kevin J. Traenkle, our former executive officers. Further, in March 2021, the Company entered into an agreement with Thomas J. Barrack, Jr., pursuant to which, effective as of April 1, 2021, the position of Executive Chairman will be eliminated and Mr. Barrack will be a non-executive member of the Board. For a description of these agreements, see “Compensation Discussion and Analysis—Employment Agreements.”
Concurrently with the execution of the separation agreement, Colony OED Investments, LLC, an affiliate of the Company (the “Investor”), entered into an investment agreement with Mr. Barrack. The investment agreement provides that upon the separation agreement becoming effective, the Investor will invest $26.0 million in a newly formed investment company owned by Mr. Barrack focused on non-digital real estate and private equity opportunities consistent with Mr. Barrack’s historical investment track record (the “Venture”). The Company’s investment in the Venture will entitle the Company to receive 20% of the carried interest distributions payable to Mr. Barrack from the Venture’s real estate investments until the Company has received an amount equal to its invested capital, and 10% of the carried interest distributions payable to Mr. Barrack from the Venture’s real estate investments until the Company has received an aggregate amount equal to 1.5 times its invested capital. The Company’s investment in the Venture will be passive, with no governance rights. In addition, pursuant to the investment agreement, the Company fully released Mr. Barrack from the covenants and restrictions regarding Mr. Barrack’s personal and outside activities, non-solicit and non-competition agreements under his restrictive covenant agreement with the Company; provided, that, for so long as Mr. Barrack continues to be a member of the Company’s board of directors, Mr. Barrack will continue to be subject to the non-competition agreements as they relate to the digital infrastructure business.

In addition, the Company has agreed, subject to certain exceptions, to nominate Mr. Barrack to the Board through the 2024 annual meeting of stockholders of the Company. Further, the Company agreed to extend the term of its tax protection agreement with Mr. Barrack, which currently expires on January 10, 2022, until such time as Mr. Barrack is no longer serving as a member of the Company’s board of directors.
On November 5, 2020, an affiliate of the Company entered into a consulting agreement (the “Consulting Agreement”) with Mr. Hedstrom, pursuant to which Mr. Hedstrom will provide certain services to the Company for a one-year term, commencing on January 1, 2021. Mr. Hedstrom’s services to the Company will include, among others, providing advice and assistance on certain operational matters of the Company and continuing to serve as Chairman of CLNC’s board of directors. Mr. Hedstrom has also agreed that he will resign from CLNC’s board of directors within three business days following a request by the Company to do so. The Company will pay a flat fee of $50,000 per month for Mr. Hedstrom’s services under the Consulting Agreement.
An affiliate of the Company expects to enter into a consulting agreement with each of Craig M. Hatkoff and Raymond C. Mikulich, to be effective on May 4, 2021, pursuant to which Messrs. Hatkoff and Mikulich will provide certain advisory services to the Company. The consulting agreements will have a two-year term, provided that the Company may terminate the agreements after May 4, 2022. For the services provided under the consulting agreements, the Company will pay each of Messrs. Hatkoff and Mikulich cash consideration of $100,000 per year and equity consideration (the form of the Company’s Class A common stock) of $160,000 per year, with such equity consideration subject to one-year time-based vesting conditions.

77 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS AND ANSWERS
FREQUENTLY ASKED QUESTIONS AND ANSWERS
QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING AND VOTING
WHAT IS A PROXY?
A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving each of the persons named in the proxy card, Jacky Wu and Ronald M. Sanders, the authority to vote your shares in the manner you indicate on your proxy card. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the Board’s recommendations on each proposal.
WHO IS QUALIFIED TO VOTE?
You are qualified to vote on all matters presented to the stockholders at the meeting if you own shares of our Class A common stock, par value $0.01 per share, or our Class B common stock, par value $0.01 per share, at the close of business on March 18, 2021, the record date for the 2021 Annual Meeting.
HOW MANY SHARES MAY VOTE AT THE MEETING?
On March 18, 2021, there were approximately 485,217,080 shares of Class A common stock outstanding and eligible to vote and 733,931 shares of Class B common stock outstanding and eligible to vote. Each Class A common share is entitled to one vote and each Class B common share is entitled to 36.5 votes. As a result, we expect that a total of 512,005,562 votes will be entitled to be cast (which we refer to in this Proxy Statement as the “voting shares”) on all matters presented to stockholders at the meeting.
HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?
The presence at the 2021 Annual Meeting in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be counted as present at the meeting for the purpose of determining a quorum. A broker non-vote occurs with respect to a proposal when a broker, trustee, or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders but is not permitted to vote on other proposals without instructions from the beneficial owner and the beneficial owner fails to provide the nominee with such instructions. If a quorum is not present, the 2021 Annual Meeting may be adjourned by the chairman of the meeting to a time and date not more than 120 days after the original record date without notice other than announcement at the meeting.
WHAT IS THE DIFFERENCE BETWEEN A “STOCKHOLDER OF RECORD” AND A “STREET NAME” HOLDER?
These terms describe how your shares are held. If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.
HOW DO I VOTE MY SHARES?
If you are a “stockholder of record,” you have several choices. You can vote your shares by proxy:
•    Via the Internet;
•    By telephone; or
•    By mailing your proxy card.
Please refer to the specific instructions set forth on the enclosed printed proxy card or voting instruction form. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder. As such, please have readily available the control number provided to you on your proxy form when voting via the Internet or by telephone. If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.
CAN I VOTE MY SHARES IN PERSON AT THE MEETING?
If you are a “stockholder of record,” you may vote your shares in person at the virtual meeting by visiting https://web.lumiagm.com/219091430; passcode: colony2021 (unique 11-digit control number required). To vote, you will need your control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. Please note that even if you plan to virtually attend the 2021 Annual Meeting, we encourage you to submit a proxy in

78 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS AND ANSWERS
advance to ensure your shares are represented. Your voting in person (virtually) at the 2021 Annual Meeting will automatically result in the revocation of any previously submitted proxy.
If you hold your shares in “street name,” you must obtain a legal proxy from your broker, bank, trustee or nominee, giving you the right to vote the shares at the meeting, and you will be assigned a virtual control number in order to vote your shares during the 2021 Annual Meeting.
WHAT ARE THE BOARD’S RECOMMENDATIONS ON HOW I SHOULD VOTE MY SHARES?
The Board recommends that you vote your shares as follows:
•    Proposal 1: FOR all of the nominees for election as directors named on the enclosed proxy card.
•    Proposal 2: FOR the advisory vote to approve executive compensation.
•    Proposal 3: FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the year ending December 31, 2021.

WHAT ARE BROKER NON-VOTES AND HOW WILL THEY AFFECT VOTING?
Under applicable NYSE rules, brokers holding shares of our Class A common stock for beneficial owners in nominee or “street name” must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner who do not receive voting instructions from the beneficial owner may not under the NYSE’s rules have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” Broker non-votes may arise in the context of voting for the election of directors and on the proposal to approve executive compensation as described in this proxy statement, because such proposals are considered non-routine matters. Unless specific voting instructions are provided by the beneficial owner, the broker will be unable to vote for the election of directors and on the proposal to approve executive compensation. Accordingly, we urge stockholders who hold their shares through a broker or other nominee to provide voting instructions so that your shares of common stock may be voted on these proposals. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021 is a matter considered routine under applicable NYSE rules. A broker or other nominee may generally vote on routine matters and, therefore, no broker non-votes are expected to exist in connection with this proposal.
Broker non-votes will not be counted as votes cast and, as a result, will have no impact on the outcome of the election of directors or the advisory vote to approve executive compensation.
If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote by proxy card and sign the proxy card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (FOR all of our nominees to the Board, FOR the approval of the compensation of our named executive officers, and FOR ratification of the appointment of our independent registered public accounting firm).
WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?
To approve each of the proposals, the following votes are required from the holders of voting shares.

PROPOSAL NUMBER	SUBJECT	VOTE REQUIRED	IMPACT OF ABSTENTIONS AND BROKER NON-VOTES, IF ANY
1	Election of Directors	Each director nominee will be elected by a majority of the votes cast. Stockholders may not cumulate votes.	Abstentions/broker non-votes will not be counted as votes cast and will have no impact on the outcome.
2	Advisory Vote to Approve Executive Compensation	This proposal is advisory and not binding. We will consider stockholders to have approved the proposal if it is approved by a majority of the votes cast.	Abstentions/broker non-votes will not be counted as votes cast and will have no impact on the outcome.
3	Ratification of Appointment of Independent Auditors	A majority of the votes cast.	Abstentions will not be counted as votes cast and will have no impact on the outcome.

79 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS AND ANSWERS

WHY DID I RECEIVE MORE THAN ONE NOTICE OR PROXY CARD?
You will receive multiple Notices or proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (i.e., in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card(s) to your broker. You should vote on and sign each proxy card you receive.
CAN I CHANGE MY VOTE AFTER I HAVE MAILED IN MY PROXY CARD?
If you are a “stockholder of record,” you may revoke your proxy by doing one of the following:
•    By authorizing a new proxy via telephone or Internet and submitting it so that it is received by 11:59 p.m. (Eastern Time) on May 3, 2021;
•    By sending written notice of revocation to our Chief Legal Officer and Secretary at 750 Park of Commerce Drive, Suite 210, Boca Raton, FL 33487, which notice must be received by 5:00 p.m. (Eastern Time) on May 3, 2021;
•    By signing a later-dated proxy card and submitting it to our Chief Legal Officer and Secretary at 750 Park of Commerce Drive, Suite 210, Boca Raton, FL 33487, so that it is received by 5:00 p.m. (Eastern Time) on May 3, 2021; or
•    By attending the meeting and voting your shares in person.
If you require assistance in changing or revoking your proxy, please contact the Company’s proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (866) 406-2287
Email: CLNY@dfking.com

WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE 2021 ANNUAL MEETING?
We know of no other matters other than the items of business described in this Proxy Statement that can be considered at the 2021 Annual Meeting. If other matters requiring a vote do properly come before the 2021 Annual Meeting, the persons named as proxies will have the discretion to vote on those matters for you.
WHO WILL COUNT THE VOTES?
A representative of American Stock Transfer & Trust Company, LLC will be present at the meeting to count the votes and act as the independent inspector of election. We will publish the voting results in a filing with the SEC by the fourth business day after the 2021 Annual Meeting.
WHO PAYS THE COST OF THIS PROXY SOLICITATION?
As this proxy solicitation is by and on behalf of the Board of Directors, the Company will pay the cost of preparing, assembling and mailing the proxy materials. We will also request banks, brokers and other holders of record to send the proxy materials to, and obtain proxies from, beneficial owners and will reimburse them for their reasonable expenses in doing so. The Company has retained D.F. King to provide proxy solicitation services. Under our agreement with D.F. King, D.F. King will receive a fee of up to $12,500 plus the reimbursement of reasonable expenses. D.F. King will solicit proxies by mail, telephone, facsimile or email.

IS THIS PROXY STATEMENT THE ONLY WAY THAT PROXIES ARE BEING SOLICITED?
Certain officers, directors, employees or other representatives of the Company may also solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.
ATTEND OUR 2021 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 4, 2021, at 11:00 a.m., Eastern Time
Location:	https://web.lumiagm.com/219091430

Record Date:	March 18, 2021

80 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS AND ANSWERS
The 2021 Annual Meeting will be held on Tuesday, May 4, 2021 commencing at 11:00 a.m. Eastern Time. In light of public health concerns due to the coronavirus (COVID-19) pandemic, the 2021 Annual Meeting will be held in a virtual meeting format only and can be accessed online at https://web.lumiagm.com/219091430. There is no physical location for the 2021 Annual Meeting.
To attend and participate in the virtual Annual Meeting, please visit https://web.lumiagm.com/219091430. Click on “I have a control number” enter the control number found on your notice of meeting or proxy card you previously received and enter the password colony2021 (the password is case sensitive).

If your shares are held in “street name” through a broker, bank or other nominee, in order to participate in the live webcast of the Annual Meeting you must first obtain a legal proxy from your bank, broker or other nominee reflecting the number of shares you held as of the record date for the 2021 Annual Meeting, your name and email address. You must then submit a request for registration to American Stock Transfer & Trust Company, LLC: (1) by email to proxy@astfinancial.com; (2) by facsimile to 718-765-8730; or (3) by mail to American Stock Transfer & Trust Company, LLC, Attn: Proxy Tabulation Department, 6201 15th Avenue, Brooklyn, NY 11219. Requests for registration must be labeled as “Legal Proxy” and be received by American Stock Transfer & Trust Company, LLC by no later than 5:00 p.m. Eastern Standard Time on May 3, 2021.

Online access to the webcast will open 30 minutes prior to the start of the 2021 Annual Meeting to allow time for you to log-in and test your device. We encourage you to access the website in advance of the designated start time.

81 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

OTHER INFORMATION
OTHER INFORMATION
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2022
Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are eligible for consideration for inclusion in the proxy statement for the 2022 annual meeting of stockholders if they are received at our principal executive office, on or before December 2, 2021.
Proposals received from stockholders submitted outside of Rule 14a-8 under the Exchange Act or for a director nomination must comply with the advance notice and other requirements set forth in our bylaws in order to be presented at an annual meeting. These requirements currently include, in part, the requirement that any such proposal or nomination must, with certain exceptions if the date of the 2022 annual meeting of stockholders is advanced or delayed more than 30 days from the first anniversary of the date of this year’s annual meeting, be submitted to the Secretary of the Company at our principal executive office at least 120 and not more than 150 days prior to the first anniversary of the date of this year’s Proxy Statement (or between October 31, 2021 and 5:00 p.m., Eastern Time, on December 2, 2021, based on the date of this year’s Proxy Statement, as defined in our bylaws, of April 1, 2021).
ANNUAL REPORT
A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2020 is being mailed with these proxy materials to stockholders entitled to vote at the annual meeting. In addition, a copy of our Annual Report on Form 10-K for the year ended December 31, 2020, will be sent to any stockholder without charge (except for exhibits, if requested, for which a reasonable fee will be charged), upon written request to: Colony Capital, Inc., 750 Park of Commerce Drive, Suite 210, Boca Raton, FL 33487, Attn: Chief Legal Officer and Secretary.
If you would like to receive future stockholder communications via the Internet exclusively, and no longer receive any material by mail, please visit http://www.astfinancial.com and click on “Login” to enroll. Please enter your account number and tax identification number to log in, then select “Receive Company Mailings via E-Mail” and provide your e-mail address.
WHERE YOU CAN FIND MORE INFORMATION
We make available free of charge through our website at www.clny.com under the heading “Shareholders—SEC Filings” the periodic reports and other information we file with the SEC, as required by the Exchange Act. Copies may also be accessed electronically by means of the SEC home page on the Internet, at www.sec.gov.
ELIMINATING DUPLICATE MAILINGS
If you share an address with one or more other stockholders, you may have received notification that you will receive only a single copy of the Annual Report for your entire household unless you or another stockholder at that address notifies our transfer agent that they wish to continue receiving individual copies. This practice, known as “householding,” is designed to reduce printing and mailing costs.
If you wish to receive free of charge a separate Annual Report this year or in the future, or if you are receiving multiple copies at your address and would like to enroll in “householding,” please contact our transfer agent, American Stock Transfer & Trust Company, LLC, our transfer agent, at 1-800-937-5449. If you own your shares in “street name,” please contact your broker, bank, trustee or other intermediary to make your request.

82 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

OTHER INFORMATION
INCORPORATION BY REFERENCE
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on or accessible through these websites is not part of this Proxy Statement.

83 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

APPENDIX A–Proxy Card
APPENDIX A-PROXY CARD

ANNUAL MEETING OF STOCKHOLDERS OF

COLONY CAPITAL, INC.

May 4, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 4, 2021.
The Notice of Meeting, Proxy Statement and Proxy Card are available at
http://www.astproxyportal.com/ast/21248

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00003333333333330000 6 050421

THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

1. To elect ten directors from the nominees named in the proxy statement to serve one-year terms expiring at the 2022 annual meeting of stockholders.

	FOR	AGAINST	ABSTAIN
Shaka Rasheed	☐	☐	☐
J. Braxton Carter	☐	☐	☐
Gregory J. McCray	☐	☐	☐
Jeannie H. Diefenderfer	☐	☐	☐
Marc C. Ganzi	☐	☐	☐
Dale Anne Reiss	☐	☐	☐
Jon A. Fosheim	☐	☐	☐
Nancy A. Curtin	☐	☐	☐
Thomas J. Barrack, Jr.	☐	☐	☐
John L. Steffens	☐	☐	☐
2. Approval of an advisory proposal regarding the compensation paid to Colony Capital, Inc.'s named executive officers.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as independent public auditor for the fiscal year ending December 31, 2021.	☐	☐	☐

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

A-1 COLONY CAPITAL, INC. 2021 PROXY STATEMENT

APPENDIX A–Proxy Card

A-2 COLONY CAPITAL, INC. 2021 PROXY STATEMENT